Exhibit 10.1

CALLAWAY GOLF COMPANY,

CALLAWAY GOLF SALES COMPANY,

CALLAWAY GOLF BALL OPERATIONS, INC.,

OGIO INTERNATIONAL INC.,

TRAVIS MATHEW RETAIL, LLC, and

TRAVISMATHEW, LLC

as U.S. Borrowers, Canadian Facility Guarantors, and U.K. Facility Guarantors

CALLAWAY GOLF CANADA LTD.,

as the Canadian Borrower and a U.K. Facility Guarantor,

CALLAWAY GOLF EUROPE LTD.,

as the U.K. Borrower and a Canadian Facility Guarantor, and

THE OTHER OBLIGORS PARTY HERETO

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of November 20, 2017

$360,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent

MUFG UNION BANK N.A.

as Syndication Agent

SUNTRUST BANK,

as Documentation Agent

and

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

5.8	Loan Account; Account Stated	100
5.9	Taxes	101
5.10	Lender Tax Information	105
5.11	Guarantee by Obligors	106
5.12	Currency Matters	113
5.13	Currency Fluctuations	114

Section 6.	Conditions Precedent	114

6.1	Conditions Precedent to Effectiveness and Loans	114
6.2	Conditions Precedent to All Credit Extensions	116

Section 7.	Collateral	116

7.1	Grant of Security Interest	116
7.2	Lien on Deposit Accounts; Cash Collateral	117
7.3	Intentionally Omitted	118
7.4	Certain After-Acquired Collateral	118
7.5	No Assumption of Liability	119
7.6	Further Assurances	119

Section 8.	Collateral Administration	119

8.1	Borrowing Base Certificates	119
8.2	Administration of Accounts	120
8.3	Administration of Inventory	121
8.4	Intentionally Omitted	122
8.5	Administration of Deposit Accounts	122
8.6	General Provisions	122
8.7	Power of Attorney	123

Section 9.	Representations and Warranties	124

9.1	General Representations and Warranties	124

Section 10.	Covenants and Continuing Agreements	131

10.1	Affirmative Covenants	131
10.2	Negative Covenants	138
10.3	Financial Covenants	149
10.4	Company Trademark	149

Section 11.	Events of Default; Remedies on Default	150

11.1	Events of Default	150
11.2	Remedies upon Default	152
11.3	License	152
11.4	Setoff	153
11.5	Remedies Cumulative; No Waiver	153
11.6	Judgment Currency	153

Section 12.	Agent	154

12.1	Appointment, Authority and Duties of Agent	154

12.2	Agreements Regarding Collateral and Field Examination Reports	157
12.3	Reliance By Agent	157
12.4	Action Upon Default	158
12.5	Ratable Sharing	158
12.6	Indemnification	158
12.7	Limitation on Responsibilities of Agent	159
12.8	Successor Agent and Co-Agents	159
12.9	Due Diligence and Non-Reliance	160
12.10	Remittance of Payments and Collections	160
12.11	Agent in its Individual Capacity	161
12.12	Agent Titles	161
12.13	Bank Product Providers	161
12.14	No Third Party Beneficiaries	161

Section 13.	Benefit of Agreement; Assignments	162

13.1	Successors and Assigns	162
13.2	Participations	162
13.3	Assignments	163
13.4	Replacement of Certain Lenders	163

Section 14.	Miscellaneous	164

14.1	Consents, Amendments and Waivers	164
14.2	Indemnity	165
14.3	Notices and Communications	165
14.4	Performance of Obligors’ Obligations	166
14.5	Credit Inquiries	166
14.6	Severability	167
14.7	Cumulative Effect; Conflict of Terms	167
14.8	Counterparts	167
14.9	Entire Agreement	167
14.10	Relationship with Lenders	167
14.11	Lender Loss Sharing Agreement	167
14.12	No Advisory or Fiduciary Responsibility	170
14.13	Confidentiality	170
14.14	GOVERNING LAW	171
14.15	Consent to Forum; Judicial Reference; Bail-In of EEA Financial Institutions	171
14.16	Waivers by Obligors	172
14.17	Patriot Act Notice	172
14.18	Canadian Anti-Money Laundering Legislation	173
14.19	Reinstatement	173
14.20	Nonliability of Lenders	173
14.21	Know Your Customer	173
14.22	Amendment and Restatement	174

LIST OF EXHIBITS AND SCHEDULES
Exhibit A-1	Form of Canadian Revolver Note
Exhibit A-2	Form of U.S. Revolver Note
Exhibit A-3	Form of U.K. Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Mortgage

Schedule E-1	Existing Letters of Credit
Schedule F-1	Company Trademarks
Schedule 1.1	Commitments of Lenders
Schedule 1.1A	Mandatory Cost Formulae
Schedule 1.1C	U.K. Eligible Foreign Accounts
Schedule 1.1D	U.K. Non-Bank Lenders
Schedule 5.9.9	Treaty Lenders under HMRC DT Passport Scheme
Schedule 8.6.1	Business Locations
Schedule 9.1.8	Real Property in a Special Flood Hazard Zone
Schedule 9.1.9	Environmental Matters
Schedule 9.1.12	ERISA Compliance
Schedule 9.1.13	Names and Capital Structure
Schedule 9.1.17	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.21	Labor Contracts
Schedule 10.2.1	Existing Liens
Schedule 10.2.2	Permitted Investments
Schedule 10.2.3	Permitted Debt

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of November 20, 2017, among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL INC., a Utah corporation, (“Ogio”), TRAVIS MATHEW RETAIL, LLC, a California limited liability company (“Travis Mathew Retail”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew” and together with Parent, Callaway Sales, Callaway Operations and Travis Mathew Retail, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”) CALLAWAY GOLF EUROPE LTD., a company organized under the laws of England (registered number 02756321) (“U.K. Borrower” and together with the U.S. Borrowers and the Canadian Borrower, collectively, “Borrowers”), the other Obligors party to this Agreement from time to time, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent and as security trustee for the Lenders (“Agent”).

R E C I T A L S:

WHEREAS, Agent, the Lenders party thereto, Parent, Callaway Sales, Callaway Operations, the Canadian Borrower, and the other Obligors party thereto entered into that certain Second Amended and Restated Loan and Security Agreement (the “Second Amended and Restated Loan Agreement”), dated as of December 22, 2011 (the “Second Amended Original Closing Date”), which amended and restated that certain Amended and Restated Loan and Security Agreement dated as of July 22, 2011 (the “Original Amended and Restated Loan Agreement”), which amended and restated that certain Loan and Security Agreement dated as of June 30, 2011 (the “Original Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Second Amended and Restated Loan Agreement as amongst themselves;

WHEREAS, the Obligors have requested that: (i) the U.S. Lenders provide a credit facility to the U.S. Borrowers; (ii) the Canadian Lenders provide a credit facility to the Canadian Borrower; and (iii) the U.K. Lenders provide a credit facility to the U.K. Borrower, in each case, to finance their mutual and collective business enterprise;

WHEREAS, the applicable Lenders are willing to provide such credit facilities on the terms and conditions set forth herein; and

WHEREAS, each Obligor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Second Amended and Restated Loan Agreement, as amended and restated hereby, and the other Loan Documents effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Second Amended and Restated Loan Agreement and agree as follows:

SECTION 1.     DEFINITIONS; RULES OF CONSTRUCTION

1.1         Definitions.  As used herein, the following terms have the meanings set forth below:

Account:  as defined in the UCC (and/or, with respect to any Accounts of a Canadian Subsidiary, as defined in the PPSA), including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor:  a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquisition:  any transaction, or any series of related transactions, consummated on or after the Original Agreement Closing Date, by which Parent, directly or indirectly, acquires (a) any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger, or otherwise or (b) in one transaction or as the most recent transaction in a series of transactions, a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

Acquisition Cap:  $25,000,000.

Affiliate:  with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent:  as defined in the preamble to this Agreement.

Agent Indemnitees:  Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals:  attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement:  this Third Amended and Restated Loan and Security Agreement.

Allocable Amount:  as defined in Section 5.11.

AML Legislation:  as defined in Section 14.17.

Anti-Corruption Laws:  means all laws, rules, and regulations of any jurisdiction applicable to any Obligor or any Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Terrorism Laws:  any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

Applicable Law:  all laws, rules, regulations and governmental guidelines with the force of law applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders:  with respect to: (a) the U.S. Borrowers, the U.S. Lenders who have a U.S. Revolver Commitments (and if the U.S. Revolver Commitments have terminated, each U.S. Lender that had a U.S. Revolver Commitment immediately prior to such termination), (b) the Canadian Borrower, the Canadian Lenders, and (c) the U.K. Borrower, the U.K. Lenders.

Applicable Margin:  with respect to any Type of Loan, the respective margin set forth in the grid below (the “Pricing Grid”), as determined by the Availability Ratio for the last calendar month:

Level	Availability Ratio	U.S. Base Rate Revolver Loans	LIBOR Revolver Loans	Canadian BA Rate Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans	U.K. Base Rate Loans	Base Rate Term Loans	LIBOR Term Loans
I	Greater than or equal to 67%	0.50%	1.50%	1.50%	0.50%	1.50%	2.00%	3.00%
II	Less than 67% but greater than or equal to 33%	0.75%	1.75%	1.75%	0.75%	1.75%	2.25%	3.25%
III	Less than 33%	1.00%	2.00%	2.00%	1.00%	2.00%	2.50%	3.50%

Margins shall be subject to increase or decrease based upon the Availability Ratio for the prior calendar month, as determined by Agent. If, by the first day of a calendar month, any Borrowing Base Certificate due in the preceding calendar month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Notwithstanding the foregoing, the Applicable Margin for any month with respect to (i) U.S. Base Rate Revolver Loans, Canadian Prime Rate Loans, Canadian Base Rate Loans, LIBOR Revolver Loans, Canadian BA Rate Loans and U.K. Base Rate Loans shall be increased by .50% if any U.S. Availability is generated under both clause (b)(iii) and clause (b)(iv) of the definition of the U.S. Borrowing Base at any time in such month, and (ii) U.S. Base Rate Revolver Loans, Canadian Prime Rate Loans, Canadian Base Rate Loans, LIBOR Revolver Loans, Canadian BA Rate Loans and U.K. Base Rate Loans, shall be increased by .25% if any U.S. Availability is generated under either clause (b)(iii) or clause (b)(iv) of the definition of the U.S. Borrowing Base (but not both such clauses) at any time in such month.

Applicable Time Zone:  for borrowings under, and payments due by Borrowers or Lenders on (a) with respect to U.S. Revolver Loans, Term Loans and Canadian Revolver Loans, Pacific time, and (b) with respect to U.K. Revolver Loans, London time.

Approved Fund:  any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition:  a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor or a Subsidiary, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance:  an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Assignment of Claims Act:  Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

Attorney:  as defined in Section 12.1.1(c).

Availability:  as of any date of determination, the sum of the U.S. Availability plus the Canadian Availability plus the U.K. Availability.

Availability Ratio:  the ratio (expressed as a percentage), for any calendar month, of (a) the average daily Availability for such calendar month to (b) an amount equal to the sum of (i) the average daily Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) for such calendar month, plus (ii) the average daily U.S. Borrowing Base (without giving effect to the U.S. LC Reserve, the Canadian Overadvance Loan Balance, and the U.K. Overadvance Loan Balance for purposes of this calculation) for such calendar month, plus (iii) the average daily U.K. Borrowing Base (without giving effect to the U.K. LC Reserve for purposes of this calculation) for such calendar month.

Available Currency:  (i) in the case of a U.S. Borrower, Dollars, (ii) in the case of the Canadian Borrower, Dollars or Canadian Dollars, and (iii) in the case of the U.K. Borrower, Dollars, British Pounds or Euro (but in the case of U.K. Base Rate Loans, Dollars only).

Bail-In Action:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America:  Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Canada):  Bank of America, N.A. (acting through its Canada branch), and its successors and assigns.

Bank of America Indemnitees:  Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product:  any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) purchase cards (including so-called “procurement cards” or “P-cards”), and (e) other banking products or services as may be requested by any Obligor or Subsidiary unless otherwise agreed in writing between such Obligor or Subsidiary and the provider of such products or services, other than Letters of Credit.

Bank Product Debt:  Debt and other obligations of an Obligor or Subsidiary relating to Bank Products.

Base Rate Loan:  a U.S. Base Rate Loan, a Canadian Base Rate Loan or a U.K. Base Rate Loan, as applicable.

Base Rate Term Loan:  a Term Loan that bears interest based on the U.S. Base Rate.

Board of Governors:  the Board of Governors of the Federal Reserve System.

Borrowed Money:  with respect to any Obligor or Subsidiary, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent:  as defined in Section 4.4.

Borrower Group:  a group consisting of (i) the U.S. Borrowers, (ii) the Canadian Borrower, or (iii) the U.K. Borrower, as the context requires.

Borrowers:  as defined in the preamble to this Agreement.

Borrowing:  a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base:  the Canadian Borrowing Base and/or the U.S. Borrowing Base and/or the U.K. Borrowing Base, as the context requires.

Borrowing Base Certificate:  a U.S. Borrowing Base Certificate, a Canadian Borrowing Base Certificate, or a U.K. Borrowing Base Certificate, as applicable.

British Pounds or £:  the lawful currency of the United Kingdom.

Business Day:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to: (a) a LIBOR Loan, any such day on which dealings in deposits in the relevant Available Currency of that LIBOR Loan are conducted between banks in the London interbank eurocurrency market, (b) a Canadian Revolver Loan, any such day on which banks in Toronto, Ontario, Canada are open for the transaction of banking business, (c) any U.K. Revolver Loan or U.K. Lender, any day on which commercial banks are open for the transaction of banking business in London, or (d) any Revolver Loan denominated in Euro, any day which is a TARGET Day.

CAM:  as defined in Section 14.11(a)(i).

CAM Exchange:  as defined in Section 14.11(a)(ii).

CAM Exchange Date:  as defined in Section 14.11(a)(iii).

CAM Percentage:  as defined in Section 14.11(a)(iv).

Calculation Date:  as defined in Section 5.13.

Canadian Accounts Formula Amount:  (a) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the Canadian Borrower; and (b) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the Canadian Borrower.

Canadian Availability:  as of any date of determination, the Canadian Borrowing Base as of such date of determination minus the aggregate principal amount of all Canadian Revolver Loans outstanding on such date of determination.

Canadian Availability Reserve:  the sum (without duplication) of (a) the Inventory Reserve with respect to the Canadian Borrower’s Inventory; (b) the Canadian Rent and Charges Reserve; (c) the Canadian LC Reserve; (d) the Canadian Bank Product Reserve; (e) all accrued Royalties of the Canadian Domiciled Obligors, whether or not then due and payable by a Canadian Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon

Canadian Facility Collateral that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Canadian Priority Payables Reserve; (h) the Wage Earner Protection Act Reserve; (i) the Canadian Dilution Reserve; (j) the Canadian Top Golf Reserve; and (k) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the Canadian Borrowing Base.

Canadian BA Rate:  with respect to each Interest Period for a Canadian BA Rate Loan, a per annum rate of interest equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the Canadian BA Rate Loan, as published on the CDOR Page or other applicable Reuters screen page (or other commercially available source designated by Agent from time to time), provided, that in no event shall the Canadian BA Rate be less than zero.

Canadian BA Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserve:  the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the Canadian Domiciled Obligors and their Subsidiaries.

Canadian Base Rate:  for any day, the greater of (i) the per annum rate of interest designated by Bank of America (Canada) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (ii) the Federal Funds Rate for such day, plus 0.50% per annum; or (iii) LIBOR for a 30 day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Base Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrower:  as defined in the preamble to this Agreement.

Canadian Borrowing Base:  on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum Canadian Facility Amount, minus (ii) the Canadian LC Reserve, minus (iii) the Canadian Top Golf Reserve; or (b) the result of: (i) the Canadian Accounts Formula Amount, plus (ii) the Canadian Inventory Formula Amount, plus (iii) 100% of the amount of Canadian Pledged Cash, minus (iv) the Canadian Availability Reserve.

Canadian Borrowing Base Certificate:  a certificate, in form and substance satisfactory to Agent, by which the Canadian Borrower certifies calculation of the Canadian Borrowing Base.

Canadian Cash Collateral Account:  a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Obligations.

Canadian Dilution Reserve:  as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the Canadian Borrower by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

Canadian Dollars or Cdn$:  the lawful currency of Canada.

Canadian Domiciled Obligor:  each Canadian Subsidiary which is at any time an Obligor, and “Canadian Domiciled Obligors” means all such Persons, collectively.

Canadian Dominion Account:  a special account established by the Canadian Borrower at Bank of America (Canada) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

Canadian Employee Benefits Legislation:  the Employment Pensions Plan Act (Alberta), Pension Benefits Standards Act (British Columbia), the Supplemental Pension Plans Act (Quebec) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

Canadian Employee Plan:  any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Obligor, or with respect to which a Canadian Domiciled Obligor has or could have any obligation or liability, contingent or otherwise.

Canadian Expeditors Reserve:  as of any date of determination, the aggregate amount of accounts payable owed by any Canadian Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

Canadian Facility Collateral:  all Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of each Canadian Domiciled Obligor, each U.S. Domiciled Obligor, and each U.K. Domiciled Obligor.

Canadian Facility Guarantee:  each guarantee agreement (including this Agreement) at any time executed by a Canadian Facility Guarantor in favor of Agent guaranteeing all or any portion of the Canadian Facility Obligations.

Canadian Facility Guarantor:  Parent, each Canadian Subsidiary, each U.S. Subsidiary (other than uPlay unless uPlay becomes a Guarantor in accordance with Section 10.2.15), each U.K. Subsidiary, and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations.

Canadian Facility Obligations:  all Obligations of the Canadian Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of any U.S. Facility Obligations).

Canadian Facility Obligor:  each of the Canadian Borrower or any Canadian Facility Guarantor, and “Canadian Facility Obligors” means all of such Persons, collectively.

Canadian Facility Secured Parties:  Agent, the Canadian Issuing Bank, the Canadian Lenders and the Secured Bank Product Providers who provide Bank Products to the Canadian Facility Obligors and their Subsidiaries.

Canadian Inventory Formula Amount:  as of any date of determination, the lesser of (a) the sum of (i) with respect to Eligible Inventory that has been owned by the Canadian Borrower for less than one (1) calendar year as of the applicable date of determination, (A) for the period beginning on March 1 through and including September 30 of each Fiscal Year, 65% of the Value of the Canadian Borrower’s Eligible Inventory, and (B) for the period beginning on October 1 through and including February 28 (or February 29, as applicable) of each Fiscal Year, 75% of the Value of the Canadian Borrower’s Eligible Inventory, plus (ii) with respect to Eligible Inventory that has been owned by the Canadian Borrower for more than one (1) calendar year, as of the applicable date of determination, 50% of the Value of the Canadian Borrower’s Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of the Canadian Borrower’s Eligible Inventory. Notwithstanding the foregoing, the aggregate amount of the Canadian Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “Canadian In-Transit Availability”) shall not exceed $5,000,000; provided, that, the Canadian In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the Canadian Expeditors Reserve if, as of any date of determination, either (I) Canadian Net Excess Availability is less than 10% of the Maximum Canadian Facility Amount, or (II) there are any accounts payable owed by any Canadian Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes).

Canadian Issuing Bank:  Bank of America (Canada) or an Affiliate of Bank of America (Canada).

Canadian LC Obligations:  the sum (without duplication) of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower, which if such Letter of Credit is denominated in a currency other than Canadian Dollars or Dollars, may be stated by Agent (at its option) in Canadian Dollars or Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrower.

Canadian LC Reserve:  the aggregate of all Canadian LC Obligations, other than those that have been Cash Collateralized.

Canadian Lenders:  Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment). Each Canadian Lender shall be a Canadian Qualified Lender.

Canadian Letter of Credit Subline:  $5,000,000.

Canadian Letters of Credit:  any standby or documentary letter of credit issued by the Canadian Issuing Bank for the account of the Canadian Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the Canadian Issuing Bank for the benefit of the Canadian Borrower.

Canadian Multi-Employer Plan:  each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

Canadian Net Excess Availability:  as of any date of determination, an amount equal to the Canadian Availability minus the aggregate amount, if any, of all trade payables of Canadian Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of Canadian Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

Canadian Overadvance:  as defined in Section 2.15.

Canadian Overadvance Loan:  a Canadian Revolver Loan made to the Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overadvance Loan Balance:  on any date, the amount by which the aggregate Canadian Revolver Exposure exceeds the amount of the Canadian Borrowing Base on such date.

Canadian Pension Plan:  a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Pledged Cash:  the funds maintained in a blocked Deposit Account or securities account of the Canadian Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the Canadian Borrower and precluding the Canadian Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the Canadian Borrowing Base upon giving effect to such withdrawal), Canadian Availability would be a positive number), and which are subject to effective security documents, in form and substance satisfactory to Agent, that provide Agent with an unencumbered perfected first priority/ranking security interest in and Lien on such funds.

Canadian Prime Rate:  on any date, the greater of (i) the per annum rate of interest designated by Bank of America (Canada) from time to time as its prime rate for commercial loans made by it in Canada in Canadian Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; or (ii) the Canadian BA Rate for a one month interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.

Canadian Prime Rate Loan:  a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve:  on any date of determination, a reserve in such amount as Agent may determine which reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation, unpaid (when due) or un-remitted (when due) sales tax, goods and services tax, value added tax, harmonized tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation and other unpaid (when due) or unremitted (when due) amounts by any Canadian Domiciled Obligor which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

Canadian Qualified Lender:  a financial institution that is not precluded from being a Canadian Lender under the terms of the Bank Act (Canada) or other applicable Canadian federal or provincial legislation.

Canadian Reimbursement Date:  as defined in Section 2.4.2.

Canadian Rent and Charges Reserve:  the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Canadian Facility Collateral or could assert a Lien on any Canadian Facility Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Canadian Required Lenders:  Canadian Lenders (subject to Section 4.2) having (a) Canadian Revolver Commitments in excess of 50% of the aggregate Canadian Revolver Commitments; and (b) if the Canadian Revolver Commitments have terminated, Canadian Revolver Loans and Canadian LC Obligations in excess of 50% of all outstanding Canadian Revolver Loans and Canadian LC Obligations; provided, however, that the Canadian Revolver Commitments and Canadian Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more Canadian Lenders, “Canadian Required Lenders” must include at least 3 Canadian Lenders, and (ii) less than 3 Canadian Lenders, “Canadian Required Lenders” must include all Canadian Lenders.

Canadian Revolver Commitment:  for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations in the applicable

Available Currencies up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

Canadian Revolver Commitment Termination Date:  the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

Canadian Revolver Exposure:  on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

Canadian Revolver Loan:  a Revolver Loan made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Borrower Agent, and any Canadian Swingline Loan, Canadian Overadvance Loan or Protective Advance made to or owed by the Canadian Borrower.

Canadian Revolver Notes:  a promissory note executed by Canadian Borrower in favor of a Canadian Lender in the form of Exhibit A-1, in the amount of such Canadian Lender’s Canadian Revolver Commitment.

Canadian Security Agreement:  each (a) general security agreement, security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any Canadian Domiciled Obligor grants to Agent, for the benefit of the Canadian Facility Secured Parties, Liens upon its Property as security for the Canadian Facility Obligations or (b) security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any U.S. Domiciled Obligor or U.K. Domiciled Obligor grants to Agent, for the benefit of the Secured Parties, Liens on its Property located in Canada or otherwise subject to Canadian law as security for the Obligations.

Canadian Subsidiary:  a Subsidiary of Parent incorporated or organized under the laws of Canada or any province or territory of Canada.

Canadian Swingline Loan:  any Borrowing of Canadian Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the Canadian Lenders or repaid by the Canadian Borrower.

Canadian Top Golf Reserve:  a reserve established by Agent at Parent’s request in accordance with the definition of Top Golf Proceeds, in an initial amount as of such establishment equal to $0. The Canadian Top Golf Reserve (a) shall be reduced on a dollar for dollar basis for the amount expended in connection with (x) any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to

Second Amended and Restated Effective Date in accordance with Section 10.2.6(g)(ii)(C) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k)(ii)(C); (b) may be permanently reduced from time to time upon Parent’s written request to Agent; and (c) subject to Agent’s written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such adjustment, no Default or Event of Default shall have occurred and be continuing, and (ii) immediately after such adjustment (for clarification, including after giving effect to any recalculation of the U.K. Borrowing Base and U.S. Borrowing Base upon giving effect to such adjustment), U.K. Availability and U.S. Availability would be a positive number), may be reallocated on a dollar for dollar basis to the U.K. Top Golf Reserve and/or the U.S. Top Golf Reserve upon Parent’s written request to Agent; provided, however, that once reduced pursuant to clause (b) above, the Canadian Top Golf Reserve may not be increased. The parties agree that the Canadian Top Golf Reserve shall never be less than zero (-0-). For clarification, the aggregate amount of the Canadian Top Golf Reserve, the U.K. Top Golf Reserve, and the U.S. Top Golf Reserve may not exceed an amount equal to the aggregate amount of Top Golf Proceeds received by Parent as reflected in all Top Golf Proceeds Notices (less any amounts Parent elects to deposit into the Top Golf Blocked Account) less all amounts expended in connection with (x) any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.6(g) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k) and less all permanent reductions elected by Parent pursuant to clause (b) of each of the definitions of Canadian Top Golf Reserve, U.K. Top Golf Reserve, and U.S. Top Golf Reserve.

Canadian Unused Line Fee Rate:  a per annum rate equal to 0.25%.

Capital Expenditures:  all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease:  any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral:  cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account:  the U.S. Cash Collateral Account and/or the Canadian Cash Collateral Account and/or the U.K. Cash Collateral Account, as the context may require.

Cash Collateralize:  the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents:  (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States, Canadian or United Kingdom government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States (or any state or district of the United States), Canada (or any province or territory of Canada), England, Wales, Scotland or Northern Ireland, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services:  any services provided from time to time by any Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA:  the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law:  the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

Change of Control:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of Parent or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors.

Claims:  all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date:  as defined in Section 6.1.

Code:  the Internal Revenue Code of 1986.

Collateral:  all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commitment:  for any Lender, the aggregate amount of such Lender’s U.S. Revolver Commitment, Term Loan Commitment, Canadian Revolver Commitment, and U.K. Revolver Commitment. “Commitments” means the aggregate amount of all U.S. Revolver Commitments, Canadian Revolver Commitments, and U.K. Revolver Commitments.

Commodity Exchange Act:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Common Stock Repurchase:  a repurchase, redemption or other retirement for value of Parent’s common stock.

Company Trademark:  collectively, the trademarks owned by the U.S. Borrowers set forth on Schedule F-1 (as such Schedule may updated to include additional trademarks with the written consent of all Lenders).

Compliance Certificate:  a certificate, in the form of Exhibit D, by which Borrowers certify compliance with Section 10.3 and for purposes of determination of the Applicable Margin (such certificate to include a calculation of the Fixed Charge Coverage Ratio and the Leverage Ratio in all cases, whether or not a Covenant Trigger Period is in effect and regardless of the current pricing level as set forth in the Pricing Grid).

Consolidated Tangible Assets:  as of any date of determination, the Consolidated Total Assets of Parent and its Subsidiaries minus consolidated intangible assets of Parent and its Subsidiaries, all determined in accordance with GAAP.

Consolidated Total Assets:  as of any date of determination, the consolidated total assets of Parent and its Subsidiaries as of such date, determined in accordance with GAAP.

Contingent Obligation:  as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

Contractual Obligation:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Costco:  Costco Wholesale Corporation, a Washington corporation.

Covenant Trigger Period:  the period (a) commencing on the day that Net Excess Availability is less than, at any time, an amount equal to the Covenant Trigger Period Threshold Percentage of the Maximum Facility Amount; and (b) continuing until, during the preceding 30 consecutive days, Net Excess Availability has been greater than, at all times, an amount equal to the Covenant Trigger Period Threshold Percentage of the Maximum Facility Amount.

Covenant Trigger Period Threshold Percentage:  10%.

Credit Judgment:  Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) provides a reasonable basis to conclude that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral.

Credit Party:  Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agent, Lenders and Issuing Banks.

Creditor Representative:  under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA:  the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt:  as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the Ordinary Course of Business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) Capital Leases and Off-Balance Sheet Liabilities; (f) all Contingent Obligations of such Person in respect of the foregoing clauses (a) through (e); and (g) in the case of an Obligor, the Obligations.

Default:  an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate:  for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender:  any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority), or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account:  as defined in the UCC (and/or with respect to any Deposit Account located in Canada and/or the U.K., any bank account with a deposit function).

Deposit Account Control Agreements:  the deposit account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties.

Designated Jurisdiction:  a country or territory that is the target of Sanctions.

Designated Obligations:  as defined in Section 14.11(a)(v).

Dilution Percent:  the percent, for any period determined by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the U.S. Borrowers (in the case of the U.S. Dilution Reserve), the Canadian Borrower (in the case of the Canadian Dilution Reserve), or the U.K. Borrower (in the case of the U.K. Dilution Reserve), divided by (b) gross sales of the U.S. Borrowers (in the case of the U.S. Dilution Reserve), of the Canadian Borrower (in the case of the Canadian Dilution Reserve), or of the U.K. Borrower (in the case of the U.K. Dilution Reserve).

Direction:  as defined in Section 5.9.2(b)(i).

Distribution:  any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document:  as defined in the UCC (and/or with respect to any Document of a Canadian Subsidiary, a “document of title” as defined in the PPSA).

Dollars:  lawful money of the United States.

Dollar Equivalent:  on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dominion Account:  with respect to the U.S. Domiciled Obligors, a U.S. Dominion Account, with respect to the Canadian Domiciled Obligors, a Canadian Dominion Account, and with respect to the U.K. Domiciled Obligors, a U.K. Dominion Account.

Dominion Trigger Period:  the period (a) commencing on the day that an Event of Default occurs, or Net Excess Availability is less than: (i) an amount equal to 10% of the

Maximum Facility Amount for five (5) consecutive Business Days, or (ii) 7.5% of the Maximum Facility Amount at any time, and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Net Excess Availability has been greater than, at all times, an amount equal to 10% of the Maximum Facility Amount. Agent will endeavor to provide copies of each notice of control Agent sends to any Dominion Account bank to Borrower Agent substantially contemporaneously with providing such notice to such Dominion Account bank; provided, however, that the failure of Agent to provide a copy of any such notice to Borrower Agent shall not give rise to any liability on the part of Agent and shall not affect the validity and effectiveness of such notice.

EBITDA:  determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before interest expense, non-cash stock compensation expense, provision for income taxes, depreciation and amortization expense, other non-cash expenses (except to the extent representing a reserve or accrual for cash expenses in another period) of Borrower Agent and its subsidiaries (including, without limitation, non-cash amounts related to any downsizing, restructuring or partial close of any operations of Borrower Agent or any of its subsidiaries), gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains, any gains on account of a transaction which results in Parent receiving Top Golf Proceeds, the transaction expenses incurred during the 2017 Fiscal Year in an aggregate amount not to exceed $4,000,000, and one-time transaction expenses incurred with respect to any Debt incurrence permitted by Section 10.2.3 (in each case, to the extent included in determining net income).

EEA Financial Institution:  (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority:  any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account:  an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (or, in the case of: (x) an Account owing to the Canadian Borrower, in Dollars or Canadian Dollars, and (y) an Account owing to the U.K. Borrower, in Dollars, Euro, or British Pounds), and is deemed by Agent, in its Credit Judgment, to satisfy the criteria set forth below. No Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date (or up to an additional 30 days as Agent may approve on an Account Debtor by Account Debtor basis in its sole discretion), or it is unpaid for more than 150 days after the original invoice date (or up to an additional 30 days as Agent may approve on an Account Debtor by Account Debtor basis in its sole discretion); (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible

Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and such Account Debtor’s Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor and its Affiliates from time to time); provided that, with respect to Accounts owing by Dick’s Sporting Goods, such percentage shall be 30%; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower that originated such Account is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) with respect to Accounts owing to: (i) the U.S. Borrowers or the Canadian Borrower, the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, and (ii) the U.K. Borrower, the Account Debtor is organized or has its principal offices or assets outside of England, Wales, Scotland or Northern Ireland other than a U.K. Eligible Foreign Account; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada and the Canadian Borrower has complied, to the satisfaction of Agent, with the Financial Administration Act or other Applicable Law; (i) it is not subject to a duly perfected, first priority (in the case of U.K. Accounts, expressed as a fixed charge) Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old (or such later date as Agent may approve in its sole discretion) will be excluded.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on the Account, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Accounts as determined by Agent in its Credit Judgment.

Eligible Assignee:  a Person that is (i) a Lender or a U.S.-based Affiliate of a Lender, (ii) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (iii) if such Person is to hold Canadian Facility Obligations, such person is at all times, other than during any Event of Default, a Canadian Qualified Lender and an Affiliate or branch of a U.S. Lender; (iv) if such Person is to hold U.K. Facility Obligations, such person is at all times, other than during any Event of Default, a U.K. Qualified Lender and an Affiliate of a U.S. Lender, (v) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or Canada or any state, province or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (vi) during any Event of Default, any Person acceptable to Agent in its discretion.

Eligible Costco Inventory:  Inventory consisting of finished goods owned by a U.S. Borrower and consigned to Costco that would otherwise be Eligible Inventory if it were not consigned to a Person in violation of clause (h)(i) of the definition of “Eligible Inventory” and either (a) Costco has delivered to Agent a Lien Waiver with respect to such Inventory, or (b) Costco is rated BBB- (or better) by S&P and Baa3 (or better) by Moody’s as of the applicable date of determination.

Eligible Inventory:  Inventory owned by a Borrower that Agent, in its Credit Judgment, deems to satisfy the criteria set forth below. No Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving (as determined by Agent from time to time), perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) (i) other than Eligible Costco Inventory, is not consigned to any Person, and (ii) other than Eligible In-Transit Inventory, is within: (A) the continental United States, in the case of Inventory of a U.S. Borrower, (B) Canada, in the case of Inventory of the Canadian Borrower, and (C) England, Wales, Scotland or Northern Ireland, in the case of Inventory of the U.K. Borrower; (i) other than Eligible In-Transit Inventory, is not in transit unless it is, in the case of: (i) Inventory of a U.S. Borrower, in transit between facilities in the United States of the U.S. Borrowers, (ii) Inventory of the Canadian Borrower, in transit between facilities in Canada of the Canadian Borrower, and (iii) Inventory of the U.K. Borrower, in transit between facilities in England, Wales, Scotland or Northern Ireland of the U.K. Borrower); (j) is not subject to any warehouse receipt or negotiable Document; (k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate U.S. Rent and

Charges Reserve (in the case of the U.S. Borrowers), a Canadian Rent and Charges Reserve (in the case of the Canadian Borrower), or a U.K. Rent and Charges Reserve (in the case of the U.K. Borrower) has been established; and (m) is reflected in the details of a current perpetual inventory report.

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on Inventory, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Inventory as determined by Agent in its Credit Judgment.

Eligible In-Transit Inventory:  Inventory consisting of finished goods owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of a Borrower within the United States, Canada or England, and that Agent, in its Credit Judgment, deems to be Eligible In-Transit Inventory, and thus to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is finished goods, (b) has been delivered to a carrier in a foreign port or foreign airport for receipt by a Borrower in the United States (in the case of the U.S. Borrowers) or Canada (in the case of the Canadian Borrower) or England, Wales, Scotland or Northern Ireland (in the case of the U.K. Borrower) within sixty (60) days of the date of determination, but which has not yet been received by the applicable Borrower, (c) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (d) is fully insured in a manner satisfactory to Agent; (e) has been identified to the applicable sales contract and title has passed to the applicable Borrower; (f) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (g) is subject to purchase orders and other sale documentation satisfactory to Agent; (h) is shipped by a common carrier that is not affiliated with the vendor and is not the target of any Sanction or on any specially designated nationals list maintained by OFAC; and (i) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Real Estate:  Real Estate owned by a U.S. Borrower that is located at 2180 Rutherford Road, Carlsbad, CA 92008, and that Agent, in its Credit Judgment, deems to satisfy the criteria set forth in the subsequent sentence. Such Real Estate shall not be Eligible Real Estate unless: (a) a first priority Mortgage, in substantially the form attached hereto as Exhibit E, has been executed, delivered and recorded with respect to such Real Estate, and (b) Agent shall have received the Related Real Estate Documents with respect to such Real Estate.

EMU Legislation:  the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Enforcement Action:  any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

Environmental Laws:  all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies) relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, CWA, the Environmental Protection Act (Ontario) and similar Applicable Laws of foreign jurisdictions.

Environmental Notice:  a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release:  a release as defined in CERCLA or under any other Environmental Law.

Equity Interest:  the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA:  the Employee Retirement Income Security Act of 1974.

ERISA Affiliate:  any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event:  (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

EU Bail-In Legislation Schedule:  the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Euro:  the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

Event of Default:  as defined in Section 11.

Excess Amount:  as defined in Section 5.13.

Excess Cash Flow:  determined on a consolidated basis for Parent and Subsidiaries for any period, EBITDA, minus (a) cash interest expense; (b) Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans or Term Loans); (c) principal payments made on Borrowed Money and Capital Leases; (d) Distributions made (to the extent permitted hereunder and other than Distributions made among Parent and its Subsidiaries) to the extent such Distributions are consistent with prior practice as of the Closing Date; (e) any non-cash items to the extent added to the calculation of EBITDA in accordance with the definition thereof; (f) amounts expended (including transaction costs) in connection with any Acquisition and other Investment permitted hereunder provided that the aggregate amount under this clause (f) shall not exceed $10,000,000; and (g) cash taxes paid.

Exchange Rate:  on any date of determination, with respect to Canadian Dollars, British Pounds, Euro or another foreign currency in relation to Dollars, the Spot Rate for Canadian Dollars, British Pounds, Euro or such other foreign currency, as applicable.

Excluded Intellectual Property:  any Intellectual Property: (i) owned by travisMathew or Travis Mathew Retail as of the date hereof; (ii) hereafter developed by travisMathew or Travis Mathew Retail (and unrelated to any Intellectual Property of the Obligors (other than travisMathew or Travis Mathew Retail) as of the date hereof); or (iii) related to the brands of travisMathew or Travis Mathew Retail as of the date hereof. For the avoidance of doubt, any Intellectual Property listed on Schedule 9.1.17 shall not constitute Excluded Intellectual Property.

Excluded Stock Repurchases:  any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in accordance with Section 10.2.6(g).

Excluded Swap Obligation:  with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Tax:  with respect to Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) any U.S. federal withholding Taxes imposed under FATCA.

Expeditors:  Expeditors International of Washington, Inc., a Washington corporation.

Existing Letters of Credit:  those letter(s) of credit described on Schedule E-1.

Extraordinary Expenses:  all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses. Notwithstanding the forgoing, absent a conflict of interest among Lenders, Extraordinary Expenses shall not include (i) legal fees for more than one counsel to the Lenders (plus any local counsel deemed necessary by the Lenders) in addition to any counsel engaged by Agent or (ii) other costs, expenses or advances incurred by any Lender to the extent unreasonably duplicative of such costs, expenses or advances incurred by the Agent.

Facility Termination Date:  November 19, 2022.

FATCA:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate:  (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

Fee Letters:  each fee letter agreement between Agent and Borrowers (or any of them).

Financial Administration Act:    the Financial Administration Act (Canada) and all regulations and schedules thereunder.

First Amendment to Second Amended and Restated Effective Date:  June 11, 2012.

Fiscal Quarter:  each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year:  the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio:  the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent twelve calendar months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans or Term Loans) and cash taxes paid (which amount may not be less than zero), to (b) Fixed Charges; provided, however, that solely for the purposes of calculating the Fixed Charge Coverage Ratio under Section 10.3, Fixed Charges shall not include any Excluded Stock Repurchases.

Fixed Charges:  the sum of cash interest expense, principal payments made on Borrowed Money, and Distributions made (other than Distributions made to Obligors to the extent permitted hereunder).

FLSA:  the Fair Labor Standards Act of 1938.

Flood Laws:  the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Foreign Lender:  any Lender that is (a) in the case of the U.S. Borrowers, organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof, (b) in the case of the Canadian Borrower, not a Canadian Qualified Lender, and (c) in the case of the U.K. Borrower, not a U.K. Qualified Lender.

Foreign Plan:  any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

Foreign Subsidiary:  a Subsidiary of Parent that is a “controlled foreign corporation” under Section 957 of the Code.

Fronting Exposure:  a Defaulting Lender’s Pro Rata share of U.S. LC Obligations, Canadian LC Obligations, U.K. LC Obligations, U.S. Swingline Loans, Canadian Swingline Loans, or U.K. Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

FSCO:  the Financial Services Commission of Ontario or like body in any other province of Canada and any other Governmental Authority succeeding to the functions thereof.

Full Payment:  with respect to any Obligations, (a) the full and indefeasible cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Banks arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

Funded Debt:  as of any date of determination, all Debt for borrowed money of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

GAAP:  generally accepted accounting principles in effect in the United States from time to time.

General Intangibles:  as defined in the UCC (and/or with respect to any General Intangible of a Canadian Subsidiary, an “intangible” as defined in the PPSA).

Governmental Approvals:    all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof or any other foreign entity or government.

Guarantee:  each guarantee agreement (including this Agreement, the Canadian Facility Guarantee, and the U.K. Facility Guarantee) executed by a Guarantor in favor of Agent guaranteeing all or any portion of any Canadian Facility Obligation, U.S. Facility Obligation, or U.K. Facility Obligation.

Guarantor Payment:    as defined in Section 5.11.

Guarantors:    Canadian Facility Guarantors, U.S. Facility Guarantors, U.K. Facility Guarantors, and each other Person who guarantees payment or performance of any Obligations.

Hedging Agreement:  any “swap agreement” as defined in Section 101(53B)(A) of the U.S. Bankruptcy Code.

Immaterial Subsidiary:  at any time, any Subsidiary of Parent that is not a Material Subsidiary.

Indemnified Taxes:  Taxes other than Excluded Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding:  any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United Kingdom Insolvency Act 1986 and/or the Enterprise Act 2002; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property:  all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights (and all associated moral and neighboring rights), mask works, industrial design rights, trademarks and service marks (together with all associated goodwill), trade names, trade dress, domain names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim:  any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Period:  as defined in Section 3.1.4.

Interest Period Loans:  LIBOR Loans or Canadian BA Rate Loans.

Inventory:  as defined in the UCC (and/or with respect to any inventory located in Canada, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the applicable Obligor’s business (but excluding Equipment).

Inventory Reserve:  reserves established by Agent in its Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment:  as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation in respect of Debt of, assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

IP Assignment:  a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRS:  the United States Internal Revenue Service.

Issuing Bank Indemnitees:    the Issuing Banks and their officers, directors, employees, Affiliates, branches, agents and attorneys.

Issuing Banks:  the U.S. Issuing Bank, the Canadian Issuing Bank, and the U.K. Issuing Bank.

LC Application:  an application by a Borrower or Borrower Agent on behalf of a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank.

LC Conditions:  the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Subline, no U.S. Overadvance exists or would result therefrom and, if no U.S. Revolver Loans are outstanding, the U.S. LC Obligations do not exceed the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation); (c) after giving effect to such issuance, total Canadian LC Obligations do not exceed the Canadian Letter of Credit Subline, no Canadian Overadvance exists or would result therefrom and, if no Canadian Revolver Loans are outstanding, the Canadian LC Obligations do not exceed the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation); (d) after giving effect to such issuance, total U.K. LC Obligations do not exceed the U.K. Letter of Credit Subline, no U.K. Overadvance exists or would result therefrom and, if no U.K. Revolver Loans are outstanding, the U.K. LC Obligations do not exceed the U.K. Borrowing Base (without giving effect to the

U.K. LC Reserve for purposes of this calculation); (e) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, provided, however, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to 365 days in duration, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (f) in the case of U.S. Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars or any foreign currency acceptable to Agent and U.S. Issuing Bank and, unless otherwise specified by Agent or U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; (g) in the case of Canadian Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, Canadian Dollars, or any foreign currency acceptable to Agent and Canadian Issuing Bank and, unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated; (h) in the case of U.K. Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars, British Pounds, Euros, or any foreign currency acceptable to the Agent and U.K. Issuing Bank and, unless otherwise specified by Agent or U.K. Issuing Bank (at their respective option) that it requires payment in Dollars, British Pounds or Euros calculated at the Spot Rate, payments thereunder are to be made in the same currency in which the Letter of Credit was denominated, and (i) the form of the proposed Letter of Credit is satisfactory to Agent and the applicable Issuing Bank in their discretion.

LC Documents:  all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower Agent on behalf of a Borrower or by any other Person to an Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations:  the U.S. LC Obligations, the Canadian LC Obligations, and the U.K. LC Obligations.

LC Request:  a request for issuance of a Letter of Credit, to be provided by the U.S. Borrowers, the Canadian Borrower, the U.K. Borrower, or the Borrower Agent, as applicable, to an Issuing Bank, in form satisfactory to Agent and such Issuing Bank.

Lender Indemnitees:  Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders:  as defined in the preamble to this Agreement, including the U.S. Lenders, the Canadian Lenders, the U.K. Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or in accordance with Section 2.1.7.

Lending Office:  the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit:  any U.S. Letter of Credit, Canadian Letter of Credit, or U.K. Letter of Credit.

Leverage Ratio:  means, as of any date of determination and as provided in the Compliance Certificate delivered in accordance herewith, the ratio of (a) the amount of Funded Debt as of such date, to (b) EBITDA for the 12 month period ended as of such date, in each case, determined on a consolidated basis for Parent and its Subsidiaries.

LIBOR:  for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest, determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the applicable Screen Rate for the currency of that LIBOR Loan; or (b) if the Screen Rate is not available for any reason, the interest rate at which deposits in the applicable Available Currency in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank eurocurrency market; provided, that in no event shall LIBOR be less than zero. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan:  each set of LIBOR Revolver Loans or LIBOR Term Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan:  a Revolver Loan that bears interest based on LIBOR.

LIBOR Term Loan:  a Term Loan that bears interest based on LIBOR.

License:  any license or agreement under which an Obligor or Subsidiary is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor:  any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of property (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

Lien Waiver:  an agreement, in form and substance satisfactory to Agent, by which (unless, in each case, otherwise agreed to by Agent in its sole discretion) (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License; and (e) for any Collateral held by Costco on consignment on behalf of a U.S. Domiciled Obligor, Costco acknowledges the applicable Obligor’s ownership of such Collateral, acknowledges Agent’s Lien on such Collateral, authorizes the filing of UCC financing statements naming Costco as consignee, the applicable Obligor as consignor, and Agent as such Obligor’s assignee, and agrees to deliver the Collateral to Agent upon request.

Loan: a Revolver Loan or Term Loan.

Loan Account:  the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents:  this Agreement, Other Agreements and Security Documents.

Mandatory Costs:  the percentage rate per annum calculated by Agent in accordance with Schedule 1.1A.

Margin Stock:  as defined in Regulation U of the Board of Governors.

Material Adverse Effect:  (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or Guarantor of any Loan Document to which it is a party or on the validity or priority of Agent’s Liens on the Collateral; or (d) the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Subsidiary:  at any time, any Subsidiary of Parent (other than an Obligor) (a) in which the aggregate Investments made by Parent and its Subsidiaries (excluding Investments in the nature of inter-company receivables payable by such Subsidiary arising in the Ordinary Course of Business for the sale of Inventory and provision of services but, in the case of Investments in a Foreign Subsidiary, including Investments in Subsidiaries of such Foreign Subsidiary other than any such receivables) exceed $20,000,000 or (b) that had net annual sales during the four fiscal quarters most recently ended (calculated on a Pro Forma Basis after giving effect to any Acquisition made during such period) of $50,000,000 or more

Maximum Canadian Facility Amount:  on any date of determination, the lesser of (i) the Canadian Revolver Commitments on such date and (ii) $25,000,000 (or such lesser amount after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4); it being acknowledged and agreed that at no time can the sum of the Maximum Canadian

Facility Amount plus the Maximum U.S. Facility Amount plus the Maximum U.K. Facility Amount exceed the Maximum Facility Amount in effect at such time.

Maximum Facility Amount:  $330,000,000, or such greater or lesser amount as shall then be in effect after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4 and increases in the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.7.

Maximum U.K. Facility Amount:  on any date of determination, the lesser of (i) the U.K. Revolver Commitments on such date and (ii) $45,000,000 (or such lesser amount after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4); it being acknowledged and agreed that at no time can the sum of the Maximum Canadian Facility Amount plus the Maximum U.S. Facility Amount plus the Maximum U.K. Facility Amount exceed the Maximum Facility Amount in effect at such time.

Maximum U.S. Facility Amount:  on any date of determination, the lesser of (i) the U.S. Revolver Commitments on such date and (ii) $260,000,000 (or such greater or lesser amount after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4 and increases in the Commitments pursuant to and in accordance with Section 2.1.7; it being acknowledged and agreed that at no time can the sum of the Maximum U.S. Facility Amount plus the Maximum Canadian Facility Amount plus the Maximum U.K. Facility Amount exceed the Maximum Facility Amount in effect at such time.

Moody’s:  Moody’s Investors Service, Inc., and its successors.

Mortgage:  a mortgage, deed of trust, deed of immovable hypothec or deed to secure debt pursuant to which an Obligor grants a Lien on its Real Estate to Agent, as security for the applicable Obligations.

Multiemployer Plan:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Excess Availability:  as of any date of determination, an amount equal to the Availability minus the aggregate amount, if any, of all trade payables of Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

Net Orderly Liquidation Value:  with respect to trademarks of any Person, the net orderly liquidation value of such trademarks expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such trademarks performed by an appraiser and on terms satisfactory to Agent.

Net Proceeds:  with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed (after which, any such amounts previously held as reserves shall become Net Proceeds when received).

New Lender:  as defined in Section 5.9.15.

NOLV Percentage:  with respect to each category of each Borrower’s Inventory (as determined by Agent from to time in its discretion) the net orderly liquidation value of such Inventory, expressed as a percentage (such percentage to be adjusted seasonally at such times consistent with the most recently delivered appraisal, as determined by Agent), expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Inventory performed by an appraiser and on terms satisfactory to Agent.

Notes:  each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing:  a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation:  a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in form satisfactory to Agent.

Noticed Hedge:  Secured Bank Product Obligations arising under a Hedging Agreement.

Obligations:   all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Obligors with respect to Letters of Credit, (c) Canadian LC Obligations and other obligations of the Canadian Facility Obligors with respect to Letters of Credit, (d) U.K. LC Obligations and other obligations of the U.K. Facility Obligors with respect to Letters of Credit, (e) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (f) Secured Bank Product Obligations, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor:  each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Obligor Group:  a group consisting of (a) Canadian Facility Obligors, (b) U.S. Facility Obligors, or (c) U.K. Facility Obligors.

OFAC:   Office of Foreign Assets Control of the U.S. Treasury Department.

Off-Balance Sheet Liabilities:  with respect to any Person, the (a) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease, if such obligations are considered indebtedness for borrowed money for tax purposes but such lease is classified as an operating lease under GAAP, but in any case excluding any obligations (i) that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or (ii) under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease and (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person.

Ordinary Course of Business:  with respect to any Person, the ordinary course of business of such Person, consistent with past practices.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, amalgamation or continuance, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, articles of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Agreement Closing Date:  June 30, 2011.

Original Amended and Restated Loan Agreement:  as defined in the recitals hereto.

Original Loan Agreement:  as defined in the recitals hereto.

OSHA:  the Occupational Safety and Hazard Act of 1970.

Other Agreement:  each Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes:  all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance:  a Canadian Overadvance, U.S. Overadvance, or U.K. Overadvance, as the context requires.

Overadvance Loan:  a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, and/or a U.K. Overadvance Loan, as the context requires.

Parent:  as defined in the preamble to this Agreement.

Participant:  as defined in Section 13.2.

Participating Member State:  each member state of the European Union that has Euro as its lawful currency so described in any EMU Legislation.

Patriot Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item:  each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBA:  the Pension Benefits Act (Ontario) or any other Canadian federal or provincial statute in relation to Canadian Pension Plans, and any regulations thereunder, as amended from time to time.

PBGC:  the Pension Benefit Guaranty Corporation.

Pension Plan:  any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition:  any Acquisition by Parent or any of its Subsidiaries where:

(a)        the Board of Directors or authorized management committee of Parent or of the applicable Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Acquisition;

(b)        the business acquired in connection with such Acquisition is engaged in one or more of the leisure goods, products and services businesses generally or any business activities that are substantially similar, related, incidental or complementary thereto;

(c)        both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent has been notified in writing by Borrower Agent that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(d)        after giving effect to the Acquisition, the Parent and its Subsidiaries will continue to be in compliance with the covenants in this Agreement, determined on a Pro Forma Basis;

(e)        the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed the Acquisition Cap in the aggregate; provided, however, that no such Acquisition shall count against the Acquisition Cap if either: (i) (A) on a Pro Forma Basis after giving effect to such Acquisition, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the consummation of such Acquisition, (B) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Acquisition, and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Acquisition (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such Acquisition, has been greater than an amount equal to 20% of the Maximum Facility Amount for the ninety (90) day period immediately prior to the consummation of such Acquisition, (B) Net Excess Availability is greater than an amount equal to 20% of the Maximum Facility Amount after giving effect to such Acquisition, and (C) no Term Loans are outstanding at the time such Acquisition is consummated and after giving effect to the payment of any consideration in connection with such Acquisition;

(f)        as soon as available, but not less than 15 Business Days prior to such Acquisition, Borrower Agent has provided Agent (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Agent including pro forma financial statements, statements of cash flow, financial covenant projections, and Availability projections;

(g)        not later than: (i) 15 Business Days prior to the anticipated closing date of such Acquisition, Borrower Agent shall have provided Agent with the then current drafts of the acquisition agreement and other material documents relative to such Acquisition, and (ii) 3 Business Days prior to the anticipated closing date of such Acquisition, Borrower Agent shall have provided Agent with the final copies of the acquisition agreement and other material documents relative to such Acquisition;

(h)        the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the U.K., or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States, Canada or the U.K.; provided, however, that this clause (h) shall not be applicable to any Acquisition if either: (i) (A) on a Pro Forma Basis after giving effect to such Acquisition, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the consummation of such Acquisition, (B) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Acquisition, and (C) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Acquisition (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Net Excess Availability, on a Pro Forma Basis after giving effect to such

Acquisition, has been greater than an amount equal to 20% of the Maximum Facility Amount for the ninety (90) day period immediately prior to the consummation of such Acquisition, (B) Net Excess Availability is greater than an amount equal to 20% of the Maximum Facility Amount after giving effect to such Acquisition, and (C) no Term Loans are outstanding at the time such Acquisition is consummated and after giving effect to the payment of any consideration in connection with such Acquisition; and

(i)        concurrently with such Acquisition, any Person required to become a Guarantor or to execute or to deliver any Loan Document will do so in accordance with the requirements of this Agreement.

In no event will assets exceeding $15,000,000 in Value acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Borrowing Base prior to completion of a field examination, appraisal and other due diligence acceptable to Agent in its discretion, and if such satisfactory field examination, appraisal and due diligence is undertaken prior to the closing of such Acquisition, the assets acquired pursuant to such Acquisition may be taken into account in the applicable Borrowing Base (subject to all eligibility criteria) in determining whether the foregoing conditions are satisfied. Assets less than $15,000,000 in Value acquired pursuant to a Permitted Acquisition shall constitute assets eligible for inclusion in the applicable Borrowing Base (subject to all eligibility criteria) on a temporary basis pending completion of a field examination, appraisal and other due diligence acceptable to Agent in its discretion.

Permitted Lien:  as defined in Section 10.2.1.

Person:  any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan:  any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

PPSA:  the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in and Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Pro Forma Basis:  with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of an Acquisition, compliance with such covenant or test after giving effect to any such Acquisition as if such Acquisition had occurred on the first day of the relevant test period (including pro forma adjustments arising out of events which are directly attributable to the proposed Acquisition, are factually supportable and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower Agent and Agent).

Pro Rata:  (a) with respect to any U.S. Lender and in reference to its U.S. Revolver Commitment or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.S. LC Obligations and U.S. Swingline Loans, and (C) increases or reductions to the U.S. Revolver Commitments pursuant to Section 2.1.4 or 2.1.7) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.S. Revolver Commitments are outstanding, by dividing the amount of such U.S. Lender’s U.S. Revolver Commitment by the aggregate amount of all U.S. Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.S. Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of all U.S. Revolver Loans and U.S. LC Obligations; (b) with respect to any Canadian Lender and in reference to its Canadian Revolver Commitment, Canadian Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in Canadian LC Obligations and Canadian Swingline Loans, (C) reductions to the Canadian Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the Canadian Facility Obligors or to indemnify any Indemnitees for Claims relating to the Canadian Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the Canadian Revolver Commitments are outstanding, by dividing such Canadian Lender’s Canadian Revolver Commitment by the aggregate amount of all Canadian Revolver Commitments, and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate amount of all Canadian Revolver Loans and Canadian LC Obligations; (c) with respect to any U.K. Lender and in reference to its U.K. Revolver Commitment, U.K. Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.K. LC Obligations and U.K. Swingline Loans, (C) reductions to the U.K. Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.K. Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.K. Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.K. Revolver Commitments are outstanding, by dividing such U.K. Lender’s U.K. Revolver Commitment by the aggregate amount of all U.K. Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.K. Lender’s U.K. Revolver Loans and U.K. LC Obligations by the aggregate amount of all U.K. Revolver Loans and U.K. LC Obligations; (d) with respect to any U.S. Lender and in reference to its Term Loan Commitment or other matters (including payments of principal, accrued interest and fees related thereto) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the Term Loan Commitments are outstanding, by dividing the amount of such U.S. Lender’s Term Loan Commitment by the aggregate amount of all Term Loan Commitments, and (ii) at any other time, by dividing the amount of such U.S. Lender’s Term Loans and by the aggregate amount of all Term Loans; (e) with respect to any U.S. Lender and in reference to U.S. Facility Obligations or other matters (including obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.S. Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.S. Facility Obligors) relating thereto which, in each case, are not governed by clause (a) or clause (d) preceding of this definition (as reasonably determined by Agent from time to time), a percentage (carried out to the ninth decimal place) determined by dividing the amount of such U.S. Lender’s unused U.S. Revolver Commitment, unused Term Loan

Commitment, and outstanding U.S. Revolver Loans, U.S. LC Obligations, and Term Loans, by the aggregate amount of all unused U.S. Revolver Commitments, all unused Term Loan Commitments, and all U.S. Revolver Loans, U.S. LC Obligations, and Term Loans; and (f) with respect to any Lender and in reference to any other matter relating to this Agreement or any other Loan Document which is not governed by clause (a), clause (b), clause (c), clause (d), or clause (e) preceding of this definition (as reasonably determined by Agent from time to time), a percentage (carried out in the ninth decimal place) determined by dividing the amount of such Lender’s unused Revolver Commitments, unused Term Loan Commitment, and outstanding Loans and LC Obligations, by the aggregate amount of all unused Revolver Commitments, all unused Term Loan Commitments, and all outstanding Loans and LC Obligations.

Proceeds:  as defined in Section 7.1.

Proceeds of Crime Act:  the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Properly Contested:  with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect; (e) no Lien is imposed on assets of such Person or its Affiliates in an aggregate amount in excess of $1,000,000 for all such Liens, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order in an aggregate amount in excess of $1,000,000 for all such obligations, such judgment or order is stayed pending appeal or other judicial review.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances:  as defined in Section 2.1.6.

Qualified ECP:  an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such Act.

RCRA:  the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

RDPRM:  Quebec Register of Personal and Movable Real Rights or Registre des droits personnels et reels mobiliers du Quebec.

Real Estate:  all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Related Real Estate Documents:  with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent (or such other Persons as expressly set forth below): (a) all information requested by Agent or any Lender for due diligence and required for Agent or any Lender to comply with Flood Laws; and (b) (i) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Agent, which must be fully paid as of the date the U.S. Real Estate Formula Amount is first included in the calculation of the U.S. Borrowing Base; (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may reasonably require and which would be customarily obtained by a lender in connection with a mortgage financing of a property such as the Real Estate with respect to other Persons having an interest in the Real Estate; (iii) a current, as-built survey of the Real Estate and certified by a licensed surveyor reasonably acceptable to Agent; (iv) a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage as required by Flood Laws; (v) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to all Lenders; (vi) an environmental assessment, prepared by environmental engineers acceptable to Agent, a customary environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to all Lenders; and (vii) such other documents, legal opinions, instruments or agreements as Agent may reasonably require with respect to the Real Estate and Mortgage and which are customary for a mortgage financing transaction.

Report:   as defined in Section 12.2.3.

Reportable Event:   any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reporting Trigger Period:   the period (a) commencing on the day that an Event of Default occurs, or Net Excess Availability is less than, at any time, an amount equal to 10% of the Maximum Facility Amount; and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Net Excess Availability has been greater than, at all times, an amount equal to 10% of the Maximum Facility Amount.

Required Lenders:     Lenders (subject to Section 4.2) having unused Revolver Commitments, unused Term Loan Commitments, and outstanding Loans and LC Obligations, in excess of 50% of the aggregate amount of all unused Revolver Commitments, all unused Term Loan Commitments, and all outstanding Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more Lenders, “Required Lenders” must include at least 3 Lenders, and (ii) less than 3 Lenders, “Required Lenders” must include all Lenders.

Reserve Percentage:   the reserve percentage (expressed as a decimal, rounded up to the nearest 1/16th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

Reset Date:   as defined Section 5.13.

Restricted Assets:   any of the following Property of any Obligor solely to the extent there are any Term Loan Commitments or Term Loans outstanding: (a) all Real Estate; (b) all Intellectual Property; (c) all Equity Interests of Top Golf.

Restrictive Agreement:   an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment:   a U.S. Revolver Commitment and/or a Canadian Revolver Commitment and/or a U.K. Revolver Commitment, as the context requires. “Revolver Commitments” means the aggregate of the U.S. Revolver Commitments, the Canadian Revolver Commitments, and the U.K. Revolver Commitments.

Revolver Facilities:   as defined in Section 14.11(a)(vi).

Revolver Loan:   a U.S. Revolver Loan and/or a Canadian Revolver Loan and/or a U.K. Revolver Loan, as the context requires.

Revolver Notes:   collectively, the U.S. Revolver Notes, the Canadian Revolver Notes, and the U.K. Revolver Notes.

Royalties:   all royalties, fees, expense reimbursement and other amounts payable by an Obligor or a Subsidiary under a License.

S&P:   Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sanction:   any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government, Canadian government or other sanctions authority.

Screen Rate:   in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.

SEC:     the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Second Amended and Restated Loan Agreement:   as defined in the recitals hereto.

Second Amended Original Closing Date:   as defined in the recitals hereto.

Secured Bank Product Obligations:   Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Canadian Bank Product Reserve, U.S. Bank Product Reserve, or U.K. Bank Product Reserve, as applicable, for such amount and all other Secured Bank Product Obligations; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider:   (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

Secured Parties:   Canadian Facility Secured Parties and/or U.S. Facility Secured Parties and/or U.K. Facility Secured Parties, as the context requires.

Security Documents:   this Agreement, the Guarantees, Mortgages, IP Assignments, Canadian Security Agreements, U.K. Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer:   the chairman of the board, director, president, chief executive officer, chief financial officer or treasurer of a Borrower or, if the context requires, an Obligor.

Settlement Report:   a report delivered by Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solidary Claim:   as defined in Section 12.1.1(b).

Solvent:   as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. In addition to the foregoing, “Solvent” means, with respect to any Canadian Subsidiary, that such Canadian Subsidiary is (i) adequately capitalized, (ii) owns assets, the value of which, on a going concern basis, exceeds the liabilities of such Person, (iii) will have sufficient working capital to pay its debts as they become due, (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either the present or future creditors of such Subsidiary or any of its Affiliates, and (v) is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). “Solvent” means, with respect to any U.K. Subsidiary, it is not and is not deemed for the purpose of and under the Insolvency Act 1986 to be unable to pay its debts as they fall due (other than under section 123(1)(a) of the Insolvency Act 1986).

Specified Obligor:   an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Spot Rate:   the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

Subsidiary:   any entity at least 50% of whose voting securities or Equity Interests are owned by the Parent (including indirect ownership by the Parent through other entities in which the Parent directly or indirectly owns 50% of the voting securities or Equity Interests).

Supermajority Lenders:     Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 75% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Revolver Loans and LC Obligations in excess of 75% of all outstanding Revolver Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

Swap Obligations:   with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loans:   the Canadian Swingline Loans, the U.S. Swingline Loans, and the U.K. Swingline Loans.

TARGET Day:   any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent acting reasonably to be a suitable replacement) is open for the settlement of payments in Euro.

Tax Credit:   a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction:   as defined in Section 5.9.2.

Taxes:   all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan:   a loan made by a U.S. Lender to the U.S. Borrowers pursuant to Section 2.5, which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by Borrower Agent.

Term Loan Cap:   as of any date of determination, 18% of the Net Orderly Liquidation Value of the Company Trademark, rounded up to the nearest million in Agent’s sole discretion.

Term Loan Commitment:   for any U.S. Lender, the obligation of such U.S. Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

Term Loan Commitment Termination Date:   the earliest of (a) the Facility Termination Date, (b) the date on which the Borrower Agent terminates the Term Loan Commitments pursuant to Section 2.5.4, (c) the date that is six months after the Closing Date, and (d) the date on which the Term Loan Commitments are terminated pursuant to Section 11.2.

Term Loan Maturity Date:   the earlier of (a) the Facility Termination Date, and (b) the date that is the four year anniversary of the making of the Terms Loans pursuant to Section 2.5.

Term Loan Unused Commitment Fee Rate:   a per annum rate equal to 0.50%.

Termination Event:   (a) the whole or partial withdrawal of a Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of or winding up, or partial termination of or winding up, or the appointment of a trustee to administer, any Canadian Pension Plan.

Third Amendment to Second Amended and Restated Effective Date:   June 23, 2014.

Threshold Percentage:   (a) 15% at any time no Term Loans are outstanding; (b) 17.5% at any time there are Term Loans outstanding in an aggregate principal amount of less than $15,000,000; and (c) 20% at any time there are Term Loans outstanding in an aggregate principal amount equal to $15,000,000 or more.

Top Golf:   Topgolf International, Inc., a Delaware corporation.

Top Golf Blocked Account:   as defined in the definition of Top Golf Proceeds.

Top Golf Proceeds:   cash proceeds received by Parent in connection with any: (a) sale of all or a portion of the Equity Interests of Top Golf owned by Parent, or (b) dividend received by Parent from Top Golf on account of Parent’s ownership interest in Top Golf; provided that (i) Parent elects to designate such proceeds as Top Golf Proceeds by at least five (5) Business Days (or such lesser time as approved by Agent in its sole discretion) prior written notice (such notice, the “Top Golf Proceeds Notice”) to Agent of the occurrence of such transaction which will give rise to such cash proceeds; (ii) Parent sends written notice to Agent on the Business Day prior to the consummation of such transaction which will give rise to such cash proceeds; (iii) on the day such cash proceeds are received by Parent, either (in accordance with Parent’s election made in the Top Golf Proceeds Notice): (A) Parent deposits all of such proceeds in a separate Deposit Account (such Deposit Account, the “Top Golf Blocked Account”), and provides evidence to Agent, in form and substance satisfactory to Agent, of such deposit, or (B) Agent establishes or modifies, as applicable, the U.S. Top Golf Reserve, the U.K. Top Golf Reserve and the Canadian Top Golf Reserve; (iv) the Top Golf Blocked Account shall not contain any other funds other than Top Golf Proceeds; (v) Parent may remove Top Golf Proceeds from the Top Golf Blocked Account, provided, however that (A) once removed other than (1) to consummate Common Stock Repurchases or pay dividends on Parent’s common stock, in each case in accordance with Section 10.2.6(g)(A) on the date of such removal or (2) to make Investments in accordance with Section 10.2.2(k)(A) on the date of such removal, such funds shall no longer constitute Top Golf Proceeds, and (B) Parent shall provide Agent (1) three (3) Business Days’ prior written notice of such removal, and (2) evidence of the removal of such funds from the Top Golf Blocked Account within two (2) Business Days of such removal; (vi) Parent shall provide Agent with copies of all monthly statements with respect to the Top Golf Blocked Account and such other information with respect to such Deposit Account as reasonably requested by Agent from time to time; and (vii) the Top Golf Blocked Account shall be subject to a Deposit Account Control Agreement prior to any Top Golf Proceeds being deposited into the Top Golf Blocked Account.

Top Golf Proceeds Notice:   as defined in the definition of Top Golf Proceeds.

Total Revolver Exposure: as of any date of determination, the sum of the U.S. Revolver Exposure plus the Canadian Revolver Exposure plus the U.K. Revolver Exposure.

Transferee:     any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treaty Lender:   a Lender which: (a) is treated as a resident of a Treaty State for the purposes of a Treaty; and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

Treaty State:   a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

Type:   any type of a Loan (i.e., a LIBOR Loan, a U.S. Base Rate Loan, a Canadian BA Rate Loan, a Canadian Base Rate Loan, a Canadian Prime Rate Loan, or a U.K. Base Rate Loan) and, in the case of LIBOR Loans and Canadian BA Rate Loans, the same Interest Period.

UCC:   the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability:   the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA in respect of any Canadian Pension Plan.

uPlay:   uPlay, Inc., a Delaware corporation.

U.K./Canadian Allocable Amount:   as defined in Section 5.11.

U.K./Canadian Guarantor Payment:   as defined in Section 5.11.

U.K. and United Kingdom:   the United Kingdom of Great Britain and Northern Ireland.

U.K. Accounts Formula Amount:   (a) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the U.K. Borrower; and (b) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the U.K. Borrower.

U.K. Availability:   as of any date of determination, the U.K. Borrowing Base as of such date of determination minus the aggregate principal amount of all U.K. Revolver Loans outstanding on such date of determination.

U.K. Availability Reserve:   the sum (without duplication) of (a) the Inventory Reserve with respect to the U.K. Borrower’s Inventory; (b) the U.K. Rent and Charges Reserve; (c) the U.K. LC Reserve; (d) the U.K. Bank Product Reserve; (e) all accrued Royalties of the U.K. Domiciled Obligors, whether or not then due and payable by a U.K. Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon U.K. Facility Collateral that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.K. Dilution Reserve; (h) the U.K. Top Golf Reserve; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the U.K. Borrowing Base.

U.K. Bank Product Reserve:   the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.K. Domiciled Obligors and their Subsidiaries.

U.K. Base Rate:   for any day, the reference rate for U.K. Base Rate Loans, being a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced from time to time by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency. Any change in such rate shall take effect at the opening of business on the day of such change.

U.K. Base Rate Loan:   a U.K. Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to U.K. Base Rate.

U.K. Borrower:   as defined in the preamble to this Agreement.

U.K. Borrowing Base:   on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum U.K. Facility Amount, minus (ii) the U.K. LC Reserve, minus (iii) the U.K. Top Golf Reserve; or (b) the result of: (i) the U.K. Accounts Formula Amount, plus (ii) the U.K. Inventory Formula Amount, plus (iii) 100% of the amount of U.K. Pledged Cash, minus (iv) the U.K. Availability Reserve.

U.K. Borrowing Base Certificate:   a certificate, in form and substance satisfactory to Agent, by which the U.K. Borrower certifies calculation of the U.K. Borrowing Base.

U.K. Cash Collateral Account:   a demand deposit, money market or other account established by Agent at Bank of America, N.A. (London Branch) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the U.K. Facility Secured Parties and shall be subject to Agent’s Liens securing the U.K. Facility Obligations.

U.K. Dilution Reserve:   as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the U.K. Borrower by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

U.K. Domiciled Obligor:   each U.K. Subsidiary which is at any time an Obligor, and “U.K. Domiciled Obligors” means all such Persons, collectively.

U.K. Dominion Account:   a special account established by the U.K. Borrower at Bank of America, N.A. (London Branch) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes at all times.

U.K. Eligible Foreign Account:   an Account of the U.K. Borrower that is owed by an Account Debtor that is organized or has its principal offices or assets in a jurisdiction (a) that has been a Participating Member State since before May 2004 or (b) that is listed on Schedule 1.1C.

U.K. Expeditors Reserve:   as of any date of determination, the aggregate amount of accounts payable owed by any U.K. Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

U.K. Facility Collateral:   all Collateral that now or hereafter secures (or is intended to secure) any of the U.K. Facility Obligations, including Property of each U.K. Domiciled Obligor, each U.S. Domiciled Obligor, and each Canadian Domiciled Obligor.

U.K. Facility Guarantee:   each guarantee agreement (including this Agreement) at any time executed by a U.K. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.K. Facility Obligations.

U.K. Facility Guarantor:   Parent, each U.K. Subsidiary, each Canadian Subsidiary, and each U.S. Subsidiary (other than uPlay unless uPlay becomes a Guarantor in accordance with Section 10.2.15) and each other Person (if any) who guarantees payment and performance of any U.K. Facility Obligations.

U.K. Facility Obligations:   all Obligations of the U.K. Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of any U.S. Facility Obligations).

U.K. Facility Obligor:   each of the U.K. Borrower or any U.K. Facility Guarantor, and “U.K. Facility Obligors” means all of such Persons, collectively.

U.K. Facility Secured Parties:   the Agent, the U.K. Issuing Bank, the U.K. Lenders and the Secured Bank Product Providers who provide Bank Products to the U.K. Facility Obligors and their Subsidiaries.

U.K. Inventory Formula Amount:   as of any date of determination, the lesser of (a) the sum of (i) with respect to Eligible Inventory that has been owned by the U.K. Borrower for less than one (1) calendar year as of the applicable date of determination, (A) for the period beginning on March 1 through and including September 30 of each Fiscal Year, 65% of the Value of such U.K. Borrower’s Eligible Inventory, (B) for the period beginning on October 1 through and including February 28 (or February 29, as applicable) of each Fiscal Year, 75% of the Value of such U.K. Borrower’s Eligible Inventory, plus (ii) with respect to Eligible Inventory that has been owned by the U.K. Borrower for more than one (1) calendar year, as of the applicable date of determination, 50% of the Value of such U.K. Borrower’s Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of the U.K. Borrower’s Eligible Inventory. Notwithstanding the foregoing, the aggregate amount of the U.K. Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “U.K. In-Transit Availability”) shall not exceed $2,000,000; provided that, the U.K. In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the U.K. Expeditors Reserve if, as of any date of determination, either (I) U.K. Net Excess Availability is less than 10% of the Maximum U.K. Facility Amount, or (II) there are any accounts payable owed by any U.K. Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes).

U.K. Issuing Bank:   Bank of America or an Affiliate of Bank of America.

U.K. LC Obligations:   the sum (without duplication) of (a) all amounts owing by the U.K. Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the U.K. Borrower, which if such Letter of Credit is denominated in a currency other than Dollars, British Pounds or Euros, may be stated by Agent (at its option) in Dollars, British Pounds or Euros calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the U.K. Borrower.

U.K. LC Reserve:   the aggregate of all U.K. LC Obligations, other than those that have been Cash Collateralized.

U.K. Lenders:   each Lender that has issued a U.K. Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment).

U.K. Letter of Credit Subline:   $2,000,000.

U.K. Letters of Credit:   any standby or documentary letter of credit issued by the U.K. Issuing Bank for the account of the U.K. Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the U.K. Issuing Bank for the benefit of the U.K. Borrower.

U.K. Net Excess Availability:   as of any date of determination, an amount equal to the U.K. Availability minus the aggregate amount, if any, of all trade payables of U.K. Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of U.K. Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

U.K. Non-Bank Lender:   means:

(a)     where a Lender becomes a party to this Agreement on the day on which this Agreement is entered into, any Lender listed in Schedule 1.1D; and

(b)     where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a U.K. Tax Confirmation in the assignment notice which it executes pursuant to, or in connection with, Section 13.3 below.

U.K. Overadvance:   as defined in Section 2.15.

U.K. Overadvance Loan:   a U.K. Revolver Loan made to the U.K. Borrower when a U.K. Overadvance exists or is caused by the funding thereof.

U.K. Overadvance Loan Balance:   on any date, the amount by which the aggregate U.K. Revolver Exposure exceeds the amount of the U.K. Borrowing Base on such date.

U.K. Pledged Cash:   the funds maintained in a blocked Deposit Account or securities account of the U.K. Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the U.K. Borrower and precluding the U.K. Borrower from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the U.K. Borrowing Base upon giving effect to such withdrawal), U.K. Availability would be a positive number), and which are subject to effective security documents, in form and substance satisfactory to Agent, that provide Agent with an unencumbered perfected first priority/ranking security interest in and Lien on such funds.

U.K. Qualified Lender:

(i) a Lender (other than a Lender within paragraph (ii) below) which is beneficially entitled to interest payable to that Lender in respect of any advance under the Loan Documents and is:

(A)     a Lender:

(1) which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007 (United Kingdom) (“ITA”) making an advance under the Loan Documents; or

(2) in respect of an advance made under the Loan Documents by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that that advance was made and with respect to (i)(A)(1) and (i)(A)(2), which is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the Corporation Taxes Act 2009 (United Kingdom) (“CTA”); or

(B)     a Lender which is:

(1)	a company resident in the U.K. for U.K. tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the U.K.; or

(b)

a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(3)

a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)        a Treaty Lender; or

(ii) a building society (as defined for the purposes of section 880 of ITA) making an advance under the Loan Documents.

U.K. Reimbursement Date: as defined in Section 2.2.2.

U.K. Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper,

freight forwarder, broker or other Person who possesses any U.K. Facility Collateral or could assert a Lien on any U.K. Facility Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

U.K. Required Lenders:  U.K. Lenders (subject to Section 4.2) having (a) U.K. Revolver Commitments in excess of 50% of the aggregate U.K. Revolver Commitments; and (b) if the U.K. Revolver Commitments have terminated, U.K. Revolver Loans and U.K. LC Obligations in excess of 50% of all outstanding U.K. Revolver Loans and U.K. LC Obligations; provided, however, that the U.K. Revolver Commitments and U.K. Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more U.K. Lenders, “U.K. Required Lenders” must include at least 3 U.K. Lenders, and (ii) less than 3 U.K. Lenders, “U.K. Required Lenders” must include all U.K. Lenders.

U.K. Revolver Commitment:  for any U.K. Lender, its obligation to make U.K. Revolver Loans and to participate in U.K. LC Obligations, in the applicable Available Currencies, up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.K. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “U.K. Revolver Commitments” means the aggregate amount of such commitments of all U.K. Lenders.

U.K. Revolver Commitment Termination Date:  the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the U.K. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.K. Revolver Commitments are terminated pursuant to Section 11.2.

U.K. Revolver Exposure:  on any date, an amount equal to the sum of the Dollar Equivalent of the U.K. Revolver Loans outstanding on such date plus the U.K. LC Obligations on such date.

U.K. Revolver Loan:  a Revolver Loan made by U.K. Lenders to the U.K. Borrower pursuant to Section 2.1.1(c), which Revolver Loan shall be either a U.K. Base Rate Loan (which shall be denominated in Dollars only) or a LIBOR Loan (which may be denominated in Dollars, British Pounds or Euros, as selected by the Borrower Agent), and any U.K. Swingline Loan, U.K. Overadvance Loan or Protective Advance made to or owed by the U.K. Borrower.

U.K. Revolver Notes:  a promissory note executed by the U.K. Borrower in favor of a U.K. Lender in the form of Exhibit A-3, in the amount of such U.K. Lender’s U.K. Revolver Commitment.

U.K.  Security Agreement:

(a)  the security agreements dated as of the date hereof made by each U.K. Domiciled Obligor in favor of the Agent;

(b)  the debenture dated 15 June 2012 and made by the U.K. Borrower in favor of the Agent;

(c)  the supplemental debenture dated 18 December 2013 and made by the U.K. Borrower in favor of the Agent;

(d)  the debenture dated 15 June 2012 and made by Callaway Golf European Holding Company Limited in favor of the Agent; and

(e)  any other debenture, deed of charge or other similar agreement, instrument or document governed by the laws of England and Wales, Scotland or Northern Ireland, in each case now or hereafter securing (or given with the interest to secure) the U.K. Facility Obligations.

U.K. Subsidiary:  a Subsidiary of Parent incorporated or organized under the laws of England and Wales.

U.K. Swingline Loan:  any Borrowing of U.K. Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the U.K. Lenders or repaid by the U.K. Borrower.

U.K. Tax Confirmation:  means a confirmation by a Lender that the person beneficially entitled to interest payable to it in respect of an advance under a Loan Document is either:

(a)       a company resident in the United Kingdom for United Kingdom tax purposes;

(b)       a partnership each member of which is:

(i)       a company so resident in the United Kingdom; or

(ii)      a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of CTA; or

(c)      a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of CTA) of that company.

U.K. Tax Payment:  as defined in Section 5.9.14.

U.K. Top Golf Reserve:  a reserve established by Agent at Parent’s request in accordance with the definition of Top Golf Proceeds, in an initial amount as of such establishment equal to $0. The U.K. Top Golf Reserve (a) shall be reduced on a dollar for dollar basis for the amount expended in connection with (x) any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.6(g)(ii)(D) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k)(ii)(D); (b) may be permanently reduced from time to time upon Parent’s written request to Agent; and (c) subject to Agent’s written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such adjustment, no Default or Event of Default shall have occurred and be continuing, and (ii) immediately after such adjustment (for clarification, including after giving effect to any recalculation of the Canadian Borrowing Base and U.S. Borrowing Base upon giving effect to such adjustment), Canadian Availability and U.S. Availability would be a positive number), may be reallocated on a dollar for dollar basis to the Canadian Top Golf Reserve and/or the U.S. Top Golf Reserve upon Parent’s written request to Agent; provided, however, that once reduced pursuant to clause (b) above, the U.K. Top Golf Reserve may not be increased. The parties agree that the U.K. Top Golf Reserve shall never be less than zero (-0-). For clarification, the aggregate amount of the Canadian Top Golf Reserve, the U.K. Top Golf Reserve, and the U.S. Top Golf Reserve may not exceed an amount equal to the aggregate amount of Top Golf Proceeds received by Parent as reflected in all Top Golf Proceeds Notices (less any amounts Parent elects to deposit into the Top Golf Blocked Account) less all amounts expended in connection with (x) any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.6(g) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k) and less all permanent reductions elected by Parent pursuant to clause (b) of each of the definitions of Canadian Top Golf Reserve, U.K. Top Golf Reserve, and U.S. Top Golf Reserve.

U.K. Unused Line Fee Rate:  a per annum rate equal to 0.25%.

U.S. Accounts Formula Amount:  (a) as of any date of determination within the period beginning on May 1 through and including October 31 of each Fiscal Year, 85% of the Value of Eligible Accounts of the U.S. Borrowers; and (b) as of any date of determination within the period beginning on November 1 through and including April 30 of each Fiscal Year, 90% of the Value of Eligible Accounts of the U.S. Borrowers.

U.S. Availability:  as of any date of determination, the U.S. Borrowing Base as of such date of determination minus the aggregate principal amount of U.S. Revolver Loans outstanding on such date of determination.

U.S. Availability Reserve:  the sum (without duplication) of (a) the Inventory Reserve with respect to the U.S. Borrowers’ Inventory; (b) the U.S. Rent and Charges Reserve; (c) the U.S. LC Reserve; (d) the U.S. Bank Product Reserve; (e) all accrued Royalties of the U.S. Facility Obligors, whether or not then due and payable by a U.S. Facility Obligor; (f) the aggregate amount of liabilities secured by Liens upon U.S. Facility Collateral that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.S. Dilution Reserve; (h) the Canadian Overadvance Loan Balance, if any, outstanding on such date, and the U.K. Overadvance Loan Balance, if any, outstanding on such date; (i) the U.S. Top Golf Reserve; and (j) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the U.S. Borrowing Base.

U.S. Bank Product Reserve:  the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.S. Domiciled Obligors and their Subsidiaries.

U.S. Bankruptcy Code:  Title 11 of the United States Code.

U.S. Base Rate:  for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

U.S. Base Rate Loan:  a Loan that bears interest based on the U.S. Base Rate.

U.S. Base Rate Revolver Loan:  a Revolver Loan that bears interest based on the U.S. Base Rate.

U.S. Borrowers:  as defined in the preamble to this Agreement.

U.S. Borrowing Base:  on any date of determination, an amount equal to the lesser of (a) the result of: (i) the Maximum U.S. Facility Amount, minus (ii) the U.S. LC Reserve, minus (iii) the Canadian Overadvance Loan Balance, if any, outstanding on such date, minus (iv) the U.K. Overadvance Loan Balance, if any, outstanding on such date, minus (v) the U.S. Top Golf Reserve; or (b) the result of: (i) the U.S. Accounts Formula Amount, plus (ii) the U.S. Inventory Formula Amount, plus (iii) the U.S. Trademark Formula Amount, plus (iv) the U.S. Real Estate Formula Amount, plus (v) 100% of the amount of U.S. Pledged Cash, minus (vi) the U.S. Availability Reserve; provided, that clauses (b)(iii) and (b)(iv) above may be removed from such calculation in accordance with Sections 2.1.4(c) and (d) respectively.

U.S. Borrowing Base Certificate:  a certificate, in form and substance satisfactory to Agent, by which the U.S. Borrowers certify calculation of the U.S. Borrowing Base.

U.S. Cash Collateral Account:   a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the U.S. Facility Secured Parties and shall be subject to Agent’s Liens securing the U.S. Facility Obligations.

U.S. Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the U.S. Borrowers by one (1) percentage point for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

U.S. Domiciled Obligor:  each of the Parent, any U.S. Borrower or any U.S. Subsidiary which it is at any time an Obligor, and “U.S. Domiciled Obligors” means all such Persons, collectively.

U.S. Dominion Account:  a special account established by the U.S. Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

U.S. Expeditors Reserve:  as of any date of determination, the aggregate amount of accounts payable owed by any U.S. Facility Obligor to Expeditors, as determined by Agent in its Credit Judgment.

U.S. Facility Collateral:  all Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of each U.S. Domiciled Obligor.

U.S. Facility Guarantee:  each guarantee agreement (including this Agreement) at any time executed by a U.S. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.S. Facility Obligations.

U.S. Facility Guarantor:  each U.S. Subsidiary other than uPlay (unless uPlay becomes a Guarantor in accordance with Section 10.2.15) and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations.

U.S. Facility Obligations:  all Obligations of the U.S. Facility Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Canadian Facility Obligations and U.K. Facility Obligations).

U.S. Facility Obligor:  each of any U.S. Borrower or any U.S. Facility Guarantor, and “U.S. Facility Obligors” means all of such Persons, collectively.

U.S. Facility Secured Parties:  the Agent, the U.S. Issuing Bank, the U.S. Lenders and the Secured Bank Product Providers who provide Bank Products to the U.S. Facility Obligors and their Subsidiaries.

U.S. Inventory Formula Amount:  as of any date of determination, the lesser of (a) the sum of (i) with respect to Eligible Inventory that has been owned by a U.S. Borrower for less than one (1) calendar year as of the applicable date of determination, (A) for the period beginning on March 1 through and including September 30 of each Fiscal Year, 65% of the Value of such U.S. Borrowers’ Eligible Inventory, (B) for the period beginning on October 1 through and including February 28 (or February 29, as applicable) of each Fiscal Year, 75% of the Value of such U.S. Borrowers’ Eligible Inventory, plus (ii) with respect to Eligible Inventory that has been owned by a U.S. Borrower for more than one (1) calendar year, as of the applicable date of determination, 50% of the Value of such U.S. Borrowers’ Eligible Inventory; or (b) 85% of the NOLV Percentage of the Value of the U.S. Borrowers’ Eligible Inventory. Notwithstanding the foregoing, (1) the aggregate amount of the U.S. Inventory Formula Amount which may be attributed to Eligible In-Transit Inventory (the “U.S. In-Transit Availability”) shall not exceed $25,000,000; provided that, the U.S. In-Transit Availability (after taking into effect the previous proviso) shall be reduced by the U.S. Expeditors Reserve if, as of any date of determination, either (I) U.S. Net Excess Availability is less than 10% of the Maximum U.S. Facility Amount, or (II) there are any accounts payable owed by any U.S. Facility Obligor to Expeditors which are aged in excess of historical levels (except in cases of good faith disputes); and (2) so long as there is no Lien Waiver then in place with respect thereto, the aggregate amount of the U.S. Inventory Formula Amount which may be attributed to Eligible Costco Inventory shall not exceed $20,000,000.

U.S. Issuing Bank:  Bank of America or an Affiliate or branch of Bank of America

U.S. LC Obligations:  the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of any U.S. Borrower, which if such Letter of Credit is denominated in a currency other than Dollars, may be stated by Agent (at its option) in Dollars calculated at the Spot Rate; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of any U.S. Borrower.

U.S. LC Reserve:  the aggregate of all U.S. LC Obligations, other than those that have been Cash Collateralized.

U.S. Lenders:  Bank of America and each other Lender (other than Canadian Lenders or U.K. Lenders) party hereto.

U.S. Letter of Credit Subline:  $20,000,000.

U.S. Letters of Credit:  any standby or documentary letter of credit issued by the U.S. Issuing Bank for the account of the U.S. Borrowers (or any U.S. Borrower), or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the U.S. Issuing Bank for the benefit of any U.S. Borrower, and shall include the Existing Letters of Credit.

U.S. Net Excess Availability:  as of any date of determination, an amount equal to the U.S. Availability minus the aggregate amount, if any, of all trade payables of U.S. Domiciled Obligors that are more than 60 days past due (or such later date as Agent may approve in its sole discretion) and all book overdrafts of U.S. Domiciled Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

U.S. Overadvance:  as defined in Section 2.1.5.

U.S. Overadvance Loan:   a U.S. Revolver Loan made to the U.S. Borrowers or the amount owed by the U.S. Borrowers when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Pledged Cash:  the funds maintained in a blocked Deposit Account or securities account of a U.S. Borrower subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, which give Agent at all times exclusive access and control for withdrawal purposes to the exclusion of the U.S. Borrowers and precluding the U.S. Borrowers from withdrawing or otherwise giving any instructions in connection therewith and which may not be withdrawn without the Agent’s prior written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such withdrawal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after such withdrawal (for clarification, including after giving effect to any recalculation of the U.S. Borrowing Base upon giving effect to such withdrawal), U.S. Availability would be a positive number), and which are subject to effective security documents, in form and substance satisfactory to Agent, that provide Agent with an unencumbered perfected first priority/ranking security interest in and Lien on such funds.

U.S. Prime Rate:  the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Real Estate Formula Amount:  as of any date of determination, the lesser of (a) 80% of the fair market value of the Eligible Real Estate, as determined from the most recent appraisal of such Real Estate performed by an appraiser and on terms satisfactory to Agent; or (b) $28,600,000 (such amount in this clause (b) to be reduced by $476,666.67 on the first day of each calendar quarter occurring after the Closing Date, commencing with the calendar quarter beginning on April 1, 2018).

U.S. Reimbursement Date:  as defined in Section 2.3.2.

U.S. Rent and Charges Reserve:  the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any U.S. Facility Collateral or could assert a Lien on any U.S. Facility Collateral; and (b) a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

U.S. Required Lenders:  U.S. Lenders (subject to Section 4.2) having (a) U.S. Revolver Commitments in excess of 50% of the aggregate U.S. Revolver Commitments; and (b) if the U.S. Revolver Commitments have terminated, U.S. Revolver Loans and U.S. LC Obligations in excess of 50% of all outstanding U.S. Revolver Loans and U.S. LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more U.S. Lenders with U.S. Revolver Commitments or outstanding U.S. Revolver Loans or U.S. LC Obligations, “U.S. Required Lenders” must include at least 3 such U.S. Lenders, and (ii) less than 3 U.S. Lenders with U.S. Revolver Commitments or outstanding U.S. Revolver Loans or U.S. LC Obligations, “U.S. Required Lenders” must include all such U.S. Lenders.

U.S. Required Term Lenders:   U.S. Lenders (subject to Section 4.2) having (a) Term Loan Commitments in excess of 50% of the aggregate Term Loan Commitments; and (b) if the Term Loan Commitments have terminated, Term Loans in excess of 50% of all outstanding Term Loans; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more U.S. Lenders with Term Loan Commitments or outstanding Term Loans, “U.S. Required Term Lenders” must include at least 3 such U.S. Lenders, and (ii) less than 3 U.S. Lenders with Term Loan Commitments or outstanding Term Loans, “U.S. Required Term Lenders” must include all such U.S. Lenders.

U.S. Revolver Commitment:  for any U.S. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7, or 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Commitment Termination Date:    the earliest of (a) the Facility Termination Date, (b) the date on which the Borrower Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

U.S. Revolver Exposure:  on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

U.S. Revolver Loan:  a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Revolver Loan or a LIBOR Loan, in each case as selected by Borrower Agent, and any U.S. Swingline Loan, U.S. Overadvance Loan or Protective Advance made to or owed by the U.S. Borrowers.

U.S. Revolver Notes:  a promissory note executed by U.S. Borrowers in favor of a U.S. Lender in the form of Exhibit A-2, in the amount of such U.S. Lender’s U.S. Revolver Commitment.

U.S. Subsidiary:  a Subsidiary of Parent that is organized under the laws of a state of the United States or the District of Columbia.

U.S. Swingline Loan:  any Borrowing of U.S. Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among the U.S. Lenders or repaid by the U.S. Borrowers.

U.S. Top Golf Reserve:  a reserve established by Agent at Parent’s request in accordance with the definition of Top Golf Proceeds, in an initial amount as of such establishment equal to the amount of the Top Golf Proceeds received as of the date of such establishment. The U.S. Top Golf Reserve (a) shall be reduced on a dollar for dollar basis for the amount expended in connection with (x) any Common Stock Repurchases made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.6(g)(ii)(B) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k)(ii)(B); (b) may be permanently reduced from time to time upon Parent’s written request to Agent; and (c) subject to Agent’s written consent (such consent not to be unreasonably withheld if (i) upon and after giving effect to such adjustment, no Default or Event of Default shall have occurred and be continuing, and (ii) immediately after such adjustment (for clarification, including after giving effect to any recalculation of the Canadian Borrowing Base and U.K. Borrowing Base upon giving effect to such adjustment), Canadian Availability and U.K. Availability would be a positive number), may be reallocated on a dollar for dollar basis to the Canadian Top Golf Reserve and/or the U.K. Top Golf Reserve upon Parent’s written request to Agent; provided, however, that once reduced pursuant to clause (b) above, the U.S. Top Golf Reserve may not be increased. The parties agree that the U.S. Top Golf Reserve shall never be less than zero (-0-). For clarification, the aggregate amount of the Canadian Top Golf Reserve, the U.K. Top Golf Reserve, and the U.S. Top Golf Reserve may not exceed an amount equal to the aggregate amount of Top Golf Proceeds received by Parent as reflected in all Top Golf Proceeds Notices (less any amounts Parent elects to deposit into the Top Golf Blocked Account)

less all amounts expended in connection with (x) any Common Stock Repurchase made, or dividends paid on Parent’s common stock, in each case after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.6(g) and (y) any Investments made after the Third Amendment to Second Amended and Restated Effective Date in accordance with Section 10.2.2(k) and less all permanent reductions elected by Parent pursuant to clause (b) of each of the definitions of Canadian Top Golf Reserve, U.K. Top Golf Reserve, and U.S. Top Golf Reserve.

U.S. Trademark Formula Amount:  as of any date of determination, the lesser of (a) 42% of the Net Orderly Liquidation Value of the Company Trademark; or (b) $70,000,000 (such amount in this clause (b) to be permanently reduced by $1,666,666.67 on the first day of each calendar quarter occurring after the Closing Date, commencing with the calendar quarter beginning on April 1, 2018, until such amount (for the avoidance of doubt, at all times) is less than or equal to the lesser of (i) $50,000,000 and (ii) 30% of the Net Orderly Liquidation Value of the Company Trademark).

U.S. Unused Line Fee Rate:  a per annum rate equal to 0.25%.

Value:  (a) for Inventory, its Dollar Equivalent value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its Dollar Equivalent face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wage Earner Protection Act Reserve:  on any date of determination, a reserve established from time to time by Agent in its Credit Judgment in such amount as Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Obligor employed in Canada which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

Write-Down and Conversion Powers:  the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Obligors delivered to Agent before the Original Agreement Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Obligors’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 and any other provision hereof are amended in a manner satisfactory to Required Lenders to take into account the effects of the change, if any. No calculations under the Loan Documents shall give effect to any such change prior to any such amendment.

1.3        Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Obligor, such terms shall refer to such Property as defined in the PPSA (to the extent such terms are defined therein).

1.4        Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) except as otherwise specified herein, time of day means time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. Except as expressly otherwise provided herein, all calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of an Obligor’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer of such Obligor, or knowledge that a Senior Officer of such Obligor would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5        Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Obligors or shown in

Obligors’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation in such other currency.

1.6        Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “servitude” shall be deemed to include “easement”, (p) “priority” shall be deemed to include “prior claim”, (q) “survey” shall be deemed to include “certificate of location and plan”, and (r) “fee simple title” shall be deemed to include “absolute ownership”. For purposes of greater certainty, the reference to the “Loan Agreement” in the deed of hypothec dated November 3, 2017 executed by the Canadian Borrower in favour of the Agent means this Agreement.

SECTION 2.        CREDIT FACILITIES

2.1        Revolver Commitments.

2.1.1.        Revolver Loans.

(a)        U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by the U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Revolver Loans or LIBOR Revolver Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(b)        Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrower on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such Canadian Lenders shall have no obligation to the Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan. Each Borrowing of Canadian Revolver Loans shall be funded by the Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or shall consist entirely of Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Borrower Agent, Dollars and repaid in the same currency as such underlying Canadian Revolver Loan was made.

(c)        U.K. Revolver Loans to U.K. Borrower. Each U.K. Lender agrees, severally and not jointly with the other U.K. Lenders, upon the terms and subject to the conditions set forth herein, to make U.K. Revolver Loans to the U.K. Borrower on any Business Day during the period from the Closing Date to the U.K. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.K. Lender’s U.K. Revolver Commitment at such time, which U.K. Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.K. Lenders shall have no obligation to the U.K. Borrower whatsoever to honor any request for a U.K. Revolver Loan on or after the U.K. Revolver Commitment Termination Date or if the amount of the proposed U.K. Revolver Loan exceeds U.K. Availability on the proposed funding date for such U.K. Revolver Loan. Each Borrowing of U.K. Revolver Loans shall be funded by the U.K. Lenders on a Pro Rata basis. The U.K. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.K. Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.K. Base Rate Loans or LIBOR Loans (provided, that

U.K. Base Rate Loans shall only be denominated in Dollars). The U.K. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.K. Facility Collateral. Each U.K. Revolver Loan shall be funded in Dollars, British Pounds and/or Euro (in the case of LIBOR Loans) and Dollars only (in the case of U.K. Base Rate Loans) and shall be repaid in the same currency as such underlying U.K. Revolver Loan was made.

(d)        Maximum Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if, at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Revolver Commitments.

2.1.2.        Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, the U.S. Borrowers and/or the Canadian Borrower and/or the U.K. Borrower shall execute and deliver a U.S. Revolver Note and/or a Canadian Revolver Note and/or a U.K. Revolver Note, respectively, to such Lender in the amount of such Lender’s applicable Revolver Commitment(s).

2.1.3.        Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt on the Original Agreement Closing Date; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of a Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in the transaction) or in violation of Anti-Corruption Laws.

2.1.4.        Voluntary Reduction or Termination of Revolver Commitments.

(a)        The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date, the U.K. Revolver Commitments shall terminate on the U.K. Revolver Commitment Termination Date, and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement. Upon at least 10 days’ prior written notice to Agent from the Borrower Agent, (i) U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and this credit facility and/or (ii) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitments and/or (iii) the U.K. Borrower may, at its option, terminate the U.K. Revolver Commitments, in each case, without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments and U.K. Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by Borrowers pursuant to this Section 2.1.4 shall be irrevocable but may be conditioned on a refinancing or another material event. On the Canadian Revolver Commitment Termination Date, the Canadian Borrower shall make Full Payment of all Canadian Facility Obligations. On the U.K. Revolver Commitment Termination Date, the U.K. Borrower shall make Full Payment of all U.K. Facility Obligations. On the U.S. Revolver Commitment Termination Date, the U.S. Borrowers shall make Full Payment of all U.S. Facility Obligations.

(b)        So long as (i) no Default or Event of Default then exists or would result therefrom, and (ii) no U.S. Overadvance, Canadian Overadvance, or U.K. Overadvance then exists or would result therefrom, the Borrower Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving Agent at least 10 days’ prior irrevocable written notice thereof from a Senior Officer of the Borrower Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof), (B) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum U.S. Facility Amount and/or the Maximum Canadian Facility Amount and/or the Maximum U.K. Facility Amount (and the respective U.S. Revolver Commitments, Canadian Revolver Commitments, and the U.K. Revolver Commitments of the U.S. Lenders, the Canadian Lenders, and the U.K. Lenders, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such reduction) and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reduction. In addition to and without limiting the generality of the foregoing, (1) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, (2) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof, and (3) each reduction in the Maximum U.K. Facility Amount and the U.K. Revolver Commitments shall in no event exceed U.K. Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof.

(c)        Upon at least 10 days’ prior written notice to Agent from the Borrower Agent, U.S. Borrowers may, at their option, permanently remove the U.S. Trademark Formula Amount from the calculation of the U.S. Borrowing Base, without premium or penalty (other than funding losses payable pursuant to Section 3.9) so long as (i) no Term Loans or Term Loan Commitments are outstanding, and (ii) no U.S. Overadvance, Canadian Overadvance, or U.K. Overadvance then exists or would result therefrom. Any notice of removal given by Borrowers pursuant to this Section 2.1.4(c) shall be irrevocable. Agent and the Lenders agree that Agent shall release any Liens with respect to the Obligors’ Intellectual Property to the extent the U.S. Trademark Formula Amount is removed from the calculation of the U.S. Borrowing Base in accordance with this Section 2.1.4(c) and so long as no Default or Event of Default has occurred and is continuing.

(d)        Upon at least 10 days’ prior written notice to Agent from the Borrower Agent, U.S. Borrowers may, at their option, permanently remove the U.S. Real Estate Formula Amount from the calculation of the U.S. Borrowing Base, without premium or penalty (other than funding losses payable pursuant to Section 3.9). Any notice of removal given by Borrowers pursuant to this Section 2.1.4(d) shall be irrevocable. Agent and the Lenders agree that Agent shall release any Liens with respect to the Eligible Real Estate to the extent the U.S. Real Estate Formula Amount is removed from the calculation of the U.S. Borrowing Base in accordance with this Section 2.1.4(d) and so long as no Default or Event of Default has occurred and is continuing.

2.1.5.        Overadvances. If the aggregate U.S. Revolver Loans exceed the U.S. Borrowing Base (a “U.S. Overadvance”) at any time, the excess amount shall be payable by U.S. Borrowers on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral. If the aggregate Canadian Revolver Loans exceed the Canadian Borrowing Base (a “Canadian Overadvance”) at any time, the excess amount shall be payable by Canadian Borrower on demand by Agent, but all such Canadian Revolver Loans shall nevertheless constitute Canadian Facility Obligations secured by the Canadian Facility Collateral. If the aggregate U.K. Revolver Loans exceed the U.K. Borrowing Base (a “U.K. Overadvance”) at any time, the excess amount shall be payable by the U.K. Borrower on demand by Agent, but all such U.K. Revolver Loans shall nevertheless constitute U.K. Facility Obligations secured by the U.K. Facility Collateral. Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 7.5% of the U.S. Borrowing Base with respect to the U.S. Borrowers, 7.5% of the Canadian Borrowing Base with respect to the Canadian Borrower, or 7.5% of the U.K. Borrowing Base with respect to the U.K. Borrower; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments, the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, or the outstanding U.K. Revolver Exposure to exceed the aggregate U.K. Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Required Lenders may at any time revoke Agent’s authority to knowingly make further Overadvance Loans by written notice to Agent

2.1.6.        Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate U.S. Revolver Commitments, the Canadian Revolver Commitments, or the U.K. Revolver Commitments, to make U.S. Base Rate Revolver Loans, Canadian Prime Rate Loans, and U.K. Base Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of (i) 10% of the aggregate Canadian Revolver Commitments (minus the aggregate amount of any outstanding Canadian Overadvances), with respect to the Canadian Borrower, (ii) 10% of the aggregate U.S. Revolver Commitments (minus the aggregate amount of any outstanding U.S. Overadvances), with respect to the U.S. Borrowers, or (iii) 10% of the aggregate U.K. Revolver

Commitments (minus the aggregate amount of any outstanding U.K. Overadvances), with respect to the U.K. Borrower, in each case, outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances made by Agent with respect to U.S. Borrowers shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. All Protective Advances made by Agent with respect to Canadian Borrower shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. All Protective Advances made by Agent with respect to the U.K. Borrower shall be U.K. Facility Obligations, secured by the U.K. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. In no event shall Protective Advances be made by Agent if it would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments, the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments, or the outstanding U.K. Revolver Exposure to exceed the aggregate U.K. Revolver Commitments.

2.1.7.        Increase in U.S. Revolver Commitments. Borrowers may request an increase in the aggregate U.S. Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as the existing U.S. Revolver Commitments, except for fees mutually agreed upon by Borrowers and Agent, (b) increases under this Section do not exceed $150,000,000 in the aggregate and no more than 3 increases are made, (c) no reduction in Revolver Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) no Default or Event of Default shall have occurred and be continuing at the time of such increase or result therefrom. Agent shall promptly notify U.S. Lenders of the requested increase and, within 10 Business Days thereafter, each U.S. Lender shall notify Agent if and to what extent such Lender commits to increase its U.S. Revolver Commitment. Any U.S. Lender not responding within such period shall be deemed to have declined an increase. If U.S. Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional U.S. Revolver Commitments and become U.S. Lenders hereunder. Agent may allocate, in its discretion, the increased U.S. Revolver Commitments among committing U.S. Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total U.S. Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by U.S. Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of U.S. Revolver Commitments. On the effective date of an increase, all outstanding U.S. Revolver Loans, U.S. LC Obligations and other exposures under the U.S. Revolver Commitments shall be reallocated among U.S. Lenders, and settled by Agent if necessary, in accordance with U.S. Lenders’ adjusted shares of such U.S. Revolver Commitments.

2.2        U.K. Letter of Credit Facility.

2.2.1.        Issuance of U.K. Letters of Credit. U.K. Issuing Bank shall issue U.K. Letters of Credit from time to time on and after the Closing Date until 30 days prior to the Facility Termination Date (or until the U.K. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)        The U.K. Borrower acknowledges that U.K. Issuing Bank’s issuance of any U.K. Letter of Credit is conditioned upon U.K. Issuing Bank’s receipt of a LC Application with respect to the requested U.K. Letter of Credit, as well as such other instruments and agreements as U.K. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.K. Issuing Bank shall have no obligation to issue any U.K. Letter of Credit unless (i) U.K. Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.K. Lender exists, such Lender or the U.K. Borrower has entered into arrangements satisfactory to Agent and U.K. Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, U.K. Issuing Bank receives written notice from U.K. Required Lenders that a LC Condition has not been satisfied, U.K. Issuing Bank shall not issue the requested U.K. Letter of Credit. Prior to receipt of any such notice, U.K. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)        U.K. Letters of Credit may be requested by the U.K. Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.K. Letter of Credit shall be treated as the issuance of a new U.K. Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of U.K. Issuing Bank.

(c)        The U.K. Borrower assumes all risks of the acts, omissions or misuses of any U.K. Letter of Credit by the beneficiary. In connection with issuance of any U.K. Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.K. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the U.K. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.K. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.K. Issuing Bank under the Loan Documents shall be cumulative. U.K. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the U.K. Borrower are discharged with proceeds of any U.K. Letter of Credit.

(d)        In connection with its administration of and enforcement of rights or remedies under any U.K. Letters of Credit or LC Documents, U.K. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.K. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.K. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.K. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.K. Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2.        Reimbursement; Participations.

(a)        If U.K. Issuing Bank honors any request for payment under a U.K. Letter of Credit, the U.K. Borrower shall pay to U.K. Issuing Bank, on the same day (“U.K. Reimbursement Date”), the amount paid by U.K. Issuing Bank under such U.K. Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or U.K. Issuing Bank (at their respective option) that it requires payment in Dollars, British Pounds or Euros calculated at the Spot Rate, together with interest at the interest rate for U.K. Base Rate Loans from the U.K. Reimbursement Date until payment by the U.K. Borrower. The obligation of the U.K. Borrower to reimburse U.K. Issuing Bank for any payment made under a U.K. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.K. Letter of Credit or the existence of any claim, setoff, defense or other right that the U.K. Borrower may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, the U.K. Borrower shall be deemed to have requested a Borrowing of a LIBOR Revolver Loan (the initial Interest Period of which shall be 30 days commencing on the relevant Reimbursement Date) in an amount necessary to pay all amounts due U.K. Issuing Bank on that U.K. Reimbursement Date and each U.K. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.K. Revolver Commitments have terminated, a U.K. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (other than Dollars, British Pounds and Euros) (such foreign currency, a “U.K. Reimbursed Foreign Currency”) is to be reimbursed in Dollars, British Pounds or Euros pursuant to the first sentence in this Section 2.2.2(a); and (ii) the Dollars, British Pounds or Euros amount, as applicable, paid by the U.K. Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the U.K. Reimbursed Foreign Currency equal to the drawing, the U.K. Borrower agrees, as a separate and independent obligation, to indemnify U.K. Issuing Bank for the loss resulting from its inability on that date to purchase the U.K. Reimbursed Foreign Currency in the full amount of the drawing.

(b)        Upon issuance of a U.K. Letter of Credit, each U.K. Lender shall be deemed to have irrevocably and unconditionally purchased from U.K. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.K. LC Obligations relating to the U.K. Letter of Credit. If U.K. Issuing Bank makes any payment under a U.K. Letter of Credit and the U.K. Borrower does not reimburse such payment on the U.K. Reimbursement Date, Agent shall promptly notify U.K. Lenders and each U.K. Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of U.K. Issuing Bank, the U.K. Lender’s Pro Rata share of such payment in the same currency as required of the U.K. Borrower in accordance with Section 2.2.2(a). Upon request by a U.K. Lender, U.K. Issuing Bank shall furnish copies of any U.K. Letters of Credit and LC Documents in its possession at such time.

(c)        The obligation of each U.K. Lender to make payments to Agent for the account of U.K. Issuing Bank in connection with U.K. Issuing Bank’s payment under a U.K. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.K. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. U.K. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the U.K. Borrower or other Person of any obligations under any LC Documents. U.K. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. U.K. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)        No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. U.K. Issuing Bank shall not have any liability to any Lender if U.K. Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from U.K. Required Lenders.

2.2.3.        Cash Collateral. If any U.K. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.K. Availability is less than zero, or (c) within 10 Business Days prior to the U.K. Revolver Commitment Termination Date, then the U.K. Borrower shall, at U.K. Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.K. Letters of Credit and pay to U.K. Issuing Bank the amount of all other U.K. LC Obligations. The U.K. Borrower shall, on demand by U.K. Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.K. Lender. If the U.K. Borrower fails to provide any Cash Collateral as required hereunder, U.K. Lenders may (and shall upon direction of Agent) advance, as U.K. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.K. Revolver Commitments have terminated, a U.K. Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4.        Resignation of U.K. Issuing Bank. U.K. Issuing Bank may resign at any time upon notice to Agent and the U.K. Borrower. On the effective date of such resignation, U.K. Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.2, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement U.K. Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to the U.K. Borrower.

2.3         U.S. Letter of Credit Facility.

2.3.1.        Issuance of U.S. Letters of Credit. U.S. Issuing Bank shall issue U.S. Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)        Each U.S. Borrower acknowledges that U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of a LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, U.S. Issuing Bank receives written notice from U.S. Required Lenders that a LC Condition has not been satisfied, U.S. Issuing Bank shall not issue the requested U.S. Letter of Credit. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)        U.S. Letters of Credit may be requested by a U.S. Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of U.S. Issuing Bank.

(c)        U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative. U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against U.S. Borrowers are discharged with proceeds of any U.S. Letter of Credit.

(d)         In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e)         Obligors, Agent and Lenders hereby acknowledge and agree that all Existing Letters of Credit shall constitute U.S. Letters of Credit under this Agreement on and after the Original Agreement Closing Date with the same effect as if such Existing Letters of Credit were issued by U.S. Issuing Bank at the request of U.S. Borrowers on the Original Agreement Closing Date.

2.3.2.         Reimbursement; Participations.

(a)         If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or U.S. Issuing Bank (at their respective option) that it requires payment in Dollars calculated at the Spot Rate, together with interest at the interest rate for U.S. Base Rate Revolver Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Revolver Loans in an amount necessary to pay all amounts due U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (such foreign currency, a “U.S. Reimbursed Foreign Currency”) is to be reimbursed in Dollars pursuant to the first sentence in this Section 2.3.2(a); and (ii) the Dollars amount paid by the U.S. Borrowers shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the U.S. Reimbursed Foreign Currency equal to the drawing, the U.S. Borrowers agree, as a separate and independent obligation, to indemnify U.S. Issuing Bank for the loss resulting from its inability on that date to purchase the U.S. Reimbursed Foreign Currency in the full amount of the drawing.

(b)        Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit. If U.S. Issuing Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment in the same currency as required of the U.S. Borrowers in accordance with Section 2.3.2(a). Upon request by a U.S. Lender, U.S. Issuing Bank shall furnish copies of any U.S. Letters of Credit and LC Documents in its possession at such time.

(c)        The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. U.S. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any LC Documents. U.S. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. U.S. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)        No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. U.S. Issuing Bank shall not have any liability to any Lender if U.S. Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from U.S. Required Lenders.

2.3.3.        Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b)

that U.S. Availability is less than zero, or (c) within 10 Business Days prior to the U.S. Revolver Commitment Termination Date, then U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit and pay to U.S. Issuing Bank the amount of all other U.S. LC Obligations. U.S. Borrowers shall, on demand by U.S. Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.S. Lender. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4.        Resignation of U.S. Issuing Bank. U.S. Issuing Bank may resign at any time upon notice to Agent and U.S. Borrowers. On the effective date of such resignation, U.S. Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement U.S. Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to U.S. Borrowers.

2.4         Canadian Letter of Credit Facility.

2.4.1.        Issuance of Canadian Letters of Credit. Canadian Issuing Bank shall issue Canadian Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)        Canadian Borrower acknowledges that Canadian Issuing Bank’s issuance of any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of a LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrower has entered into arrangements satisfactory to Agent and Canadian Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Canadian Issuing Bank receives written notice from Canadian Required Lenders that a LC Condition has not been satisfied, Canadian Issuing Bank shall not issue the requested Canadian Letter of Credit. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)        Canadian Letters of Credit may be requested by Canadian Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Canadian Issuing Bank.

(c)        Canadian Borrower assumes all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative. Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrower are discharged with proceeds of any Canadian Letter of Credit.

(d)        In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2.        Reimbursement; Participations.

(a)        If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, Canadian Borrower shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit in the same currency in which the Letter of Credit was denominated unless otherwise specified by Agent or Canadian Issuing Bank (at their respective option) that it requires payment in Dollars or Canadian Dollars calculated at the Spot Rate, together with interest at the interest rate for Canadian Prime Rate Loans from the Canadian Reimbursement Date until payment by Canadian Borrower. The obligation of Canadian Borrower to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that Canadian Borrower may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Prime Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied. In the event that (i) a drawing denominated in a foreign currency (other than Dollars or Canadian Dollars) (such foreign currency, a “Canadian Reimbursed Foreign Currency”) is to be reimbursed in Dollars or Canadian Dollars pursuant to the first sentence in this Section 2.4.2(a); and (ii) the Dollars or Canadian Dollars amount, as applicable, paid by Canadian Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Canadian Reimbursed Foreign Currency equal to the drawing, Canadian Borrower agrees, as a separate and independent obligation, to indemnify Canadian Issuing Bank for the loss resulting from its inability on that date to purchase the Canadian Reimbursed Foreign Currency in the full amount of the drawing.

(b)        Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit. If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit and Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Canadian Issuing Bank, the Canadian Lender’s Pro Rata share of such payment in the same currency as required of the Canadian Borrower in accordance with Section 2.4.2(a). Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Canadian Letters of Credit and LC Documents in its possession at such time.

(c)        The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Canadian Borrower or other Person of any obligations under any LC Documents. Canadian Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Canadian Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)        No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Canadian Issuing Bank shall not have any liability to any Lender if Canadian Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from Canadian Required Lenders.

2.4.3.        Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Canadian Availability is less than zero, or (c) within 10 Business Days prior to the Canadian Revolver Commitment Termination Date, then Canadian Borrower shall, at Canadian Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations. Canadian Borrower shall, on demand by Canadian Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a Canadian Lender. If Canadian Borrower fails to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or the conditions in Section 6 are satisfied).

2.4.4.        Resignation of Canadian Issuing Bank. Canadian Issuing Bank may resign at any time upon notice to Agent and Canadian Borrower. On the effective date of such resignation, Canadian Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.4, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement Canadian Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Canadian Borrower.

2.5        Term Loans.

2.5.1.        Term Loans to U.S. Borrowers. Each U.S. Lender agrees, severally (and not jointly) on a Pro Rata basis up to its Term Loan Commitment, upon the terms and subject to the conditions set forth herein, to make a one-time Term Loan to the U.S. Borrowers on any Business Day during the period from the Closing Date to the date that is six months after the Closing Date; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrowers whatsoever to honor any request for a Term Loan on or after the Term Loan Commitment Termination Date or to the extent the aggregate Term Loans will exceed the Term Loan Cap on the proposed funding date of the Term Loans (in which case such U.S. Lenders shall be obligated to fund the Term Loans in an amount up to the Term Loan Cap). The Term Loans shall bear interest as set forth in Section 3.1. The Term Loans shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Term Loans or LIBOR Term Loans. The Term Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the Term Loans. The Term Loans shall be funded and repaid in Dollars. For clarification, once repaid, the Term Loans may not be reborrowed.

2.5.2.        Term Notes. The Term Loans made by each U.S. Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any U.S. Lender, the U.S. Borrowers shall execute and deliver a promissory note to such Lender, evidencing its Term Loans.

2.5.3.        Use of Term Loan Proceeds. The proceeds of the Term Loans shall be used by U.S. Borrowers solely (a) to pay Obligations in accordance with this Agreement; and (b) for working capital and other lawful corporate purposes of U.S. Borrowers.

2.5.4.        Termination of Term Loan Commitments. The Term Loan Commitments shall terminate on the Term Loan Commitment Termination Date unless sooner terminated in accordance with this Agreement. Any unused Term Loan Commitment shall terminate on the date of the making of the Term Loans. Upon at least 10 days’ prior written notice to Agent from the Borrower Agent, U.S. Borrowers may, at their option, terminate the Term Loan Commitments without premium or penalty. Any notice of termination given by Borrowers pursuant to this Section 2.5.4 shall be irrevocable but may be conditioned on a refinancing or another material event.

SECTION 3.        INTEREST, FEES AND CHARGES

3.1        Interest.

3.1.1.        Rates and Payment of Interest.

(a)        The Obligations shall bear interest (i) if a U.S. Base Rate Revolver Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin, (ii) if a LIBOR Revolver Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin plus with respect to any U.K. Revolver Loan that is a LIBOR Loan, any Mandatory Costs; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the

Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if a U.K. Base Rate Loan, at the U.K. Base Rate in effect from time to time, plus the Applicable Margin, (vii) if a Base Rate Term Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin, (viii) if a LIBOR Term Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin, (ix) if any other U.S. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Revolver Loans; (x) if any other Canadian Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans; and (xi) if any other U.K. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.K. Base Rate in effect from time to time, plus the Applicable Margin for U.K. Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower(s). If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)        Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars, Canadian Dollars, British Pounds or Euro, as the case may be) of the underlying Revolver Loan (which shall be Dollars only in the case of any U.K. Base Rate Loan).

(c)        During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(d)        Interest accrued on the Loans shall be due and payable (i) on the last day of the relevant Interest Period with respect to Interest Period Loans (or in the case of an Interest Period Loan with an Interest Period of more than 90 days’ duration, on each quarterly anniversary of the first day of such Interest Period) or, in arrears on the first day of each month with respect to Base Rate Loans, and (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date, interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date, and interest accrued on the U.K. Revolver Loans shall be due and payable in arrears on the U.K. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.        Application of LIBOR to Outstanding Loans.

(a)        Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans, the Canadian Base Rate Loans, or the U.K. Base Rate Loans, as applicable, to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan; provided that, in the case of U.K. Base Rate Loans only, portions of such Loans may be converted to a LIBOR Loan denominated in Dollars only. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)        Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days (and at least four Business Days in the case of a U.K. Revolver Loan) before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender (or Lenders with outstanding Term Loans if related to the Term Loans) thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrowers), Canadian Base Rate Loans (if owing by the Canadian Borrower), or a U.K. Base Rate Loan (if owing by the U.K. Borrower) if that LIBOR Loan was denominated in Dollars, or (as the case may be) a LIBOR Loan (the initial Interest Period of which shall be 30 days commencing on the date of expiration of the Interest Period applicable to that LIBOR Loan) if that LIBOR Loan was denominated in British Pounds or Euro.

3.1.3.        Application of Canadian BA Rate to Outstanding Loans.

(a)        Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b)        Whenever Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4.        Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a)        the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)        if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)        no Interest Period shall extend beyond: (i) the U.S. Revolver Commitment Termination Date in the case of any Revolving Loan owing by the U.S. Borrowers, (ii) the Canadian Revolver Commitment Termination Date in the case of any Loan owing by the Canadian Borrower, (iii) the U.K. Revolver Commitment Termination Date in the case of any Loan owing by the U.K. Borrower, and (iv) the Term Loan Maturity Date in the case of any Term Loan owing by the U.S. Borrowers. No Interest Period for a LIBOR Term Loan may be established that would require repayment before the end of an Interest Period in order to make any scheduled principal payment on Term Loans.

3.1.5.      Interest Rate Not Ascertainable. If Agent shall determine that, on any date for determining LIBOR or the Canadian BA Rate, due to any circumstance affecting the London interbank market or the Canadian interbank bankers’ acceptances market, respectively, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify the Borrower Agent of such determination. Until Agent notifies the Borrower Agent that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans or Canadian BA Rate Loans, as applicable, shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.2        Fees.

3.2.1.      Unused Line Fee.

(a)        U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

(b)        Canadian Borrower shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Canadian Unused Line Fee Rate times the amount by which the Canadian Revolver Commitments exceed the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Canadian Revolver Commitment Termination Date.

(c)        The U.K. Borrower shall pay to Agent, for the Pro Rata benefit of U.K. Lenders, a fee equal to the U.K. Unused Line Fee Rate times the amount by which the U.K. Revolver Commitments exceed the average daily balance of U.K. Revolver Loans and stated amount of U.K. Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.K. Revolver Commitment Termination Date.

3.2.2.      U.S. LC Facility Fees. The U.S. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the U.S. Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.      Canadian LC Facility Fees. The Canadian Borrower shall pay (a) to Agent, for the Pro Rata benefit of the Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Canadian BA Rate Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the Canadian Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4.      U.K. LC Facility Fees. The U.K. Borrower shall pay (a) to Agent, for the Pro Rata benefit of the U.K. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of U.K. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.K. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the U.K. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.K. Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the U.K. Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.5.      U.S. Term Loan Fees. U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders with Term Loan Commitments, a fee equal to the Term Loan Unused Commitment Fee Rate times the Term Loan Commitments during each month from the Closing to the earlier of (a) date of the making of the Term Loans or (b) Term Loan Commitment Termination Date. Such fee shall be payable in arrears, on the first day of each month and on the earlier of (x) date of the making of the Term Loans or (y) the Term Loan Commitment Termination Date.

3.2.6.      Other Fees. Borrowers shall pay such other fees as described in the Fee Letters.

3.3        Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of (a) interest based on the Canadian Prime Rate or Canadian BA Rate or (b) a Revolver Loan made in British Pounds, on the basis of a 365 day year, as the case may be. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.5, 3.7, 3.9 or 5.9, submitted to the Borrower Agent by Agent or the affected Lender or Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4        Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent and each Lender for all Extraordinary Expenses incurred by Agent or such Lender in reference to such Borrower Group or its related Obligations or Collateral. In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral for its Obligations, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) subject to any limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor within such Borrowers’ related Obligor Group or Collateral securing such Obligor Group’s Obligations, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements, a Borrowing Base Certificate, or a Compliance Certificate), it is determined that a higher Applicable Margin, U.S. Unused Line Fee

Rate, Canadian Unused Line Fee Rate, or U.K. Unused Line Fee Rate should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the applicable Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Applicable Lenders (or Lenders with outstanding Term Loans in the case of interest related to the Term Loans), an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5        Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans or Canadian BA Rate Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Available Currency in the London interbank market, or Canadian Dollars through bankers’ acceptances, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or Canadian BA Rate Loans, as applicable, or to convert U.S. Base Rate Loans or Canadian Base Rate Loans to LIBOR Loans, or Canadian Prime Rate Loans to Canadian BA Rate Loans, or U.K. Base Rate Loans to LIBOR Loans, as applicable, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the applicable Borrower(s) with respect to such Loans shall prepay or, if applicable, convert all LIBOR Loans of such Lender to U.S. Base Rate Loans, Canadian Base Rate Loans or U.K. Base Rate Loans (which alternative to prepayment aforesaid shall only be applicable in relation to any LIBOR Loans of such Lenders to the U.K. Borrower in the case of any such LIBOR Loans denominated in Dollars), or all Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans. Upon any such prepayment or conversion, the applicable Borrower(s) with respect to such Loans shall also pay accrued interest on the amount so prepaid or converted.

3.6        Inability to Determine Rates. If the U.S. Required Lenders, with respect to U.S. Revolver Loans, or the U.S. Required Term Lenders, with respect to Term Loans, or the Canadian Required Lenders, with respect to Canadian Revolver Loans, or the U.K. Required Lenders, with respect to U.K. Revolver Loans, notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan that (a) deposits or bankers’ acceptances in the relevant Available Currency are not being offered to, as regards LIBOR, banks in the London interbank eurocurrency market or, as regards Canadian BA Rate, Persons in Canada, for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify the Borrower Agent and each Applicable Lender (or Lenders with outstanding Term Loans if related to Term Loans). Thereafter, the obligation of the Applicable Lenders (or Lenders with Term Loan Commitments or outstanding Term Loans if related to the Term Loans) to make or maintain the affected LIBOR Loans or

Canadian BA Rate Loans shall be suspended until Agent (upon instruction by the U.S. Required Lenders, U.S. Required Term Lenders, Canadian Required Lenders or U.K. Required Lenders, as applicable) revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or a Canadian BA Rate Loan or, failing that, will be deemed to have submitted a request for a U.S. Base Rate Loan, a Canadian Prime Rate Loan or a U.K. Base Rate Loan (but in the case of any such pending request in relation to a LIBOR Loan for the U.K. Borrower, if (a) that LIBOR Loan was denominated in British Pounds or Euro, the Borrower Agent shall be deemed to have revoked any such pending request for a Borrowing of, conversion to or continuation of that LIBOR Loan, and the U.K. Borrower shall repay any such outstanding LIBOR Loan which was the subject of a continuation request, and (b) only if that LIBOR Loan was denominated in Dollars shall the Borrower Agent be deemed to have submitted a request for a U.K. Base Rate Loan).

3.7        Increased Costs; Capital Adequacy.

3.7.1.      Change in Law. If any Change in Law shall:

(a)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate or Mandatory Costs) or any Issuing Bank;

(b)        subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 (or would be covered by Section 5.9 but for exclusions in Sections 5.9.2 and 5.9.13) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c)        impose on any Lender or any Issuing Bank or the London interbank market or the Canadian bankers’ acceptances market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or Canadian BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2.        Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers (or the applicable Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.      Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower(s) of any Borrower Group shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8        Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if the Borrower(s) of any Borrower Group are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. The Borrower(s) of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9        Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan or a Canadian BA Rate Loan occurs on a day other than the end of its Interest Period, (c) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan or Canadian BA Rate Loan prior to the end of its Interest Period pursuant to Section 13.4, or (d) the Borrower(s) of any Borrower Group fail(s) to repay a LIBOR Loan or a Canadian BA Rate Loan when required hereunder, then such applicable Borrower(s) shall pay to Agent its customary administrative charge and to each Applicable Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds but excluding the Applicable Margin and Mandatory Costs. The Lenders shall not be required to purchase deposits in the London interbank market or any other offshore market to fund any LIBOR Loan or to transact in bankers’ acceptances to make any Canadian BA Rate Loan, but the provisions hereof shall be deemed to apply as if each Applicable Lender had purchased such deposits to fund its LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.10        Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Obligor to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Domiciled Obligors to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Domiciled Obligors to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Domiciled Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Domiciled Obligor. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Original

Agreement Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4.     LOAN ADMINISTRATION

4.1        Manner of Borrowing and Funding Revolver Loans.

4.1.1.        Notice of Borrowing.

(a)        Whenever Borrowers within a Borrower Group desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of U.S. Base Rate Loans, Canadian Prime Rate Loans, or Canadian Base Rate Loans, (ii) on the Business Day prior to the requested funding date, in the case of U.K. Base Rate Loans, and (iii) at least three Business Days prior (and at least four Business Days in the case of a U.K. Revolver Loan) to the requested funding date, in the case of LIBOR Loans or Canadian BA Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Loan (in the case of a Borrowing by the U.S. Borrowers), or as a Canadian Base Rate Loan, a Canadian Prime Rate Loan, LIBOR Loan, or a Canadian BA Rate Loan (in the case of a Borrowing by the Canadian Borrower) or as a U.K. Base Rate Loan or a LIBOR Loan (in the case of a Borrowing by the U.K. Borrower), (D) in the case of LIBOR Loans or Canadian BA Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified), (E) in the case of a Borrowing by the Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars, and (F) in the case of a Borrowing by the U.K. Borrower, in the case of LIBOR Loans only, whether such Loan is to be denominated in Dollars, British Pounds or Euro.

(b)        Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Obligor Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Revolver Loans, in the case of such Obligations owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Obligor, or to U.K. Base Rate Loans, in the case of such Obligations owing by a U.K. Domiciled Obligor. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations of an Obligor Group against any operating, investment or other account of an Obligor within such Obligor Group maintained with Agent or any of its Affiliates.

(c)        If Borrowers within a Borrower Group establish a controlled disbursement account with Agent or any branch or Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Revolver Loans, in the case of insufficient funds owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Domiciled Obligor, or to U.K. Base Rate Loans, in the case of insufficient funds owing by a U.K. Domiciled Obligor. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

(d)        Whenever U.S. Borrowers desire funding of the Borrowing of the Term Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) at least two (2) Business Days prior to the requested funding date in the case of Base Rate Term Loans and (ii) at least three (3) Business Days prior to the requested funding date in the case of LIBOR Term Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Any such Notice of Borrowing shall be irrevocable (subject to the last sentence of this Section 4.1.1(d)) and shall specify (A) the amount of the Term Loans to be borrowed (subject to the limits set forth herein), (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Term Loan or a LIBOR Term Loan, and (D) in the case of LIBOR Term Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified). Notwithstanding the foregoing, a request for a Base Rate Term Loan (a “Base Rate Term Loan Request”) meeting the foregoing requirements may be conditioned by U.S. Borrowers on a material event occurring, provided, that, Agent must receive notice no later than 11:00 a.m. on the requested funding date on whether such material event has, or shall be deemed to have, occurred (a “Material Event Confirmation”) (it being understood that to the extent Agent does not receive a Material Event Confirmation by such time, the corresponding Base Rate Term Loan Request shall be deemed null and void).

4.1.2.        Fundings by Lenders.

(a)        Each Applicable Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Applicable Time Zone) on the proposed funding date (and by 12:00 p.m. (Applicable Time Zone) on the Business Day prior to the proposed funding date, in the case of U.K. Base Rate Loans) for U.S. Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans or U.K. Base Rate Loans, or by 3:00 p.m. (Applicable Time Zone) at least two Business Days before any proposed funding of LIBOR Loans or Canadian BA Rate Loans. Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Applicable Time Zone) on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Subject to its receipt of such amounts from the

Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower(s). If an Applicable Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then the Borrowers within the applicable Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

(b)        Each U.S. Lender shall timely honor its Term Loan Commitment by funding its Pro Rata share of the Term Loans that are properly requested hereunder. Agent shall endeavor to notify the U.S. Lenders with Term Loan Commitments of any Notice of Borrowing to request the Term Loans by 12:00 noon (Pacific time) at least three (3) Business Days prior to the proposed funding date. Each U.S. Lender with a Term Loan Commitment shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Pacific time) on the requested funding date. Subject to its receipt of such amounts from such U.S. Lenders, Agent shall disburse the proceeds of the Term Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a U.S. Lender with a Term Loan Commitment that it does not intend to fund its Pro Rata share of such Borrowing, Agent may assume that such U.S. Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable U.S. Borrower(s). If a U.S. Lender’s share of any such Borrowing is not received by Agent, then the U.S. Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3.        Swingline Loans; Settlement.

(a)        Agent may, but shall not be obligated to, advance U.S. Swingline Loans to the U.S. Borrowers, up to an aggregate outstanding amount equal to 10% of the aggregate U.S. Revolver Commitments, unless the funding is specifically required to be made by all U.S. Lenders hereunder. Each U.S. Swingline Loan shall constitute a U.S. Base Rate Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.S. Borrowers to repay U.S. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. Agent (acting through its Canada branch) may, but shall not be obligated to, advance Canadian Swingline Loans to the Canadian Borrower, up to an aggregate outstanding amount equal to 10% of the aggregate Canadian Revolver Commitments, unless the funding is specifically required to be made by all Canadian Lenders hereunder. Each Canadian Swingline Loan shall constitute a Canadian Prime Rate Revolver Loan or a Canadian Base Rate Loan, as applicable, for all purposes, except that payments thereon shall be made to Agent (acting through its Canada branch) for its own account. The obligation of the Canadian Borrower to repay Canadian Swingline Loans shall be evidenced by the records of Agent (acting through its Canada branch) and need not be evidenced by any promissory note. Agent may, but shall not be obligated to, advance U.K. Swingline Loans to the U.K. Borrower, up to an aggregate outstanding amount equal to 10% of the aggregate U.K. Revolver Commitments, unless the funding is specifically required to be made by all U.K.

Lenders hereunder. Each U.K. Swingline Loan shall be made in and denominated only in Dollars, and shall constitute a U.K. Base Rate Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.K. Borrower to repay U.K. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.S. Swingline Loan may not be settled among the U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Canadian Swingline Loan may not be settled among the Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.K. Swingline Loan may not be settled among the U.K. Lenders hereunder, then each U.K. Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore

4.1.4.        Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2         Defaulting Lender.

4.2.1.        Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.        Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts, in accordance with this Agreement, to the Borrowers of the Borrower Group to which such defaulted obligations relate. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fees under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2, Section 3.2.3, and Section 3.2.4, as applicable, shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.        Cure. Borrowers, Agent and Issuing Banks may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Banks, or as expressly provided herein with respect to Bail-In Actions and related matters, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3        Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate. With respect to the U.S. Borrowers, (i) no more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans to U.S. Borrowers having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (ii) each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $1,000,000, in excess thereof. With respect to the Canadian Borrower, (x) no more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, (y) no more than 5 Borrowings of Canadian BA Rate Loans may be outstanding at any time, and all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (z) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000) or an increment of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000), in excess thereof. With respect to the U.K. Borrower, (1) no more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods and in the same Available Currency shall be aggregated together and considered one Borrowing for this purpose, and (2) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of

$1,000,000 (or, in the case of LIBOR Loans denominated in British Pounds, £1,000,000 or, in the case of LIBOR Loans denominated in Euros, Euros 1,000,000) or an increment of $1,000,000 (or, in the case of LIBOR Loans denominated in British Pounds, £1,000,000 or, in the case of LIBOR Loans denominated in Euros, Euros 1,000,000), in excess thereof. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by the Borrower Agent on behalf of a Borrower Group, Agent shall promptly notify the Borrower Agent thereof by telephone or electronically and, if requested by the Borrower Agent, shall confirm any telephonic notice in writing.

4.4        Borrower Agent. Each Borrower and other Obligor hereby designates Callaway Golf Company, a Delaware corporation (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower or other Obligor hereunder to Borrower Agent on behalf of such Borrower or other Obligor. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and other Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5        One Obligation. The Loans, LC Obligations and other Obligations of the applicable Borrower(s) of each Borrower Group and their respective Guarantors shall constitute one general obligation of such Borrower(s) of such Borrower Group and their respective Guarantors and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of such Borrower(s) of such Borrower Group and their respective Guarantors; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower or other Obligor to the extent of any Obligations jointly or severally owed by such Borrower or other Obligor to such Credit Party.

4.6        Effect of Termination. On the effective date of any termination of any of the Revolver Commitments, all Obligations with respect thereto shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying

Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.2, 2.3, 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.     PAYMENTS

5.1        General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Applicable Time Zone) on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan or a Canadian BA Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans by a Borrower Group shall be applied first to U.S. Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Rate Loans or U.K. Base Rate Loans, as applicable, of such Borrower Group and then to LIBOR Loans or Canadian BA Rate Loans, as applicable, of such Borrower Group. All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars and all payments with respect to any U.K. Facility Obligations shall be made in British Pounds or, if any portion of such U.K. Facility Obligations is denominated in Euro, then in Euro or, if any portion of such U.K. Facility Obligations is denominated in Dollars, then in Dollars.

5.2        Repayment of Revolver Loans. All U.S. Revolver Loans shall be due and payable in full on the U.S. Revolver Commitment Termination Date, all Canadian Revolver Loans shall be due and payable in full on the Canadian Revolver Commitment Termination Date, and all U.K. Revolver Loans shall be due and payable in full on the U.K. Revolver Commitment Termination Date, in each case unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of LIBOR Loans and Canadian BA Rate Loans, Section 3.9. If any Asset Disposition includes the disposition of Accounts or Inventory of an Obligor, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the U.S. Borrowers, the Canadian Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the Canadian Borrower, and the U.K. Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the U.K. Borrower) upon giving effect to such disposition, shall be applied to the applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of an Asset Disposition of Accounts or Inventory of the U.S. Borrowers, the Canadian Revolver Loans in the case of an Asset Disposition with respect to the Accounts or Inventory of the Canadian Borrower, and the U.K. Revolver Loans in the case of an Asset Disposition with respect to the Accounts or Inventory of the U.K. Borrower). Notwithstanding anything herein to the contrary, if an Overadvance exists (including as a result of any Asset Disposition), the applicable Borrower(s) (i.e., the U.S. Borrowers in the case of a U.S. Overadvance, the Canadian Borrower in the case of a Canadian Overadvance, and the U.K. Borrower in the case of a U.K. Overadvance) shall, on the sooner of Agent’s demand or the first Business Day after any such Borrower has knowledge thereof, repay the outstanding applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of a U.S. Overadvance, the Canadian Revolver Loans in the case of a Canadian Overadvance, and the U.K. Revolver Loans in the case of a U.K. Overadvance) in an amount sufficient to reduce the principal balance of such Revolver Loans to the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of a U.S. Revolver Loans, the Canadian Borrowing Base in the case of Canadian Revolver Loans, and the U.K. Borrowing Base in the case of U.K. Revolver Loans).

5.3        Repayment of Term Loans.

5.3.1.        Payment of Principal. Commencing on the first day of the month immediately following the date that is fifteen (15) months after the date the Term Loans are made (such month, the “First Term Loan Repayment Month”), and on the first day of each third month ending after the First Term Loan Repayment Month, the principal amount of the Term Loans shall be repaid by an amount equal to 1/12th of the original principal aggregate amount of the Term Loans. In addition to the foregoing, on the earlier of the Term Loan Maturity Date and the U.S. Revolver Commitment Termination Date, all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full. Each installment shall be paid to Agent for the Pro Rata benefit of Lenders. Once repaid, whether such repayment is voluntary or required, Term Loans may not be reborrowed. Any prepayment of Term Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9.

5.3.2.        Mandatory Prepayments.

(a)        Within sixty days after delivery to Agent of Borrowers’ audited annual financial statements (and accompanying Compliance Certificate) for the Fiscal Year ending on December 31, 2018, U.S. Borrowers shall (a) deliver to Agent a written calculation of Excess Cash Flow for such Fiscal Year, certified by a Senior Officer of Borrower Agent, and (b) prepay Term Loans in an amount equal to the least of: (i) 50% of such Excess Cash Flow; (ii) $10,000,000; and (iii) the greatest amount available such that after giving effect to the payment of such amount, the sum of Net Excess Availability plus unrestricted cash and cash equivalents of the Obligors is not less than an amount equal to 15% of the Maximum Facility Amount. Any such prepayment of the Term Loans shall be applied to principal in inverse order of maturity.

(b)        Concurrently with any Asset Disposition by any U.S. Facility Obligor of any Real Estate, Intellectual Property, or Equity Interests of Top Golf, U.S. Borrowers shall prepay Term Loans in an amount equal to the Net Proceeds of such disposition. Any such prepayment of the Term Loans shall be applied to principal in inverse order of maturity.

5.3.3.        Optional Prepayments. U.S. Borrowers may, at their option from time to time, prepay Term Loans, which prepayment must be at least $5,000,000, plus any increment of $1,000,000 in excess thereof. Borrower Agent shall give written notice to Agent of an intended prepayment of Term Loans, which notice shall specify the amount of the prepayment and the date of such prepayment (which must be a Business Day), shall be irrevocable once given, and shall be given at least 3 Business Days prior to the date of such prepayment. Any such voluntary prepayment of the Term Loans shall be applied to principal in inverse order of maturity.

5.4        Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5        Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers or any other Obligor is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6        Post-Default Allocation of Payments.

5.6.1.        Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by or on behalf of any Obligor, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)        with respect to monies, payments, Property or Collateral of or from any U.S. Domiciled Obligor:

(i)         first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii)        second, to all Extraordinary Expenses owing to any U.S. Lender;

(iii)        third, to all amounts owing to Agent on U.S. Swingline Loans;

(iv)        fourth, to all amounts owing to U.S. Issuing Bank on account of U.S. LC Obligations;

(v)        fifth, to all Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K. Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vi)        sixth, to all U.S. Facility Obligations constituting interest (other than Secured Bank Product Obligations and other than on account of the Term Loans) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K. Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vii)        seventh, to Cash Collateralize the U.S. LC Obligations;

(viii)        eighth, to all U.S. Revolver Loans and Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor, including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor;

(ix)        ninth, to all other U.S. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors or U.K. Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(x)        tenth, ratably: (i) to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor, and (ii) to be applied in accordance with clause (c) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any U.K. Domiciled Obligor;

(xi)        eleventh, to all interest owing by any U.S. Domiciled Obligor on account of the Term Loans; and

(xii)        twelfth, to all Term Loans.

(b)        with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above and subclause (x) of clause (c) below:

(i)        first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Obligor;

(ii)        second, to all Extraordinary Expenses owing to any Canadian Lender;

(iii)        third, to all amounts owing to Agent (acting through its Canada branch) on Canadian Swingline Loans;

(iv)        fourth, to all amounts owing to the Canadian Issuing Bank on account of Canadian LC Obligations;

(v)        fifth, to all Canadian Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor (exclusive of any such amounts owing by the U.K. Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors);

(vi)        sixth, to all Canadian Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any Canadian Domiciled Obligor (exclusive of any such amounts owing by the U.K. Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors);

(vii)        seventh, to Cash Collateralize the Canadian LC Obligations;

(viii)        eighth, to all Canadian Revolver Loans and Noticed Hedges of any Canadian Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation) of any Canadian Domiciled Obligor;

(ix)        ninth, to all other Canadian Facility Obligations (exclusive of any such amounts owing by the U.K. Domiciled Obligors which are guaranteed by the Canadian Domiciled Obligors); and

(x)        tenth, to be applied in accordance with clause (c) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any U.K. Domiciled Obligor.

(c)        with respect to monies, payments, Property or Collateral of or from any U.K. Domiciled Obligor, together with any allocations pursuant to subclause (x) of clause (a) above and subclause (x) of clause (b) above:

(i)        first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any U.K. Domiciled Obligor;

(ii)        second, to all Extraordinary Expenses owing to any U.K. Lender;

(iii)        third, to all amounts owing to Agent on U.K. Swingline Loans;

(iv)        fourth, to all amounts owing to the U.K. Issuing Bank on account of U.K. LC Obligations;

(v)        fifth, to all U.K. Facility Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.K. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.K. Domiciled Obligors);

(vi)        sixth, to all U.K. Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any U.K. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.K. Domiciled Obligors);

(vii)        seventh, to Cash Collateralize the U.K. LC Obligations;

(viii)        eighth, to all U.K. Revolver Loans and Noticed Hedges of any U.K. Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the U.K. Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed

Hedges were reserved for by Agent under the U.K. Borrowing Base immediately prior to the time of such allocation) of any U.K. Domiciled Obligor;

(ix)        ninth, to all other U.K. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.K. Domiciled Obligors); and

(x)        tenth, to be applied in accordance with clause (b) above, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is the last reported amount. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2.        Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7        Application of Payments.

5.7.1.        Dominion Account(s) of U.S. Borrowers. The ledger balance in the main Dominion Account of the U.S. Borrowers as of the end of a Business Day shall be applied to the Obligations of the U.S. Borrowers at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the U.S. Borrowers and shall be made available to the U.S. Borrowers as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, each U.S. Borrower and other Obligor irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.7.2.        Dominion Account(s) of Canadian Borrower. The ledger balance in the main Dominion Account of the Canadian Borrower as of the end of a Business Day shall be applied to the Obligations of the Canadian Borrower at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the Canadian Borrower and shall be made available to the Canadian Borrower as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, the Canadian Borrower and each other Obligor irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.7.3.        Dominion Account(s) of U.K. Borrower. The ledger balance in the main Dominion Account of the U.K. Borrower as of the end of a Business Day occurring on and after the Closing Date shall be applied to the Obligations of the U.K. Borrower at the beginning of the next Business Day. If, at the end of a Business Day occurring after the Closing Date, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of the U.K. Borrower and shall be made available to the U.K. Borrower as long as the Obligations have not been accelerated on account of an Event of Default and in any event subject to the terms of the U.K. Security Agreements. The U.K. Borrower and each other Obligor irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8        Loan Account; Account Stated.

5.8.1.         Loan Account. Agent shall maintain, in accordance with its usual and customary practices, an account or accounts (“Loan Account”) evidencing the Debt of each of the Borrower(s) within each Borrower Group resulting from each Loan made to such Borrower Group or issuance of a Letter of Credit for the account of such Borrower(s) from time to time. Any failure of Agent to record anything in any Loan Account, or any error in doing so, shall not limit or otherwise affect the obligations of the applicable Borrower(s) to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower and other Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations as and to the extent provided herein or in the other Loan Documents.

5.8.2.        Entries Binding. Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9     Taxes.

5.9.1.       Payments Free of Taxes. All payments by or on behalf of any Obligor hereunder shall be free and clear of and without withholding or deduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrowers or other Obligors shall be increased so that Agent, each Lender and each Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including withholdings or deductions applicable to additional sums payable under this Section) had been made. In addition, Borrowers and the other Obligors shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2.       Payments Free of Tax by the U.K. Borrower. A payment by the U.K. Borrower under this Agreement shall not be increased under Section 5.9.1 above by reason of a withholding or deduction on account of Tax imposed by the United Kingdom (“Tax Deduction”), if on the date on which the payment falls due:

(a)         the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a U.K. Qualified Lender, but on that date that Lender is not or has ceased to be a U.K. Qualified Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)         the relevant Lender is a U.K. Qualified Lender solely by virtue of paragraph (i)(B) of the definition of U.K. Qualified Lender; and:

(i)         an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of ITA which relates to the payment and that Lender has received from the U.K. Borrower making the payment a certified copy of that Direction; and

(ii)         the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)         the Lender is a U.K. Qualified Lender solely by virtue of paragraph (i)(B) of the definition of U.K. Qualified Lender and:

(i)         the Lender has not given a U.K. Tax Confirmation to the U.K. Borrower; and

(ii)         the payment could have been made to the Lender without any Tax Deduction if the Lender had given a U.K. Tax Confirmation to the U.K. Borrower, on the basis that the U.K. Tax Confirmation would have enabled the U.K. Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purposes of Section 930 of ITA; or

(d)         the relevant Lender is a Treaty Lender and the U.K. Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Section 5.9.5 below.

5.9.3.         Timing and Amount. If the U.K. Borrower is required to make a Tax Deduction, the U.K. Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

5.9.4.         Evidence of Payment. Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the U.K. Borrower shall deliver to the Agent for the Lender or the Agent entitled to the payment a statement under Section 975 of ITA or other evidence reasonably satisfactory to that Lender or the Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

5.9.5.         Co-operation between a Treaty Lender and the U.K. Borrower. A Treaty Lender and the U.K. Borrower making a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for U.K. Borrower to obtain authorization to make that payment without a Tax Deduction.

5.9.6.         Exceptions. Nothing in Section 5.9.5 above shall require a Treaty Lender to: (a) register under the HMRC DT Treaty Passport scheme; (b) apply the HMRC DT Treaty Passport scheme to any Loan if it has so registered; or (c) file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.9.9 below or Section 5.9.16 below and the Obligor making that payment has complied with its obligations under Section 5.9.10 below or Section 5.9.17 below.

5.9.7.         Existing Lenders. A U.K. Non-Bank Lender which becomes a Lender on the day on which this Agreement is entered into gives a U.K. Tax Confirmation to the U.K. Borrower by entering into this Agreement.

5.9.8.         Notice. A U.K. Non-Bank Lender shall promptly notify the U.K. Borrower and the Agent if there is any change in the position from that set out in the U.K. Tax Confirmation.

5.9.9.         HMRC DT Treaty Passport schemes. A Treaty Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 5.9.9.

5.9.10.       Form DTTP2. Where a Lender includes the indication described in Section 5.9.9 above in Schedule 5.9.9, the U.K. Borrower shall, to the extent that such Lender is a Lender under the facilities made available to the U.K. Borrower pursuant to Section 2.1 or Section 2.2, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide such Lender with a copy of that filing.

5.9.11.       No Filings. If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 5.9.9 above or Section 5.9.16 below, no Obligor shall file a form DTTP2 or any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s commitment(s) or its participation in any facility made available under this Agreement.

5.9.12.       Payment. Obligors shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Banks for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) paid by Agent, any Lender or any Issuing Bank, with respect to any Obligations of such Borrower’s Borrower Group, Letters of Credit of such Borrower’s Borrower Group or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or an Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or an Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by any Obligor, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.9.13.       Payment by the U.K. Borrower. Section 5.9.12 shall not apply:

(a)         with respect to any Tax assessed on a Lender or the Agent:

(i)       under the law of the jurisdiction in which that Lender or the Agent is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender or the Agent is treated as resident for tax purposes; or

(ii)         under the law of the jurisdiction in which that Lender’s or the Agent’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender or the Agent; or

(b)         to the extent a loss, liability or cost:

(i)         is compensated for by an increased payment under Section 5.9.1; or

(ii)         would have been compensated for by an increased payment under Section 5.9.1 but was not so compensated solely because one of the exclusions in Section 5.9.2 applied.

5.9.14.         Tax Credit. If the U.K. Borrower makes a payment under Section 5.9.1 or Section 5.9.12 (a “U.K. Tax Payment”) and either a Lender or the Agent determines that:

(a)         a Tax Credit is attributable either to an increased payment of which that U.K. Tax Payment forms part, or to that U.K. Tax Payment; and

(b)         that Lender or the Agent has obtained, utilized and retained that Tax Credit,

that Lender or the Agent shall pay an amount to the U.K. Borrower which that Lender or the Agent determines will leave it (after that payment) in the same after-Tax position as it would have been in had the U.K. Tax Payment not been required to be made by the U.K. Borrower.

5.9.15.       New Lenders. Each Lender which becomes a party to this Agreement in the capacity of a U.K. Lender after the date of this Agreement (“New Lender”) shall indicate, at the time it becomes a New Lender, on and for the benefit of the Agent and without liability to the U.K. Borrower, which of the following categories it falls in:

(a)         not a U.K. Qualified Lender;

(b)         a U.K. Qualified Lender (other than a Treaty Lender); or

(c)         a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 5.9.15 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a U.K. Qualified Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the U.K. Borrower). For the avoidance of doubt, an assignment in accordance with Section 13.3 shall not be invalidated by any failure of a New Lender to comply with this Section 5.9.15.

5.9.16.       HMRC DT Treaty Passport schemes – New Lenders. A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which then wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Obligor) in the assignment notice which it executes pursuant to, or in connection with, Section 13.3 below by including its scheme reference number and its jurisdiction of tax residence in that assignment notice.

5.9.17.       Form DTTP2 – New Lenders. Where a New Lender includes the indication described in Section 5.9.16 above in the relevant assignment notice the U.K. Borrower shall, to the extent that that New Lender becomes a Lender under a facility which is made available to the U.K. Borrower pursuant to pursuant to Section 2.1 or Section 2.2, file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of that assignment and shall promptly provide the Lender with a copy of that filing.

5.9.18.       FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5.10     Lender Tax Information.

5.10.1.     Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2.     Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the U.S. Facility Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3.     Lender Obligations. Each Lender and each Issuing Bank shall promptly notify Borrower Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and each Issuing Bank, in each case severally and not jointly with the other Lenders and/or applicable Issuing Bank, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the affected Borrower to which such Lender or such Issuing Bank (as applicable) has issued a Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’

fees) incurred by or asserted against such affected Borrower or Agent by any Governmental Authority due to such Lender’s or such Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and each Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or such Issuing Bank under any Loan Document.

5.11    Guarantee by Obligors.

5.11.1. Guarantee by U.S. Domiciled Obligors.

(a)        Joint and Several Liability. Each U.S. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Obligations and all agreements of each other Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a U.S. Facility Guarantor, a Canadian Facility Guarantor, and a U.K. Facility Guarantor hereunder. Each U.S. Domiciled Obligor agrees that its guaranty or guarantee of obligations as a U.S. Facility Guarantor, a Canadian Facility Guarantor, and a U.K. Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (h) any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Insolvency Act 1986 of the United Kingdom and the Enterprise Act 2002 of the United Kingdom); (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the

Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b)        Waivers.

(i)        Each U.S. Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)        Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)             Extent of Liability; Contribution.

(i)        Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(ii)        If any U.S. Domiciled Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each U.S. Domiciled Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Obligor shall be the maximum amount that could then be recovered from such U.S. Domiciled Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance Applicable Law, or the Applicable Law in Canada or any province or territory thereof, or in England.

(iii)     Each U.S. Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each other U.S. Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each U.S. Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.2.    Guarantee by Canadian Domiciled Obligors and U.K. Domiciled Obligors.

(a)          Joint and Several Liability. Each Canadian Domiciled Obligor and U.K. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all

Canadian Facility Obligations, U.K. Facility Obligations, and all agreements of each other Canadian Domiciled Obligor and U.K. Domiciled Obligor under the Loan Documents, except its Excluded Swap Obligations, and that it is a Canadian Facility Guarantor and a U.K. Facility Guarantor hereunder. Each Canadian Domiciled Obligor and U.K. Domiciled Obligor agrees that its guaranty or guarantee of obligations as a Canadian Facility Guarantor and a U.K. Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or similar provision of other Applicable Law; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code, under other Applicable Law or otherwise; (h) any other insolvency, debtor relief or debt adjustment law (whether state, provincial, federal or foreign, including the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Insolvency Act 1986 of England and the Enterprise Act 2002 of England); (i) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of any Obligor or any other person; (j) any merger, amalgamation or consolidation of any Obligor with any person or persons; (k) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any governmental body or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Obligations under the Loan Documents; (l) the existence of any claim, set-off, compensation or other rights which any Obligor may have at any time against any other Obligor or any other person, or which any Obligor may have at any time against the Secured Parties, whether in connection with the Loan Documents or otherwise; or (m) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

(b)            Waivers.

(i)         Each Canadian Domiciled Obligor and U.K. Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Canadian Domiciled Obligor and U.K. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all

Obligations. It is agreed among each Canadian Domiciled Obligor and U.K. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Canadian Domiciled Obligor and U.K. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)     Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Canadian Domiciled Obligor or U.K. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Canadian Domiciled Obligor and U.K. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Canadian Domiciled Obligor or U.K. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Canadian Domiciled Obligor or U.K. Domiciled Obligor shall not impair any other Canadian Domiciled Obligor’s or U.K. Domiciled Obligor’s obligation to pay the full amount of the Obligations it is jointly and severally liable for and has guaranteed under the Loan Documents. Each Canadian Domiciled Obligor and U.K. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Canadian Domiciled Obligor’s or U.K. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)        Extent of Liability; Contribution.

(i)        Notwithstanding anything herein to the contrary, each Canadian Domiciled Obligor’s and U.K. Domiciled Obligor’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Canadian Domiciled Obligor or U.K. Domiciled Obligor is primarily liable, as described below, and (ii) such Canadian Domiciled Obligor’ and U.K. Domiciled Obligor’s U.K./Canadian Allocable Amount.

(ii)        If any Canadian Domiciled Obligor or U.K. Domiciled Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Canadian Domiciled Obligor or U.K. Domiciled Obligor is primarily liable) (a “U.K./Canadian Guarantor Payment”) that, taking into account all other U.K./Canadian Guarantor Payments previously or concurrently made by any other Canadian Domiciled Obligor or U.K. Domiciled Obligor, exceeds the amount that such Canadian Domiciled Obligor or U.K. Domiciled Obligor would otherwise have paid if each Canadian Domiciled Obligor and U.K. Domiciled Obligor had paid the aggregate Obligations satisfied by such U.K./Canadian Guarantor Payments in the same proportion that such Canadian Domiciled Obligor’s or U.K. Domiciled Obligor’s U.K./Canadian Allocable Amount bore to the total U.K./Canadian Allocable Amounts of all Canadian Domiciled Obligors and U.K. Domiciled Obligors, then such Canadian Domiciled Obligor or U.K. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Canadian Domiciled Obligor and U.K. Domiciled Obligor for the amount of such excess, pro rata based upon their respective U.K./Canadian Allocable Amounts in effect immediately prior to such U.K./Canadian Guarantor Payment. The “U.K./Canadian Allocable Amount” for any Canadian Domiciled Obligor or U.K. Domiciled Obligor shall be the maximum amount that could then be recovered from such Canadian Domiciled Obligor or U.K. Domiciled Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any similar applicable fraudulent transfer or conveyance Applicable Law, or the Applicable Law in Canada or any province or territory thereof, or in England.

(iii)        Each Canadian Domiciled Obligor and each U.K. Domiciled Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Canadian Domiciled Obligor and U.K. Domiciled Obligor that is a Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Canadian Domiciled Obligor and each U.K. Domiciled Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.3.    No Limitation. Nothing contained in this Section 5.11 shall limit the liability of any Obligor to pay Loans made directly or indirectly to that Obligor (including Loans advanced to any other Obligor and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support such Obligor’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and

Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4.    Joint Enterprise. Each Obligor has requested that Agent and Lenders make the credit facilities available to the applicable Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. The Obligors believe that the credit facilities provided to the applicable Borrowers under this Agreement will enhance the borrowing power of each Borrower and ease administration of such credit facilities, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to Obligors and at Obligors’ request.

5.11.5.    California Waivers.

(a)        Notwithstanding anything to the contrary set forth in this Agreement or any of the Loan Documents, each of the Obligors hereby understands and acknowledges that if Agent forecloses judicially or nonjudicially against any Collateral consisting of Real Estate located in California for the Obligations, that foreclosure could impair or destroy any ability that the Obligors may have to seek reimbursement, contribution, or indemnification from one another based on any right any Obligor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by the Obligors under this Agreement. Each of the Obligors further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of the Obligors’ rights, if any, may entitle the Obligors to assert a defense to this Agreement based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Agreement, each Obligor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that the Obligors will be fully liable under this Agreement even though Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that the Obligors will not assert that defense in any action or proceeding which Agent may commence to enforce this Agreement or any other Loan Document; (iii) acknowledges and agrees that the rights and defenses waived by the Obligors in this Agreement include any right or defense that the Obligors may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Agent and the Lenders are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which Agent and the Lenders are receiving for creating the Obligations.

(b)        Each of the Obligors waives all rights and defenses that each Obligor may have because of any of the Obligations is secured by Real Estate. This means, among other things: (i) Agent may collect from the Obligors without first foreclosing on any real or personal property collateral pledged by the Obligors; and (ii) if Agent forecloses on any Collateral consisting of Real Estate pledged by the Obligors: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the

Collateral is worth more than the sale price, and (B) Agent may collect from the Obligors even if Agent, by foreclosing on the Collateral consisting of Real Estate, has destroyed any right the Obligors may have to collect from one another. This is an unconditional and irrevocable waiver of any rights and defenses the Obligors may have because any of the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c)        Each of the Obligors waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

5.11.6.    Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

5.12        Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent. The parties hereto hereby agree as follows:

(a)        Each repayment of a Loan or LC Obligation or a part thereof shall be made in the currency in which such Loan or LC Obligation is denominated at the time of that repayment;

(b)        Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c)        Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

(d)        Each payment of fees by Canadian Borrower pursuant to Section 3.2 shall be in Dollars;

(e)        Each payment of fees by U.K. Borrower pursuant to Section 3.2 shall be in Dollars;

(f)        Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made;

(g)        Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars;

(h)        Any amount expressed to be payable in British Pounds shall be paid in British Pounds; and

(i)        Any amount expressed to be payable in Euro shall be paid in Euro.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12. To the extent that the amount of any such payment shall, on actual conversion into such currency, be less than the full amount of such obligation or liability (actual or contingent) expressed in that currency, such Obligor (together with the other Obligors who are liable thereunder or obligated therefor) agrees to indemnify and hold harmless such Credit Party with respect to the amount of such deficiency, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in such deficiency. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the Borrower Agent.

5.13    Currency Fluctuations. On each Business Day or such other date determined by Agent (the “Calculation Date”), Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. On each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure and the U.K. Revolver Exposure. If, on any Reset Date: (a) the Total Revolver Exposure exceeds the total amount of the Revolver Commitments on such date, (b) the Canadian Revolver Exposure on such date exceeds the lesser of the Canadian Borrowing Base or the Canadian Revolver Commitments on such date, or (c) the U.K. Revolver Exposure on such date exceeds the lesser of the U.K. Borrowing Base or the U.K. Revolver Commitments on such date (in any case, the amount of any such excess referred to herein as the “Excess Amount”) then (i) Agent shall give notice thereof to Borrower Agent and Lenders and (ii) within one (1) Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans and the Issuing Banks shall not have any obligation to issue any Letters of Credit.

SECTION 6.     CONDITIONS PRECEDENT

6.1      Conditions Precedent to Effectiveness and Loans. In addition to the conditions set forth in Section 6.2, this Agreement shall not become effective and Agent, the Issuing Banks and the Lenders shall not be required to fund any requested Loans, issue any Letter of Credit for the benefit of the Borrowers or otherwise extend credit to the Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)         Notes shall have been executed by each Borrower and delivered to each Applicable Lender that requests issuance of a Note. Each other Loan Document to which any Obligor is a party shall have been duly executed and delivered to Agent by each of the signatories thereto, and each such Obligor shall be in compliance with all terms thereof.

(b)        U.S. Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(c)        Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Obligor certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents to which such Obligor is a party.

(d)        Agent shall have received a certificate of a duly authorized officer of each Obligor certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which such Obligor is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents to which such Obligor is a party. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e)        Agent shall have received a written opinion of Gibson, Dunn & Crutcher LLP, Durham Jones & Pinegar, P.C., McMillan LLP, and CMS Cameron McKenna Nabarro Olswang LLP, in form and substance satisfactory to Agent.

(f)        Agent shall have received good standing certificates for each Obligor (other than the U.K. Borrower and the U.K. Subsidiaries), issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g)        There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Agent’s judgment (i) could reasonably be expected to have a material adverse effect on any Obligor’s business, assets, properties, liabilities, operations, condition or prospects, or could impair any Obligor’s ability to perform satisfactorily under this Agreement and the other Loan Documents; or (ii) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated hereby.

(h)        (i) Each Canadian Security Agreement (amended as required) shall have been duly executed and delivered to Agent by each of the signatories thereto, and each signatory thereto shall be in compliance with all terms thereof, (ii) all PPSA and other Lien filings or recordations necessary to perfect Agent’s Liens on the Collateral of each signatory to the Canadian Security Agreement shall have been filed, and (iii) Agent shall have received PPSA and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral of each signatory to the Canadian Security Agreement (including estoppel letters), except Permitted Liens.

(i)        Each document listed in paragraph (a) of the definition of U.K. Security Agreement shall have been duly executed and delivered to the Agent by each of the signatories thereto, and each U.K. Domiciled Obligor shall be in compliance with all terms thereof.

6.2       Conditions Precedent to All Credit Extensions.   Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)         No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)         The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)         All conditions precedent in any other Loan Document shall be satisfied; and

(d)         With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.       COLLATERAL

7.1       Grant of Security Interest.

7.1.1.     To secure the prompt payment and performance of: (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties and the U.K. Facility Secured Parties and (c) all U.K. Facility Obligations (including, without limitation, all U.K. Facility Obligations of each U.K. Facility Guarantor) each U.K. Domiciled Obligor hereby grants to Agent, for the benefit of the U.K. Facility Secured Parties and the Canadian Facility Secured Parties, in each case of clause (a), (b), and (c), a continuing security interest in and Lien upon all of the following Property of such Obligor, in which such Obligor has rights, or the power to transfer rights, whether now or in the future, and wherever located:

(i)             all Accounts;

(ii)            all Inventory;

(iii)        all Deposit Accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(iv)        all securities accounts (including any and all Investment Property held therein or credited thereto);

(v)         all Intellectual Property (including the right to sue and recover for any and all past, present or future infringements of, violations of, dilution of or other damages or injuries to any Intellectual Property), other than Excluded Intellectual Property;

(vi)        all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender that were derived from or consist of any of the Property described in this Section 7.1.1, and any Cash Collateral;

(vii)      all Supporting Obligations of any of the Property described in this Section 7.1.1;

(viii)     all Instruments, Documents and Chattel Paper, in each case only to the extent evidencing or governing any of the Property described in this Section 7.1.1;

(ix)       all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the Property described in this Section 7.1.1 (the “Proceeds”); and

(x)        all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this Section 7.1.1, and any General Intangibles to the extent evidencing or governing any of the Property described in this Section 7.1.1.

In the case of each U.K. Domiciled Obligor, the continuing security interest in and Lien upon all of the above Property of such U.K. Domiciled Obligor granted above is limited to the Property of that U.K. Domiciled Obligor which is expressed to be subject to a security interest under the U.K. Security Agreements to which that U.K. Obligor is expressed to be a party.

7.2       Lien on Deposit Accounts; Cash Collateral.

            7.2.1.       Deposit Accounts.     To further secure the prompt payment and performance of: (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties and the U.K. Facility Secured Parties, and (c) all U.K. Facility Obligations (including, without limitation, all U.K. Facility Obligations of each U.K. Facility Guarantor), each U.K. Domiciled Obligor hereby grants to Agent, for the benefit of the U.K. Facility Secured Parties and the Canadian Facility Secured Parties, in each case of clause (a), (b), and (c), a continuing security interest in and Lien on all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request. In the case of each U.K. Domiciled Obligor, the continuing security interest in and Lien upon all amounts credited to any Deposit Accounts of such U.K. Domiciled Obligor, and any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept, granted above is limited to the sums in the Deposit Accounts of that U.K. Domiciled Obligor, and any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept, which are expressed to be subject to a security interest under the U.K. Security Agreements to which that U.K. Obligor is expressed to be a party.

      7.2.2.     Cash Collateral.     Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all: (a) Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, (b) Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties and the U.K. Facility Secured Parties, and (c) U.K. Facility Obligations (including, without limitation, all U.K. Facility Obligations of each U.K. Facility Guarantor), each U.K. Domiciled Obligor hereby grants to Agent, for the benefit of the U.K. Facility Secured Parties and the Canadian Facility Secured Parties, in each case of clause (a), (b), and (c), a continuing security interest in and Lien on all Cash Collateral held from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of any Obligations, may apply Cash Collateral of a Canadian Domiciled Obligor to the payment of any Canadian Facility Obligations, and may apply Cash Collateral of a U.K. Domiciled Obligor to the payment of any U.K. Facility Obligations, in each case, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations. No Canadian Domiciled Obligor or other Person claiming through or on behalf of any Canadian Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Obligations. No U.K. Domiciled Obligor or other Person claiming through or on behalf of any U.K. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all U.K. Facility Obligations

7.3       Intentionally Omitted.

7.4     Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Original Agreement Closing Date, any Obligor obtains any interest in any

Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property (other than Excluded Intellectual Property), Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5       No Assumption of Liability. The Liens on the Collateral granted hereunder are given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.6     Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that Agent deems desirable to preserve and perfect Agent’s security interest in the Collateral of such Obligor, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.         COLLATERAL ADMINISTRATION

8.1       Borrowing Base Certificates. By the 20th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a U.S. Borrowing Base Certificate, Canadian Borrowing Base Certificate, and a U.K. Borrowing Base Certificate, in each case, prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that during any Reporting Trigger Period, Borrower Agent shall also be required to deliver to Agent weekly U.S. Borrowing Base Certificates, Canadian Borrowing Base Certificates, and U.K. Borrowing Base Certificates by the 3rd Business Day of each week which begins during such Reporting Trigger Period, in each case, prepared as of the close of business on the last Business Day of the previous week (in the case of matters other than those related to Inventory) or of the close of business of the previous month (in the case of matters relating to Inventory). All calculations of U.S. Availability, Canadian Availability, or U.K. Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer of Borrower Agent; provided, that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve and/or the Canadian Availability Reserve and/or the U.K. Availability Reserve. The U.S. Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars. The Canadian Borrowing Base shall set forth the calculation of the Canadian Borrowing Base in both Canadian Dollars and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent. The U.K. Borrowing Base shall set forth the calculation of the U.K. Borrowing Base in each of British Pounds, Dollars and Euros and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent.

8.2     Administration of Accounts.

8.2.1.       Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Borrower Agent shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts of any Borrower Group in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts, Borrower Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2.       Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge the Borrowers of the applicable Borrower Group therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

8.2.3.       Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.       Maintenance of Dominion Accounts.

(a)         U.S. Domiciled Obligors and Canadian Domiciled Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. U.S. Domiciled Obligors and Canadian Domiciled Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account of a U.S. Domiciled Obligor or Canadian Domiciled Obligor is not maintained with Bank of America or Bank of America (Canada), as applicable, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or Bank of America (Canada), as applicable.

(b)       U.K. Domiciled Obligors shall maintain Dominion Accounts at all times pursuant to lockbox or other arrangements acceptable to Agent. U.K. Domiciled Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account at all times, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account of a U.K. Domiciled Obligor is not maintained with Bank of America, N.A., London Branch, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America, N.A., London Branch.

(c)       Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.       Proceeds of Collateral. Obligors (other than U.K. Domiciled Obligors) shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). U.K. Domiciled Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3       Administration of Inventory.

8.3.1.       Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such count promptly upon completion thereof, together with such supporting information as Agent may request.

8.3.2.       Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by an Obligor for a return during any Dominion Trigger Period is promptly remitted to Agent for application to the Obligations.

8.3.3.       Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Except to the extent permitted by Section 10.2.5(b) in the case of consignments, no Obligor shall sell any

Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and, except in cases of good faith disputes, shall make current rent payments (within applicable grace and cure periods provided for in leases) at all locations where any Collateral is located.

8.4       Intentionally Omitted.

8.5     Administration of Deposit Accounts.   Each Obligor shall take all actions necessary to establish Agent’s control of all Deposit Accounts (including Dominion Accounts) and securities accounts maintained by such Obligor; provided, however, that such control shall not be required for the following (collectively, the “Excluded Deposit Accounts”): (a) an account exclusively used for payroll, payroll taxes or employee benefits, and (b) at any time during which an Event of Default does not exist, an account containing not more than $250,000, provided, that the aggregate amounts contained in all such accounts referred to in this clause (b) for which Agent does not have control at any time shall not exceed $1,000,000. The applicable Obligor shall be the sole account holder of each Deposit Account or securities account and shall not allow any other Person (other than Agent) to have control over a Deposit Account, securities account or any Property deposited therein. Each of the Obligors shall promptly notify Agent in writing of any opening or closing of a Deposit Account or securities account and, concurrently with the opening thereof, shall ensure that such account (except an Excluded Deposit Account) is subject to a fully executed Deposit Account Control Agreement or, in the case of a securities account, similar control agreement in favor of Agent and acceptable to Agent.

8.6       General Provisions.

8.6.1.       Location of Collateral.   All tangible items of Collateral, other than Inventory in transit (including in transit to or from a manufacturing facility), shall at all times be kept by Obligors at the business locations for such Obligors set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States or, in the case of: (i) a Canadian Domiciled Obligor, in Canada, or (ii) a U.K. Domiciled Obligor, in England, Wales, Scotland or Northern Ireland (subject, in each case, to Agent being granted a first priority Lien (subject to Permitted Liens) if none has been previously granted in such province or territory), in each case, upon 15 Business Days’ prior written notice to Agent.

8.6.2.       Insurance of Collateral; Condemnation Proceeds.

(a)       Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. From time to time upon request, Borrower Agent shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender first loss payee (with respect to property policies only); (ii) requiring at least 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent in accordance with Section 8.6.2(b). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise any claims involving any Collateral.

(b)       Any proceeds of insurance relating to the Collateral and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations in accordance with the terms hereof.

8.6.3.       Protection of Collateral.     All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4.       Defense of Title to Collateral.   Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7       Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a an Obligor’s name, but at the cost and expense of the Borrowers:

(a)     Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)     During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or securities accounts, and take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy or other Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor where the addressor is any Account Debtor or where the addressor is not identifiable with certainty, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing, electronic or information systems relating to any Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1       General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1.      Existence, Qualification and Power; Compliance with Applicable Laws. Each Obligor and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Obligor is an EEA Financial Institution.

9.1.2.      Authorization; No Contravention.     The execution, delivery and performance by each Obligor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organic Documents; (b) conflict with or result in any breach of or contravention under (i) any Contractual Obligation to which such Person is a party or by which it is bound, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in the creation of any Lien (other than Permitted Liens), or (d) violate any Applicable Law.

9.1.3.      Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document except for such approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained, taken, given or made and are in full force and effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.4.     Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

9.1.5.     Financial Statements; No Material Adverse Effect.

(a)     The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders (i) are prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt, to the extent required by GAAP to be shown on such financial statements.

(b)     Since December 31, 2010, there has been no change in the condition, financial or otherwise, of any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(c)     Each Borrower is Solvent and Parent and the Subsidiaries on a consolidated basis are Solvent.

9.1.6.       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

9.1.7.       No Default. No Borrower or Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has

occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

9.1.8.     Ownership of Property; Liens. Each Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business (other than minor defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Except disclosed on the survey delivered to Agent as part of the Related Real Estate Documents, no Eligible Real Estate is located in a special flood hazard zone, except as disclosed on Schedule 9.1.8. Each Borrower and each Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.9.     Environmental Compliance. Borrowers and Subsidiaries conduct in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties (including Real Estate), and as a result thereof the Obligors have reasonably concluded that, except as specifically disclosed on Schedule 9.1.9, such Environmental Laws and claims could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.10.     Insurance. The properties of Borrowers and Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Obligor, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.

9.1.11.     Taxes. Each Borrower and each Subsidiary has filed all federal, state and material local tax returns and other material reports that it is required by law to file, and has paid, or made proper provision in accordance with relevant accounting standards for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

9.1.12.     ERISA; Canadian Pension Plan Compliance.    Except as disclosed on Schedule 9.1.12:

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)     There are no pending or, to the best knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)     No Canadian Borrower or any Canadian Subsidiary provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees. Except as would not reasonably be expected to result in a Material Adverse Effect, Canadian Borrower and each Canadian Subsidiary is in compliance with all Requirements of Law and all Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

(d)     (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(e)     Canadian Borrower and Canadian Subsidiaries are in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. Neither Canadian Borrower nor any of Canadian Subsidiary has any material withdrawal liability in connection with a Plan. No Termination Event has occurred. Each Canadian Pension Plan has no solvency deficiency and is fully funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan. No Lien has arisen, choate or inchoate, in respect of Canadian Borrower or Canadian Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due). No Canadian Pension Plan provides benefits on a defined benefit basis.

(f)     With respect to any Foreign Plan, except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(g)     No U.K. Domiciled Obligor nor any of its U.K. subsidiaries is nor has at any time been: (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of an occupational pension scheme which is not a money purchase scheme (as those terms are defined in the Pension Schemes Act 1993 of the United Kingdom); or (ii) “connected” with or an “associate” of the Parent or any of its Subsidiaries which is such an employer (as those terms are used in Sections 38 and 43 of the Pensions Act 2004 of the United Kingdom) in relation to an occupational pension scheme in the United Kingdom which is not a money purchase scheme.

9.1.13.     Subsidiaries. Schedule 9.1.13 shows, for each Borrower and each Subsidiary, its name and its jurisdiction of organization. Schedule 9.1.13 shows, for each Subsidiary of Parent, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.13, in the five years preceding the Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary of Parent.

9.1.14.     Margin Regulations; Investment Company Act.

(a)     No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose, in each case, in violation of Regulations T, U or X of the Board of Governors.

(b)     None of the Borrowers is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

9.1.15.     Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Obligor to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given the projections will be realized).

9.1.16.     Compliance with Laws. Each Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Inventory has been produced in violation of the FLSA.

9.1.17.     Intellectual Property; Licenses, Etc. To the best knowledge of Obligors, or as could not reasonably be expected to have a Material Adverse Effect, Borrowers and Subsidiaries own, or possess the lawful right to use, all Intellectual Property necessary for the conduct of its business, without conflict with the rights of any other Person. To the best knowledge of Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Borrower or any Subsidiary infringes upon any valid, proprietary rights held by any other Person that could result in a claim, that, if successful, could reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower Agent has disclosed on Schedule 9.1.17 (i) all Royalties or other compensation paid by any Borrower or Subsidiary to any Person with respect to any Intellectual Property and (ii) all Intellectual Property (other than Excluded Intellectual Property) registrations, filings and applications for registration owned by any Obligor.

9.1.18.     Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)     it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)     it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)     it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d)     it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)     no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)     no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)     to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.19.     Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.20.     Trade Relations. Except as would not reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.

9.1.21.     Labor Relations. Except as described on Schedule 9.1.21, no Obligor is party to or bound by any collective bargaining agreement. Except as would not reasonably be expected to have a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22.     OFAC. No Obligor (i) or (to the knowledge of any Obligor) any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a Designated Jurisdiction, (ii) is a person whose property or interest in property is blocked or subject to blocking pursuant to (A) Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Export and Import Permits Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), the Defence Production Act (Canada), the Proceeds of Crime Act, the Anti-terrorism Act (Canada) or the Foreign Extraterritorial Measures Act (Canada) (together with and all regulations and orders made thereunder, collectively, “Canadian Sanctions Laws”), or (C) the Proceeds of Crime Act 2002, the Counter-Terrorism Act 2008 and Export Control Order 2008, the Export Control Act 2002, the Export Control (Al-Qaida and Taliban Sanctions) Regulations 2011, the Terrorist Asset-Freezing etc. Act 2010 and the Consolidated List of Financial Sanctions Targets administered by HM Treasury through the Office of Financial Sanctions Implementations, EU Council Regulation 2580/2001 and all supplementary instruments thereto including Implementing Resolution 1169/2012 and EU (EC) Regulation 881/2002, (EU) 753/2011, (EU) 754/2011 and (EU) 2017/1411 (collectively, the “U.K. Sanctions Laws”), (iii) engages in any dealings or transactions prohibited by (A) Section 2 of such executive order, (B) Canadian Sanctions Laws or (C) U.K. Sanctions Laws, or is otherwise associated with any such person in any manner violative of Section 2 of such executive order or by Canadian Sanctions Laws or U.K. Sanctions Laws, or (iv) is a person (A) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order, (B) on the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code, and/or the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (RIUNRST) and/or United Nations Al-Qaida and Taliban Regulations (UNAQTR), or (C) is a person included on the UK’s Consolidated List of Financial Sanctions Targets.

9.1.23.     Anti-Corruption Laws. Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws of Canada, United Kingdom, United States, and any of the member states of the European Union and applicable Sanctions, and such Obligor, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws of Canada, United Kingdom, United States, and any of the member states of the European Union and applicable Sanctions in all material respects.

SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS

10.1     Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.     Financial Statements. Deliver to Agent (with sufficient copies for each Lender), in form and detail satisfactory to Agent and the Required Lenders:

(a)     as soon as available, but in any event within 90 days after the end of each Fiscal Year of Parent, balance sheets as at the end of such Fiscal Year, and the related statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, on a consolidated and consolidating basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, which consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant or chartered accountant, as applicable, of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)     as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of Parent, unaudited balance sheets as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, on a consolidated and consolidating basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer of Borrower Agent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)     as soon as available, and in any event within 30 days after the end of each month other than the last month of each fiscal quarter of Parent, unaudited balance sheets as at the end of such month, and the related statements of income or operations for such month and for the portion of Parent’s fiscal year then ended, on a consolidated basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer of Borrower Agent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with historical practices.

10.1.2.     Certificates; Other Information. Deliver to Agent, for delivery to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a)     concurrently with the delivery of the financial statements referred to in Sections 10.1.1(a), (b) and (c), or more frequently if requested by Agent when a Default or Event of Default exists, a duly completed Compliance Certificate signed by the chief financial officer of the Borrower Agent;

(b)     concurrently with the delivery of financial statements under Section 10.1.1(a), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Borrowers or any Subsidiary, or any audit of any of them;

(c)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor may file or be required to file with the Securities and Exchange Commission or any provincial securities commission or regulator, and not otherwise required to be delivered to Agent pursuant hereto;

(d)     promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act;

(e)     promptly following the Agent’s request therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if any Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan prior to the Agent’s request therefor, a Borrower or one of its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof and promptly after the sending or filing thereof, copies of any annual report to be filed in connection with any Canadian Pension Plan or any Foreign Plan of any Obligor incorporated in the U.K.;

(f)     promptly after Borrower Agent has notified Agent of any intention by Borrowers to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(g)     not later than 30 days after the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow, U.S. Availability, U.K. Availability and Canadian Availability for the next Fiscal Year, month by month;

(h)     at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(i)     within 45 days of the end of each fiscal quarter of Parent, or more frequently if requested by Agent when a Default or Event of Default exists: (i) all Royalties or other compensation (to the extent not previously disclosed to Agent in writing) paid by any Borrower or Subsidiary to any Person with respect to any Intellectual Property, and (ii) all Intellectual Property (to the extent not previously disclosed to Agent in writing) owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary; and

(j)     promptly, such additional information regarding the Collateral or the business, financial or corporate affairs of Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1.1(a) or (b) or Section 10.1.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower Agent posts such documents, or provides a link thereto on Borrower Agent’s website; or (ii) on which such documents are posted on Borrower Agent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which Agent and each Lender have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) if any Lender so requests, the Borrower Agent shall deliver paper copies or electronic copies via electronic mail of such documents to Agent or any Lender that requests Borrower Agent to deliver such paper or electronic copies until a written request to cease delivering paper or electronic copies is given by Agent or such Lender and (ii) Borrower Agent shall notify (which may be by facsimile or electronic mail) Agent and each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance Borrower Agent shall be required to provide paper copies of the Compliance Certificates required by Section 10.1.2(a) to Agent and each of the Lenders. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3.     Notices. Notify Agent and each Lender:

(a)     Within five (5) Business Days after the occurrence of a Default or Event of Default under Section 11.1(f) and promptly after the occurrence of any other Default or Event of Default;

(b)     Promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if applicable (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) the assertion of any Intellectual Property Claim;

(c)     Promptly of the occurrence of any ERISA Event or Termination Event;

(d)     Promptly of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary;

(e)     Promptly after obtaining knowledge of any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that, in each case, materially and adversely affects any Obligor or any Subsidiary;

(f)     Promptly of any judgment affecting any Obligor in an amount exceeding the Dollar Equivalent of $5,000,000;

(g)         Promptly after the discharge or any withdrawal or resignation by Borrowers’ accountants; and

(h)         At least 30 days prior to any opening of a new office or place of business where Collateral will be located.

Each notice pursuant to this Section shall be accompanied by a statement of a Senior Officer of Borrower Agent setting forth details of the occurrence referred to therein and stating what action Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 10.1.3 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

10.1.4.     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in an aggregate amount in excess of $10,000,000, including (a) all Taxes and tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless such Taxes are being Properly Contested; provided, that all such Taxes, tax liabilities, assessments, governmental charges and levies shall be paid and discharged prior to the date on which a Lien on any Collateral shall attach in an aggregate amount in excess of $250,000 for all federal tax liens and $2,500,000 for all other liens which is senior to Agent’s Lien; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

10.1.5.     Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.4 or 10.2.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

10.1.6.     Maintenance of Properties. (a) Except for any downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of Borrowers in existence on the Original Agreement Closing Date, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.7.     Maintenance of Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8.     Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Materially comply with all Anti-Terrorism Laws.

10.1.9.     Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and each Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower and each Subsidiary, as the case may be.

10.1.10.     Inspections; Appraisals.

(a)         Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. For each calendar year, at least one examination will be held by Agent during such calendar year and at least two examinations will be held by Agent during such calendar year if Availability on any day during such year is less than $35,000,000. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)         Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per calendar year; (ii) appraisals of Inventory, up to two times per calendar year and (iii) appraisals of Intellectual Property (other than Excluded Intellectual Property), up to one time per calendar year; provided, however, that: (A) Borrowers shall reimburse Agent for all charges, costs and expenses in connection with a third appraisal of Inventory or second appraisal of Intellectual Property (other than Excluded Intellectual Property) in any calendar year if such appraisal is commenced during any Reporting Trigger Period; (B) Borrowers shall reimburse Agent for all charges, costs and expenses in connection with a third examination in any calendar year if such examination is commenced during any Reporting Trigger Period; and (C) if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.11.     Use of Proceeds. Use the proceeds of the Loans or other extensions of credit (a) to refinance existing indebtedness, (b) to issue standby or commercial letters of credit and (c) to finance ongoing working capital needs and for general corporate purposes (including Permitted Acquisitions) not in contravention of any Applicable Law or of any Loan Document.

10.1.12.     Additional Guarantors. Promptly notify Agent upon any Person becoming a Subsidiary and (a) cause (i)(A) each U.S. Subsidiary and (B) any Foreign Subsidiary that loses its status as a “controlled foreign corporation” under Section 957 of the Code promptly to execute and deliver to Agent a Guarantee (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Secured Parties, and (ii) each Canadian Subsidiary and U.K. Subsidiary to execute and deliver to Agent a Canadian Facility Guarantee and U.K. Facility Guarantee (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Canadian Secured Parties and U.K. Secured Parties, (b) cause such Guarantor to deliver to the Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers or other authorized Persons of such Subsidiary as Agent may require evidencing the identity, authority and capacity of each Senior Officer or other authorized Person thereof in connection with the Guarantee, Canadian Facility Guarantee, or U.K. Facility Guarantee, as applicable, to which such Subsidiary is a party and such additional and other documents and certifications as Agent may reasonably require to evidence that such Subsidiary is duly organized or formed and is validly existing, in good standing and qualified to engage in business, in each case to the extent applicable, in jurisdictions reasonably identified by Agent, and (c) cause such Guarantor to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties (in the case of a Subsidiary described in clause (a)(i) above) and the Canadian Secured Parties and U.K. Secured Parties (in the case of a Subsidiary described in clause (a)(ii) above)) on all assets of such Person which are the same type as the Collateral, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.13.     Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.14.     Licenses. (a) Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) pay all Royalties when due except as would not materially adversely affect the value of the Collateral; and (d) notify Agent of any default or breach asserted by any Person to have occurred under any License which breach would materially adversely affect the value of the Collateral.

10.1.15. U.K. Pension Plans. Each U.K. Domiciled Obligor shall ensure that it is not and will not be and none of its U.K. subsidiaries will be at any time: (i) an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004 of the United Kingdom) of an

occupational pension scheme which is not a money purchase scheme (as those terms are defined in the Pension Schemes Act 1993 of the United Kingdom); or (ii) “connected” with or an “associate” of the Parent or any of its Subsidiaries which is an employer (as those terms are used in Sections 38 or 43 of the Pensions Act 2004 of the United Kingdom) in relation to an occupational pension scheme in the United Kingdom which is not a money purchase scheme.

10.1.16.     Anti-Corruption Laws. Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws of Canada, United Kingdom, United States, and any of the member states of the European Union and applicable Sanctions.

10.1.17.    Post-Closing.

(a)         In order to include the U.S. Real Estate Formula Amount in the calculation of the U.S. Borrowing Base, deliver to Agent the Related Real Estate Documents and Mortgage for the Real Estate located at 2180 Rutherford Road, Carlsbad, CA 92008.

(b)         Within 60 days of the date of this Agreement, Ogio shall close all Deposit Accounts and securities accounts maintained at Wells Fargo and each Obligor shall take all other necessary steps to be in compliance of Sections 8.2.4, 8.2.5, and 8.5 of this Agreement.

10.2    Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)         Liens in favor of Agent;

(b)         Liens existing on the Closing Date that are listed on Schedule 10.2.1;

(c)         Liens for taxes, fees, assessments or other governmental charges not yet delinquent or being Properly Contested;

(d)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(e)         pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)         deposits or other Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g)         easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, are (i) shown in any lender’s policy of title insurance insuring any Mortgage, or (ii) in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)         Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(i)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(g) or securing appeal or other surety bonds related to such judgments (so long as such judgments do not constitute an Event of Default under Section 11.1(g));

(j)         Liens securing Debt permitted under Section 10.2.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed, on the date of acquisition, the cost or fair market value, whichever is lower, of the property being acquired;

(k)         any Lien existing on any property or asset (other than Accounts, Inventory, Dominion Accounts, Restricted Assets, the Company Trademark, and Eligible Real Estate) prior to the acquisition thereof by any Obligor or any Subsidiary or existing on any property or asset (other than Accounts, Inventory, Dominion Accounts, Restricted Assets, the Company Trademark, and Eligible Real Estate) of any Person that becomes an Obligor or Subsidiary after the date hereof prior to the time such Person becomes an Obligor or Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor or Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Obligor or Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes an Obligor or Subsidiary, as the case may be, (iv) all obligations secured by a Lien permitted under this clause (k) shall not exceed an aggregate amount of $25,000,000 at any one time outstanding, and (v) if requested by Agent, such Liens will be subject to an intercreditor agreement, in form and substance satisfactory to Agent;

(l)         extensions, renewals and replacements of Liens referred to in clauses (a) through (k) above, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2.3;

(m)         Liens (other than on: (i) Accounts, Inventory, Dominion Accounts, and Restricted Assets of a Borrower or Guarantor; and (ii) the Company Trademark and Eligible Real Estate) arising under leases, subleases, licenses and rights to use granted to others and permitted under Section 10.2.5(f);

(n)         Liens (other than on: (i) Accounts, Inventory, Dominion Accounts, and Restricted Assets of a Borrower or Guarantor; and (ii) the Company Trademark and Eligible

Real Estate) not expressly permitted by clauses (a) through (m) above and as to which the aggregate amount of obligations secured thereby does not exceed $50,000,000 at any one time;

(o)         Liens securing Debt permitted under Section 10.2.3(q) so long: (i) such Liens will be subject to an intercreditor agreement, in form and substance satisfactory to Agent; and (ii) to the extent any such Liens are on any Collateral, such Liens are subordinated to the Liens of Agent pursuant to such intercreditor agreement; and

(p)         Liens securing Debt permitted under Section 10.2.3.(r); provided that such Liens do not at any time encumber any property other than the property financed or leased by such Debt.

10.2.2.     Investments. Make any Investments, except:

(a)         advances to officers, directors and employees of the Obligors and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(b)         Investments in Subsidiaries to the extent existing on the Closing Date and other Investments in existence on the Closing Date and set forth on Schedule 10.2.2;

(c)         Investments by: (i) a U.S. Borrower in another U.S. Borrower; (ii) a U.S. Domiciled Obligor (other than a U.S. Borrower) in another U.S. Domiciled Obligor; (iii) a U.S. Domiciled Obligor in the Canadian Borrower so long as: (A) the aggregate amount of such Investments shall not exceed $10,000,000 at any time outstanding, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; (iv) a U.S. Domiciled Obligor in Callaway de México, S.A. de C.V. so long as such Investments are in the Ordinary Course of Business and consistent with historical practices; (v) any Canadian Domiciled Obligor or U.K. Domiciled Obligor in a Borrower; (vi) a Borrower in a Guarantor or Subsidiary that is not a Borrower or Guarantor so long as: (A) the aggregate amount of such Investments shall not exceed: (I) $3,000,000 in any calendar year, and (II) $10,000,000 at any time outstanding, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; and (vii) a Subsidiary that is not a Borrower or Guarantor in any other Subsidiary;

(d)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)         Investments consisting of Permitted Acquisitions;

(f)         Investments pursuant to Hedging Agreements otherwise permitted hereunder;

(g)         Investments in Cash Equivalents;

(h)         so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (other than an Acquisition) made after the Third

Amendment to Second Amended and Restated Effective Date in an aggregate amount not to exceed $30,000,000 (such limitation, the “Investment Cap”); provided, however, that no such Investment shall count against the Investment Cap if either: (i) (A) on a pro forma basis after giving effect to such Investment, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the consummation of such Investment, (B) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Investment, and (C) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such Investment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Net Excess Availability, on a pro forma basis after giving effect to such Investment, has been greater than an amount equal to 20% of the Maximum Facility Amount for the ninety (90) day period immediately prior to the consummation of such Investment, (B) Net Excess Availability is greater than an amount equal to 20% of the Maximum Facility Amount after giving effect to such Investment, and (C) no Term Loans are outstanding at the time such Investment is consummated and after giving effect to the payment of any consideration in connection with such Investment;

(i)         Investments by a U.S. Domiciled Obligor in any Subsidiary that is not a Borrower or Guarantor to the extent such Investments are in the form of a transfer of assets (other than any Collateral) of such U.S. Domiciled Obligor so long as: (A) such assets are in existence as of the First Amendment to Second Amended and Restated Effective Date, and (B) such assets are predominantly used in connection with the golf ball manufacturing operations of Parent;

(j)         [Reserved];

(k)       Investments, so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the amount expended in connection with any such Investment either (at the written election of Parent in accordance with the definition of Top Golf Proceeds): (A) is made solely using Top Golf Proceeds contained in the Top Golf Blocked Account, (B) does not exceed the U.S. Top Golf Reserve in effect immediately prior to giving effect to any such expenditures, (C)(1) is made solely using cash proceeds of a substantially contemporaneous (I) dividend from the Canadian Borrower to Parent, or (II) repayment by the Canadian Borrower of an intercompany obligation owing to Parent, and (2) does not exceed the Canadian Top Golf Reserve in effect immediately prior to giving effect to any such expenditures, or (D)(1) is made solely using cash proceeds of a substantially contemporaneous (I) dividend from the U.K. Borrower to Parent, or (II) repayment by the U.K. Borrower of an intercompany obligation owing to Parent, and (2) does not exceed the U.K. Top Golf Reserve in effect immediately prior to giving effect to any such expenditures; (iii) the aggregate amount expended in connection with all such Investments consummated under this clause (k) and transactions consummated under clause 10.2.6(g) does not exceed $150,000,000 in the aggregate; (iv) Parent provides Agent with at least 7 days prior written notice of any such Investment (which notice shall contain the amount to be expended in such transaction and evidence of the source of funds for such expenditure); (v) Parent provides Agent with evidence of the making of any Investment under this clause (k), and (vi) no Term Loans are outstanding at the time such Investment is made; and

(l)         additional Investments in Top Golf in an amount not to exceed $30,000,000 in the aggregate at any time so long as at the time of any such Investment, no Default or Event of Default has occurred and is continuing or would result therefrom.

10.2.3.     Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a)         the Obligations;

(b)         Debt outstanding on the Closing Date and listed on Schedule 10.2.3;

(c)         Debt consisting of unsecured intercompany loans among Parent and any Subsidiary or unsecured guarantees of Parent or any Subsidiary in respect of Debt of Parent or any Subsidiary so long as, in each case, the corresponding Investment is permitted under Section 10.2.2;

(d)         Debt of Parent or any Subsidiary existing or arising under any Hedging Agreement, provided that such Hedging Agreement was entered into by such Person to hedge risks arising in the Ordinary Course of Business and not for speculative purposes;

(e)         Debt in respect of Capital Leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed or capital assets (other than Eligible Real Estate); provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $25,000,000;

(f)         Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $25,000,000 in the aggregate at any time;

(g)         Debt of any wholly owned Subsidiary to Parent or another wholly owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the Ordinary Course of Business to the extent otherwise permitted by Section 10.2.8 and not constituting Debt for borrowed money;

(h)         Debt of Parent or any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the Ordinary Course of Business;

(i)         Debt on account of surety bonds and appeal bonds in connection with the enforcement of rights or claims of Parent or its Subsidiaries or in connection with judgments not resulting in an Event of Default under Section 11.1(g);

(j)         any refinancings, refundings, renewals or extensions of Debt permitted pursuant to Sections 10.2.3(b) and (e); provided that (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) Debt subordinated to the Obligations is not refinanced except on subordination terms at least as favorable to Agent and the Lenders and no more restrictive on Parent and its Subsidiaries than the subordinated Debt being refinanced;

(k)         Bank Product Debt (other than Debt arising under Hedging Agreements);

(l)         [Reserved];

(m)       [Reserved];

(n)         Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien, or is secured by a lien permitted by Section 10.2.1(n), and does not exceed $50,000,000 in the aggregate at any time;

(o)         other Debt that is not included in any of the preceding clauses of this Section so long as such Debt: (i) is not secured by a Lien, (ii) has a maturity date that is at least 6 months after the Facility Termination Date, and (iii) does not have scheduled amortization in excess of 10% per year;

(p)         Debt to the Person, or the beneficial holders of Equity Interests in the Person, whose assets or Equity Interests are acquired in a Permitted Acquisition where such Debt (i) is payable in full no sooner than three years from the date of such Acquisition, (ii) is repayable in installments of no more than one-third of the initial amount in any year after the date of such Permitted Acquisition, (iii) bears interest and fees that are consistent with then available market rates for such Debt, (iv) is not secured by a Lien and (v) does not exceed (together with all other Debt incurred under this clause (p)) $25,000,000 in the aggregate at any time;

(q)         other Debt that is not included in any of the preceding clauses of this Section so long as: (i) no Term Loans or Term Loan Commitments are outstanding at the time any such Debt is incurred, (ii) such Debt does not exceed $250,000,000 in the aggregate at any one time, (iii) such Debt is not secured by a Lien, or is secured by a lien permitted by Section 10.2.1(o), (iv) such Debt has a maturity date that is at least 6 months after the Facility Termination Date, and (v) such Debt does not have scheduled amortization in excess of 10% per year; and

(r)         Debt pursuant to equipment financing and/or leases entered into among one or more Obligors and Banc of America Leasing & Capital, LLC, in an aggregate amount not to exceed $50,000,000 at any time outstanding.

10.2.4.     Fundamental Changes.

(a)           Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

            (i)         Intentionally Omitted;

                         (ii)     any Subsidiary may merge or amalgamate with Parent or any other Subsidiary, provided that (A) in such a merger in which a U.S. Borrower is involved, such U.S. Borrower is the continuing or surviving Person, (B) in such a merger or amalgamation in which the Canadian Borrower is involved (other than with a U.S. Borrower or the U.K. Borrower), the Canadian Borrower is the continuing or surviving Person, (C) in such a merger or amalgamation in which the U.K. Borrower is involved (other than with a U.S. Borrower or the Canadian Borrower), the U.K. Borrower is the continuing or surviving Person, (D) in such a merger in which a U.S. Domiciled Obligor (other than a U.S. Borrower) is involved (other than with a Borrower), the U.S. Domiciled Obligor is the continuing or surviving Person, (E) in such a merger or amalgamation in which a U.K. Domiciled Obligor (other than the U.K. Borrower) is involved (other than with a U.S. Domiciled Obligor, a Canadian Domiciled Obligor, or the U.K. Borrower), the U.K. Domiciled Obligor is the continuing or surviving Person, and (F) in such a merger or amalgamation in which a Canadian Domiciled Obligor (other than the Canadian Borrower) is involved (other than with a U.S. Domiciled Obligor, a U.K. Domiciled Obligor, or the Canadian Borrower), the Canadian Domiciled Obligor is the continuing or surviving Person;

                     (iii)     any Subsidiary which is not an Obligor may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to its immediate parent or another Obligor;

                     (iv)     any Immaterial Subsidiary may be wound up, liquidated or dissolved; and

                     (v)     Parent and its Subsidiaries may make those Asset Dispositions permitted by Section 10.2.5; or

(b)         Change its name; change its tax, charter or other organizational identification number; or change its form or state of organization without 10 Business Days’ prior written notice to Agent.

10.2.5.         Disposition of Assets. Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:

(a)         Asset Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(b)         sales of Inventory in the Ordinary Course of Business, and consignments of Inventory in the Ordinary Course of Business so long as the aggregate Value of all such consigned Inventory at any one time does not exceed $15,000,000;

(c)         Asset Dispositions of Equipment or Real Estate (other than Eligible Real Estate unless the U.S. Real Estate Formula Amount has been removed from the U.S. Borrowing Base in accordance with Sections 2.1.4(d)) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)        Asset Dispositions by (i) any U.S. Borrower to any other U.S. Borrower, (ii) any U.S. Domiciled Obligor (other than a U.S. Borrower) to any other U.S. Domiciled Obligor, (iii) any Canadian Domiciled Obligor or U.K. Domiciled Obligor to any U.S. Borrower, and (iv) any Subsidiary that is not a Borrower or Guarantor to any other Subsidiary;

(e)        (i) Asset Dispositions permitted by Section 10.2.4, (ii) Investments permitted by Section 10.2.2, and (iii) Distributions permitted by Section 10.2.6;

(f)        leases, subleases, licenses and rights to use granted to others in the Ordinary Course of Business and not otherwise prohibited by this Agreement so long as such leases, subleases, licenses and rights to use do not materially adversely affect the conduct by Parent and its Subsidiaries of their core golf products business or the value of the Collateral;

(g)        Asset Dispositions made in connection with the closure, downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of Parent;

(h)        (i) Asset Dispositions of excess Real Estate (other than Eligible Real Estate) and related assets made in connection with the consolidation of business activities in other locations and (ii) sale and leaseback transactions involving Real Estate (other than Eligible Real Estate unless the U.S. Real Estate Formula Amount has been removed from the U.S. Borrowing Base in accordance with Sections 2.1.4(d)) and related assets;

(i)        Asset Dispositions consisting of Intellectual Property (other than the Company Trademark), manufacturing assets, inventory, accounts, contracts, domain names, marketing materials and marketing related assets related to the brands disclosed to the Agent and the Lenders on the Business Day prior to the Second Amended Original Closing Date; provided, in each case, that (i) at the time of such Asset Disposition, no Event of Default has occurred or is continuing or would result therefrom, (ii) the Borrowers shall have provided Agent with three (3) Business Days prior written notice of any such Asset Disposition, (iii) if any such Asset Disposition includes the disposition of Accounts or Inventory of an Obligor, the Borrowers shall have complied with Section 5.2, and (iv) if any such Asset Disposition includes the disposition of any Eligible Accounts or Eligible Inventory, the Borrowers shall have delivered pro forma Borrowing Base Certificates on or prior to the consummation of such Asset Disposition which give effect to such Asset Disposition; and

(j)        other Asset Dispositions (other than with respect to Accounts, Inventory, the Company Trademark (unless the U.S. Trademark Formula Amount has been removed from the U.S. Borrowing Base in accordance with Sections 2.1.4(c)) and Eligible Real Estate (unless the U.S. Real Estate Formula Amount has been removed from the U.S. Borrowing Base in accordance with Sections 2.1.4(d))) in an aggregate amount in any fiscal year not to exceed 5% of the Consolidated Tangible Assets of Parent and its Subsidiaries as of the end of the most recently ended fiscal year of Parent;

provided, however, that any Asset Disposition pursuant to clauses (a) through (i) shall be for fair market value; provided, further, that Parent or any of its Subsidiaries may enter into an agreement to make an Asset Disposition otherwise prohibited by this Section 10.2.5 if failure to consummate such Asset Disposition would not result in a liability or Debt otherwise prohibited by this Agreement and the consummation of the Asset Disposition contemplated by such agreement is conditioned upon either the termination of this Agreement or receipt of the prior written consent of the Agent and the Required Lenders.

10.2.6.      Distributions. Declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, except that:

(a)        (i) a U.S. Borrower may make Distributions to another U.S. Borrower; (ii) a U.S. Domiciled Obligor (other than a U.S. Borrower) may make Distributions to another U.S. Domiciled Obligor; (iii) a Canadian Domiciled Obligor may make Distributions to a U.S. Borrower, the Canadian Borrower, and the U.K. Borrower; (iv) a U.K. Domiciled Obligor may make Distributions to a Borrower; and (v) a Subsidiary that is not a Borrower or Guarantor may make Distributions to Parent or any Subsidiary;

(b)        Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

(c)        so long as no Event of Default has occurred and is continuing or would result therefrom, Parent and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests or warrants or options to acquire any such Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests;

(d)        Parent may purchase Equity Interests in any Obligor or options with respect to Equity Interests in any Obligor held by employees or management of any Obligor in connection with the termination of employment of such employees or management so long as: (i) the aggregate amount of such purchases do not exceed $5,000,000 in any fiscal year of Parent, and (ii) no Event of Default has occurred and is continuing at the time of any such purchase or would result therefrom; and

(e)        so long as no Event of Default has occurred and is continuing or would result therefrom, Parent and its Subsidiaries may make other Distributions in an aggregate amount not to exceed $20,000,000 during each year (the “Distributions Cap”); provided, however, that no such Distribution shall count against the Distributions Cap if at the time such Distribution is declared (subject to the last sentence of this clause (e)) either: (i) (A) on a pro forma basis after giving effect to such Distribution, Net Excess Availability has been greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the making of such Distribution, (B) Net Excess Availability is greater than an amount equal to the Threshold Percentage of the Maximum Facility Amount after giving effect to such Distribution, and (C) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such Distribution (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Net Excess Availability, on a pro forma basis after giving effect to such Distribution, has been greater than an amount equal to 20% of the Maximum Facility Amount for the ninety (90) day period immediately prior to the making of such Distribution, (B) Net Excess Availability is greater than an amount equal to 20%

of the Maximum Facility Amount after giving effect to such Distribution, and (C) no Term Loans are outstanding at the time such Distribution is consummated.

(f)        so long as no Event of Default has occurred and is continuing or would result therefrom, Parent may make cash payments in lieu of issuance of fractional shares in connection with the conversion of any convertible stock or debt securities of Parent, in an aggregate amount not to exceed $5,000,000 for all such payments; and

(g)        Parent may make Common Stock Repurchases and pay dividends on Parent’s common stock so long as: (i) no Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the amount expended in connection with any such transaction either (at the written election of Parent in accordance with the definition of Top Golf Proceeds): (A) is made solely using Top Golf Proceeds contained in the Top Golf Blocked Account, (B) does not exceed the U.S. Top Golf Reserve in effect immediately prior to giving effect to any such expenditures, (C)(1) is made solely using cash proceeds of a substantially contemporaneous (I) dividend from the Canadian Borrower to Parent, or (II) repayment by the Canadian Borrower of an intercompany obligation owing to Parent, and (2) does not exceed the Canadian Top Golf Reserve in effect immediately prior to giving effect to any such expenditures, or (D)(1) is made solely using cash proceeds of a substantially contemporaneous (I) dividend from the U.K. Borrower to Parent, or (II) repayment by the U.K. Borrower of an intercompany obligation owing to Parent, and (2) does not exceed the U.K. Top Golf Reserve in effect immediately prior to giving effect to any such expenditures; (iii) the aggregate amount expended in connection with all such transactions consummated under this clause (g) and Investments made under clause 10.2.2(k) does not exceed $150,000,000 in the aggregate; (iv) Parent provides Agent with at least 7 days prior written notice of any such transaction (which notice shall contain the amount to be expended in such transaction and evidence of the source of funds for such expenditure); (v) Parent provides Agent with evidence of the completion of any such transaction under this clause (g), and (vi) no Term Loans are outstanding at the time any such transaction is consummated.

10.2.7.      Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the date hereof, one or more of the leisure goods, products and services businesses generally or, in each case, any business substantially related or incidental thereto.

10.2.8.      Affiliate Transactions. Enter into any transaction of any kind with any Affiliate of Parent, except (a) transactions between or among: (i) the U.S. Borrowers, (ii) the U.S. Domiciled Obligors (other than any U.S. Borrower), (iii) the Canadian Domiciled Obligors, (iv) the U.K. Domiciled Obligors, and (v) Subsidiaries that are not Borrowers or Guarantors; (b) transactions constituting Investments in Subsidiaries as permitted by Section 10.2.2, (c) transactions constituting Debt among Parent or any of its Subsidiaries, in each case as permitted by Section 10.2.3; (d) transactions among Parent or any of its Subsidiaries, in each case as permitted by Section 10.2.4 or Section 10.2.5, (e) transactions constituting Distributions permitted by Section 10.2.6, (f) transactions constituting reasonable fees and compensation paid to (including issuance and grants of securities and stock options, employment agreements and stock option and ownership plans for the benefit of, and indemnities provided on behalf of) officers, directors, employees and consultants of Parent or any Subsidiary, (g) constituting loans or advances to employees and officers of Parent and its Subsidiaries to the extent permitted by Section 10.2.2(a), and (h) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.9.      Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Distributions to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (b) of Parent or any Subsidiary to incur or repay the Obligations, (c) of Parent or any Subsidiary to grant Liens on any Collateral in favor of the Agent for the benefit of the Lenders, or (d) of any U.S. Subsidiary, U.K. Subsidiary, or Canadian Subsidiary to guarantee the Obligations; provided, that the restrictions set forth herein shall not apply to (i) customary restrictions on transfers of property subject to a capital lease as set forth in such capital lease; (ii) customary restrictions with respect to a Subsidiary (other than a Borrower) pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by this Agreement or any other Loan Document) of all or substantially all of the capital stock or assets of such Subsidiary; (iii) customary prohibitions on assignment in any contract or lease; and (iv) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the Ordinary Course of Business.

10.2.10.     Restrictions on Payment of Certain Debt. Make any (a) payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt which is subordinated to the Obligations, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); (b) any voluntary payments with respect to any Borrowed Money (other than the Obligations and any intercompany obligations) prior to its due date; provided, however, that the restriction set forth in clause (b) shall not apply to any payment if either: (A) (1) on a pro forma basis after giving effect to such payment, Net Excess Availability has been greater than an amount equal to 15% of the Maximum Facility Amount at all times during the thirty (30) day period immediately prior to the making of such payment, (2) Net Excess Availability is greater than an amount equal to 15% of the Maximum Facility Amount after giving effect to such payment, and (3) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such payment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (B) (1) average daily Net Excess Availability, on a pro forma basis after giving effect to such payment, has been greater than an amount equal to 20% of the Maximum Facility Amount for the ninety (90) day period immediately prior to the making of such payment, (2) Net Excess Availability is greater than an amount equal to 20% of the Maximum Facility Amount after giving effect to such payment, and (3) no Term Loans are outstanding at the time such payment is made.

10.2.11.     Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Original Agreement Closing Date where such amendment, modification or other change would have a Material Adverse Effect.

10.2.12.     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13.     Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.     Activities of uPlay. Unless Borrowers cause uPlay to become a Guarantor hereunder in accordance with Section 10.1.12, uPlay will not (a) engage in any business or activity or (b) own any assets or have any liabilities (other than liabilities reasonably incurred in connection with its maintenance of its existence).

10.2.15.     Canadian Pension Plans. Without the prior written consent of Agent, no Obligor shall establish, or otherwise incur any obligations or liabilities under or in connection with any Canadian Pension Plan that provides benefits on a defined benefit basis.

10.3      Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

(a)        At any time the Term Loans or Term Loan Commitments are outstanding as of the last day of any Fiscal Quarter:

(i)        Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured at the end of each such Fiscal Quarter, of at least 1.25 to 1.0; and

(ii)        Leverage Ratio. Maintain a Leverage Ratio, measured at the end of each such Fiscal Quarter, of not greater than 4.0 to 1.0.

(b)        At any time there are no Term Loans or Term Loan Commitment outstanding, maintain a Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis, of at least 1.0 to 1.0 as of (a) the end of the last Fiscal Quarter immediately preceding the occurrence of any Covenant Trigger Period for which financial statements have most recently been delivered pursuant to Section 10.1.1, and (b) the end of each Fiscal Quarter for which financial statements are delivered pursuant to Section 10.1.1 during any Covenant Trigger Period.

10.4      Company Trademark. The Obligors shall maintain, defend and preserve the Company Trademark and its value, usefulness, merchantability and marketability in a manner consistent with past practices, and shall not sell, assign, transfer, encumber or license the Company Trademark to any Person (other than Liens created pursuant to the Loan Documents) to the extent that doing so would cause (i) the amount specified in clause (a) of the definition of “U.S. Trademark Formula Amount” to be less than the amount specified in clause (b) of the definition of “U.S. Trademark Formula Amount” or (ii) the amount of outstanding Term Loans to exceed the Term Loan Cap, in each case without the prior written consent of the U.S. Required Lenders.

SECTION 11.     EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1      Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)        An Obligor fails to pay (i) when due (whether at stated maturity, on demand, upon acceleration or otherwise) any amount of principal of any Loan or any reimbursement obligation in respect of any LC Obligation, or (ii) any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a)(i) above), when and as the same shall become due and payable hereunder or under any other Loan Document (whether at stated maturity, on demand, upon acceleration or otherwise), and such failure shall continue unremedied for a period of three Business Days;

(b)        Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)        An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.10, 10.2 or 10.3;

(d)        An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e)        A Guarantor repudiates, revokes or attempts to revoke its Guarantee; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)        Any breach or default of an Obligor occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)        Any judgment or order for the payment of money is entered against an Obligor and is unsatisfied for a period of more than 30 days in an amount that exceeds, individually or cumulatively with all other unsatisfied judgments or orders against all Obligors, the Dollar Equivalent of $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)        A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (either individually or in the aggregate) exceeds the Dollar Equivalent of $2,500,000;

(i)        An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business and such enjoinment, restraint or prevention could reasonably be expected to have a Material Adverse Effect; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business and such loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time and such cessation could reasonably be expected to have a Material Adverse Effect; any material Collateral or Property of an Obligor is taken or impaired through condemnation and such taking or impairment could reasonably be expected to have a Material Adverse Effect; a Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or a Borrower is not Solvent;

(j)        Any Obligor generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or an Insolvency Proceeding is commenced by any Obligor; any Obligor agrees to, commences or is subject to a liquidation, dissolution or winding up of its affairs; any Obligor makes an offer of settlement, extension, proposal (or files a notice of intention to make a proposal), plan of arrangement or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate or sell any of the business of any Obligor; or an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, such petition commencing the proceeding is not timely contested by such Obligor, such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding;

(k)        An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $10,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)        (A) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Obligor required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan in an aggregate amount in excess of $2,500,000 or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, (B) any Canadian Domiciled Obligor is in default with respect to any required contributions to a Canadian Pension Plan or fails to eliminate a solvency deficiency or keep such plan fully funded; or (C) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or

(m)        A Change of Control occurs.

11.2      Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)        declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)        terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)        require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)        exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3       License. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person), exercisable at any time following the occurrence and during the continuation of an Event of Default, any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4     Setoff. At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5     Remedies Cumulative; No Waiver.

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.     Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6     Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent or any Secured Party of payment in the Judgment Currency, Agent or such Secured Party can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Secured Parties against such loss. If the purchased amount is greater than the sum originally due, Agent or such Secured Party shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

SECTION 12.     AGENT

12.1     Appointment, Authority and Duties of Agent.

12.1.1.     Appointment and Authority.

(a)        Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent, Required Lenders, U.S. Required Lenders, U.S. Required Term Lenders, U.K. Required Lenders, or Canadian Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

(b)        For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Obligor and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all Obligations owed by each such Obligor to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Obligor is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same.

By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

(c)         Without limiting the foregoing or any powers of Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Obligor, each of the Secured Parties hereby irrevocably appoints and authorizes Agent and, to the extent necessary, ratifies the appointment and authorization of Agent, to act as the hypothecary representative of the present and future creditors as contemplated under Article 2692 of the Civil Code (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (ii) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Obligors. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of Agent pursuant to the provisions of this Section 12 also constitutes the substitution of the Attorney.

12.1.2.       Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.       Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.       Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.1.5.       Agent as Security Trustee. In this Agreement and the U.K. Security Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, Agent (or any other Person acting in such capacity) in its capacity as security trustee of Secured Parties to the extent that the rights, deliveries, indemnities or other obligations relate to the U.K. Security Agreement or the security thereby created. Any obligations of Agent (or any other Person acting in such capacity) in this Agreement and U.K. Security Agreement shall be obligations of Agent in its capacity as security trustee of Secured Parties to the extent that the obligations relate to the U.K. Security Agreement or the security thereby created. Additionally, in its capacity as security trustee of Secured Parties Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 12; (ii) all the powers of an absolute owner of the security constituted by the U.K. Security Agreement and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Security Agreement and/or any of the Loan Documents.

12.1.6.       Appointment of Agent as Security Trustee. Each Secured Party hereby appoints Agent to act as its trustee under and in relation to the U.K. Security Agreement and to hold the assets subject to the security thereby created as trustee for Secured Parties on the trusts and other terms contained in the U.K. Security Agreement and each Secured Party hereby irrevocably authorizes Agent in its capacity as security trustee of Secured Parties to exercise such rights, remedies, powers and discretions as are specifically delegated to Agent as security trustee of Secured Parties by the terms of the U.K. Security Agreement together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

12.1.7.       Liens. Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of Agent in its capacity as security trustee of Secured Parties.

12.1.8.       Successors. Secured Parties agree that, if at any time that the Person acting as security trustee of Secured Parties in respect of the U.K. Security Agreement shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to Agent in its capacity as security trustee of Secured Parties under this Agreement and the U.K. Security Agreement.

12.1.9.       Capacity. Nothing in Sections 12.1.5 to 12.1.8 shall require Agent in its capacity as security trustee of Secured Parties under this Agreement and the U.K. Security Agreement to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the U.K. which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

12.2     Agreements Regarding Collateral and Field Examination Reports.

12.2.1.     Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a disposition permitted hereunder or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not have, when aggregated with all other released Collateral under this clause (c) in any calendar year, a book value greater than $5,000,000; or (d) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Lien permitted under Section 10.2.1(j). Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.     Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.     Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Obligors’ books and records as well as upon representations of the applicable Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except: (i) to such Lender’s Participants, attorneys and accountants, (ii) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates, or (iii) to the extent required by Applicable Law or by any subpoena or other legal process) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3     Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4     Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5     Ratable Sharing. No Lender shall set off against any Dominion Account without the prior consent of Agent. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, the U.S. Issuing Bank (if such Obligation is a U.S. Facility Obligation), the Canadian Issuing Bank (if such Obligation is a Canadian Facility Obligation), the U.K. Issuing Bank (if such Obligation is a U.K. Facility Obligation), and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Agent

12.6     Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE (OTHER THAN CLAIMS THAT ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE), PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7     Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8     Successor Agent and Co-Agents.

12.8.1.     Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent (including as security trustee of Secured Parties under the U.K. Security Agreements) without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent (including as security trustee of Secured Parties under the U.K. Security Agreements) hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.     Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may

appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9     Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10     Remittance of Payments and Collections.

12.10.1.     Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Applicable Time Zone) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Applicable Time Zone) on such day, and if request is made after 11:00 a.m. (Applicable Time Zone), then payment shall be made by 11:00 a.m. (Applicable Time Zone) on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.     Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Obligors be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3.     Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11     Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “U.S. Required Lenders,” “U.S. Required Term Lenders,” “U.K. Required Lenders,” “Canadian Required Lenders” or any similar term shall include Bank of America, if applicable, in its capacity as a Lender. Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12     Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.13     Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations, unless such Claim is caused by the gross negligence or willful misconduct of such Agent Indemnitee.

12.14     No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2     Participations.

13.2.1.     Permitted Participants; Effect. Any Lender may, in the Ordinary Course of Business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower Agent agrees otherwise in writing.

13.2.2.     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date (if such Participant has an interest in the Canadian Revolver Commitments), U.K. Revolver Commitment Termination Date (if such Participant has an interest in the U.K. Revolver Commitments), or U.S. Revolver Commitment Termination Date (if such Participant has an interest in the U.S. Revolver Commitments), or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3.     Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3     Assignments.

13.3.1.     Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Obligors to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Obligors’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.     Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.     Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.4 Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and

Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14. MISCELLANEOUS

14.1         Consents, Amendments and Waivers.

14.1.1.     Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)         without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)         without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.2, Section 2.3, Section 2.4, or any other provision in a Loan Document that relates to any rights, duties or discretion of such affected Issuing Bank;

(c)         without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Commitment of such Lender, or (iv) amend this clause (c);

(d)         without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the U.K. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date, the Term Loan Maturity Date, or the Facility Termination Date, (ii) alter Section 5.6, 7.1 (except to add Collateral), 12.5 or 14.1.1; (iii) amend the definition of Pro Rata, Supermajority Lenders, or Required Lenders; (iv) increase any advance rate; (v) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Obligor from liability for any Obligations;

(e)         without the prior written consent of the Supermajority Lenders, no modification shall be effective that would amend the definition of U.S. Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to U.S. Borrowers, the Canadian Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to the Canadian Borrower, or the U.K. Borrowing Base (or any defined term used in such definition, including any defined term used therein) to the extent that any such amendment results in more credit being made available to the U.K. Borrower;

(f)        without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6;

(g)        without the prior written consent of all Lenders, (i) the Obligations shall not be subordinated to any other obligations, and (ii) Agent shall not agree to subordinate its Liens in the Collateral to any other Liens except to the extent contemplated by Section 12.2.1;

(h)        without the prior written consent of all: (i) U.S. Lenders, amend the definition of U.S. Required Lenders, (ii) Canadian Lenders, amend the definition of Canadian Required Lenders, (iii) U.K. Lenders, amend the definition of U.K. Required Lenders, and (iv) Term Lenders, amend the definition of U.S. Required Term Lenders; and

(i)        if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Laws.

14.1.2.    Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letters or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2    Indemnity.        EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3    Notices and Communications.

14.3.1.    Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 2.4, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.    Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.    Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4    Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at the applicable Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5    Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9    Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11    Lender Loss Sharing Agreement.

(a)        Definitions. As used in this Section 14.11, the following terms shall have the following meanings:

(i)        CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.11(b).

(ii)      CAM Exchange: the exchange of the U.S. Lenders’ interests, U.K. Lenders’ interests, and the Canadian Lenders’ interests provided for in Section 14.11(b).

(iii)      CAM Exchange Date: the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(j) with respect to any

Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

(iv)      CAM Percentage: as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Revolver Commitments immediately prior to the CAM Exchange Date and the termination of the Revolver Commitments, and (b) the denominator of which shall be the amount of the Revolver Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Revolver Commitments.

(v)      Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the U.S. Revolver Loans, U.K. Revolver Loans, Canadian Revolver Loans, Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Sections 3.2.1, 3.2.2(a), 3.2.3(a), and 3.2.4(a).

(vi)      Revolver Facilities: the facility established under the U.S. Revolver Commitments, the U.K. Revolver Commitments, and the Canadian Revolver Commitments, and Revolver Facility means any one of such Revolver Facilities.

(b)      CAM Exchange.

(i)        On the CAM Exchange Date,

(A) the U.S. Revolver Commitments, the U.K. Revolver Commitments, and the Canadian Revolver Commitments shall have terminated in accordance with Section 11.2,

(B) each U.S. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6, each U.K. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6, and each Canadian Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6

(C) each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.3.2(b), each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.4.2(b), and each U.K. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.2.2(b), and

(D) the Lenders shall purchase at par interests (in Dollars) in the Designated Obligations under each Revolver Facility

(and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments, the U.K. Revolver Commitments, and the Canadian Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)        Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)        As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(iv)        In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by any Issuing Bank that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.

(c)      Notwithstanding any other provision of this Section 14.11, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.11, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

14.12    No Advisory or Fiduciary Responsibility.   In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.13    Confidentiality.   Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.14    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15    Consent to Forum; Judicial Reference; Bail-In of EEA Financial Institutions.

14.15.1.  Forum.    EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2.  Judicial Reference.    If any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall be pending before any court sitting in or with jurisdiction over California or applying California law, then at the request of any party such proceeding shall be referred by the court to a referee (who shall be an active or retired judge) to hear and determine all issues in such proceeding (whether of fact or law) and to report a statement of decision for adoption by the court. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.15.3.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that, with respect to any Secured Party that is an EEA Financial Institution, any unsecured liability of such Secured Party arising under a Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any

Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Secured Party; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to the party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.16    Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Banks and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17    Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.

14.18    Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Facility Obligor or any authorized signatories of any Canadian Facility Obligor for the purposes of applicable AML Legislation, then the Agent: (a) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and (b) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Facility Obligors or any authorized signatories of the Canadian Facility Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Obligor or any such authorized signatory in doing so.

14.19    Reinstatement.     This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligor for liquidation or reorganization, should any Obligor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.20    Nonliability of Lenders. Neither the Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations. Each Obligor agrees, on behalf of itself and each other Obligor, that neither the Agent, any Issuing Bank nor any Lender shall have liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of or in any way related to any of the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or a breach of obligations under this Agreement by the party from which recovery is sought. NEITHER THE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.21    Know Your Customer. Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

14.22    Amendment and Restatement.

14.22.1. This Agreement amends and restates in its entirety the Second Amended and Restated Loan Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Second Amended and Restated Loan Agreement shall, subject to Section 14.22.3, be superseded hereby.

14.22.2. Notwithstanding the amendment and restatement of the Second Amended and Restated Loan Agreement by this Agreement, all of the Obligations under the Second Amended and Restated Loan Agreement which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Second Amended and Restated Loan Agreement, and not as payment of the Obligations of the Borrowers thereunder, and is in no way intended to constitute a novation of the Second Amended and Restated Loan Agreement.

14.22.3. Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Second Amended and Restated Loan Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Closing Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, all security interests, pledges, assignments and other Liens and Guarantees previously granted by any Obligor pursuant to the Loan Documents executed and delivered in connection with the Original Loan Agreement, the Original Amended and Restated Loan Agreement or the Second Amended and Restated Loan Agreement are hereby reaffirmed, ratified, renewed and continued, and all such security interests, pledges, assignments and other Liens and Guarantees shall remain in full force and effect as security for the Obligations on and after the Closing Date.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

OBLIGORS:

CALLAWAY GOLF COMPANY, a Delaware corporation

By:	/s/ Brian P. Lynch
Name:	Brian P. Lynch
Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Financial Officer

CALLAWAY GOLF SALES COMPANY,
a California corporation

By:	/s/ Jennifer L. Thomas
Name:	Jennifer L. Thomas
Title:	Chief Financial Officer & Treasurer

CALLAWAY GOLF BALL OPERATIONS, INC.,
a Delaware corporation

By:	/s/ Jennifer L. Thomas
Name:	Jennifer L. Thomas
Title:	Treasurer

CALLAWAY GOLF CANADA LTD.,
a Canada corporation

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	Director

CALLAWAY GOLF EUROPE LTD.,
a company organized under the laws of England and Wales

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	Director

By:	/s/ Neil Howie
Name:	Neil Howie
Title:	Director

[Signature Page to Third Amended and Restated Loan and Security Agreement]

CALLAWAY GOLF INTERACTIVE, INC. a Texas corporation

By:	/s/ Jennifer L. Thomas
Name:	Jennifer L. Thomas
Title:	Chief Financial Officer

CALLAWAY GOLF INTERNATIONAL SALES COMPANY, a California corporation

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	President

CALLAWAY GOLF EUROPEAN HOLDING COMPANY LIMITED,
a company limited by shares incorporated under the laws of England and Wales

By:	/s/ Neil Howie
Name:	Neil Howie
Title:	Director

By:	/s/ Steven Gluyas
Name:	Steven Gluyas
Title:	Director

OGIO INTERNATIONAL, INC., a Utah corporation

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	Vice President & Treasurer

TRAVIS MATHEW RETAIL, LLC, a California limited liability company

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	Treasurer

[Signature Page to Third Amended and Restated Loan and Security Agreement]

TRAVISMATHEW, LLC, a California limited liability company

By:	/s/ Patrick S. Burke
Name:	Patrick S. Burke
Title:	Treasurer

[Signature Page to Third Amended and Restated Loan and Security Agreement]

AGENT AND LENDERS

BANK OF AMERICA, N.A., as Agent and as a U.S. Lender

By:	/s/ Stephen King
Name:	Stephen King
Title:	Senior Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

BANK OF AMERICA, N.A. (acting through its London branch), as a U.K. Lender

By:	/s/ Stephen King
Name:	Stephen King
Title:	Senior Vice President

[Signature Page to Third Amended and Restated Loan and Security Agreement]

MUFG UNION BANK N.A., as a U.S. Lender, a Canadian Lender and a U.K. Lender

By:	/s/ John Eissele
Name:	John Eissele
Title:	M.D.

SUNTRUST BANK,
as a U.S. Lender, a Canadian Lender and a U.K. Lender

By:	/s/ Dan Clubb
Name:	Dan Clubb
Title:	Director

JPMORGAN CHASE BANK, N.A.,
as a U.S. Lender

By:	/s/ Annaliese Fisher
Name:	Annaliese Fisher
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Canadian Lender

By:	/s/ Auggie Marchetti
Name:	Auggie Marchetti
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as a U.K. Lender

By:	/s/ Kennedy A. Capin
Name:	Kennedy A. Capin
Title:	Authorized Officer

[Signature Page to Third Amended and Restated Loan and Security Agreement]

EXHIBIT A-1

to

Third Amended and Restated

Loan and Security Agreement

CANADIAN REVOLVER NOTE

[Date]	$___________________	New York, New York

CALLAWAY GOLF CANADA LTD., a Canadian corporation (the “Canadian Borrower”), for value received, hereby unconditionally promises to pay to the order of ________________________ (the “Canadian Lender”), the principal sum of ______________________________ DOLLARS ($___________), or such lesser amount as may be advanced by or owed to the Canadian Lender as Canadian Revolver Loans and owing as Canadian LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., Travis Mathew Retail, LLC, travisMathew, LLC, Callaway Golf Europe Ltd., the Canadian Borrower, certain Affiliates of the Canadian Borrower, Bank of America, N.A., as Agent, the Canadian Lender and certain other financial institutions, as such agreement may be amended, modified, supplemented, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Canadian Revolver Loans and Canadian LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of the Canadian Lender and the duties and obligations of the Canadian Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by the Canadian Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Canadian Revolver Loans and Canadian LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of the Canadian Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. The Canadian Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. The Canadian Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses in connection therewith (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by the Canadian Borrower or inadvertently received by the holder of this Note, such excess shall be returned to the Canadian Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that the Canadian Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Canadian Borrower under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

CALLAWAY GOLF CANADA LTD., a Canadian corporation By: Name: Title:

EXHIBIT A-2

to

Third Amended and Restated

Loan and Security Agreement

U.S. REVOLVER NOTE

[Date]	$___________________	New York, New York

CALLAWAY GOLF COMPANY, a Delaware corporation, CALLAWAY GOLF SALES COMPANY, a California corporation, CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation, OGIO INTERNATIONAL, INC., a Utah corporation, TRAVIS MATHEW RETAIL, LLC, a California limited liability company, and TRAVISMATHEW, LLC, a California limited liability company (collectively, “U.S. Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of ________________ (“U.S. Lender”), the principal sum of ___________ DOLLARS ($___________), or such lesser amount as may be advanced by U.S. Lender as U.S. Revolver Loans and owing as U.S. LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, among U.S. Borrowers, Callaway Golf Canada Ltd., Callaway Golf Europe Ltd., certain Affiliates of U.S. Borrowers, Bank of America, N.A., as Agent, U.S. Lender, and certain other financial institutions, as such agreement may be amended, modified, supplemented, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences U.S. Revolver Loans and U.S. LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of U.S. Lender and the duties and obligations of U.S. Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by U.S. Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to U.S. Revolver Loans and U.S. LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of U.S. Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each U.S. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. U.S. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses in connection therewith (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by U.S. Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to U.S. Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that U.S. Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by U.S. Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:	CALLAWAY GOLF COMPANY, a Delaware corporation
Secretary
[Seal]	By__________________________________________ Title:

Attest:	CALLAWAY GOLF SALES COMPANY, a California corporation
Secretary [Seal]	By__________________________________________ Title:

Attest:	CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation
Secretary [Seal]	By__________________________________________ Title:

Attest:	OGIO INTERNATIONAL, INC., a Utah corporation
Secretary [Seal]	By Title:

Attest:	TRAVIS MATHEW RETAIL, LLC, a California limited liability company
Secretary [Seal]	By Title:

Attest:	TRAVISMATHEW, LLC, a California limited liability company
Secretary [Seal]	By Title:

EXHIBIT A-3

to

Third Amended and Restated

Loan and Security Agreement

U.K. REVOLVER NOTE

[Date]	$___________________	New York, New York

CALLAWAY GOLF EUROPE LTD., a company organized under the laws of England and Wales (the “U.K. Borrower”), for value received, hereby unconditionally promises to pay to the order of ________________________ (the “U.K. Lender”), the principal sum of ______________________________ DOLLARS ($___________), or such lesser amount as may be advanced by or owed to the U.K. Lender as U.K. Revolver Loans and owing as U.K. LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., Travis Mathew Retail, LLC, travisMathew, LLC, Callaway Golf Canada Ltd., the U.K. Borrower, certain Affiliates of the U.K. Borrower, Bank of America, N.A., as Agent, the U.K. Lender and certain other financial institutions, as such agreement may be amended, modified, supplemented, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences U.K. Revolver Loans and U.K. LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of the U.K. Lender and the duties and obligations of the U.K. Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by the U.K. Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to U.K. Revolver Loans and U.K. LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of the U.K. Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. The U.K. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. The U.K. Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses in connection therewith (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by the U.K. Borrower or inadvertently received by the holder of this Note, such excess shall be returned to the U.K. Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that the U.K. Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the U.K. Borrower under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

CALLAWAY GOLF EUROPE LTD., a company organized under the laws of England and Wales, By: Name: Title:

EXHIBIT B

to

Third Amended and Restated

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL, INC., a Utah corporation (“Ogio”), TRAVIS MATHEW RETAIL, LLC, a California limited liability company (“Travis Mathew Retail”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew”, and together with Parent, Callaway Sales, Callaway Operations, Ogio and Travis Mathew Retail collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”), CALLAWAY GOLF EUROPE LTD. (“UK Borrower” and together with the U.S. Borrowers and the Canadian Borrower, collectively, “Borrowers”), the other Obligors from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

_________________ (“Assignor”) and     _________________ (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor

(a)	a principal amount of $_________ of Assignor’s outstanding U.S. Revolver Loans and $_________of Assignor’s participations in U.S. LC Obligations,

(b)	a principal amount of $_________ of Assignor’s outstanding Canadian Revolver Loans and $_________ of Assignor’s participation in Canadian LC Obligations,

(c)	a principal amount of $_________ of Assignor’s outstanding U.K. Revolver Loans and $_________of Assignor’s participations in U.K. LC Obligations,

(d)	[a principal amount of $_________ of Assignor’s outstanding Term Loans]/ [the amount of $_________ of Assignor’s Term Loan Commitment (which represents ___% of the total Term Loan Commitments)],

(e)	the amount of $_________ of Assignor’s U.S. Revolver Commitment (which represents ___% of the total U.S. Revolver Commitments),

(f)	the amount of $_________ of Assignor’s Canadian Revolver Commitment (which represents ___% of the total Canadian Revolver Commitments), and

(g)	the amount of $_________ of Assignor’s U.K. Revolver Commitment (which represents ___% of the total U.K. Revolver Commitments)

(the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (the “Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, (i) its U.S. Revolver Commitment is $_________ and the outstanding balance of its U.S. Revolver Loans and participations in U.S. LC Obligations is $_______, (ii) its Canadian Revolver Commitment is $_________ and the outstanding balance of its Canadian Revolver Loans and participations in Canadian LC Obligations is $_______, (iii) its U.K. Revolver Commitment is $_________ and the outstanding balance of its U.K. Revolver Loans and participations in U.K. LC Obligations is $_______, and (iv) [its Term Loan Commitment is $_________]/[the outstanding balance of its Term Loans is $_______]; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or as to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance by Obligors of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non – exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first – class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                          , 20

(“Assignor”)

By:
Name:
Title:

(“Assignee”)

By:
Name:
Title:

EXHIBIT C

to

Third Amended and Restated

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL, INC., a Utah corporation (“Ogio”), TRAVIS MATHEW RETAIL, LLC, a California limited liability company (“Travis Mathew Retail”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew”, and together with Parent, Callaway Sales, Callaway Operations, Ogio and Travis Mathew Retail collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”), CALLAWAY GOLF EUROPE LTD. (“UK Borrower” and together with the U.S. Borrowers and the Canadian Borrower, collectively, “Borrowers”), the other Obligors from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of                          , 20     (“Assignment Agreement”), between                              (“Assignor”) and                              (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrower Agent and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement:

(a)	a principal amount of $ of Assignor’s outstanding U.S. Revolver Loans and $ of Assignor’s participations in U.S. LC Obligations,

(b)	a principal amount of $ of Assignor’s outstanding Canadian Revolver Loans and $ of Assignor’s participation in Canadian LC Obligations,

(c)	a principal amount of $ of Assignor’s outstanding U.K. Revolver Loans and $ of Assignor’s participations in U.K. LC Obligations,

(d)	[a principal amount of $ of Assignor’s outstanding Term Loans]/ [the amount of $ of Assignor’s Term Loan Commitment (which represents % of the total Term Loan Commitments)],

(e)	the amount of $ of Assignor’s U.S. Revolver Commitment (which represents % of the total U.S. Revolver Commitments),

(f)	the amount of $ of Assignor’s Canadian Revolver Commitment (which represents % of the total Canadian Revolver Commitments), and

(g)	the amount of $ of Assignor’s U.K. Revolver Commitment (which represents % of the total U.K. Revolver Commitments)

(the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest1. This Agreement shall be effective as of the date (the “Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and, if applicable, Borrower Agent. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem:

(a)	Assignor’s U.S. Revolver Commitment to be reduced by $ , and Assignee’s U.S. Revolver Commitment to be increased by $ ,

(b)	Assignor’s Canadian Revolver Commitment to be reduced by $ , and Assignee’s Canadian Revolver Commitment to be increased by $ ,

(c)	Assignor’s U.K. Revolver Commitment to be reduced by $ , and Assignee’s U.K. Revolver Commitment to be increased by $ , and

(d)	[Assignor’s Term Loan Commitment to be reduced by $ , and Assignee’s Term Loan Commitment to be increased by $ ].

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrower Agent and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

For purposes of the Loan Agreement, Assignee notifies to Agent that it is: [not a U.K. Qualified Lender]/[a U.K. Qualified Lender (other than a Treaty Lender)]/[a Treaty Lender].2

1 Minimum assignment amounts are as set forth in Section 13.3.1 of the Loan Agreement.

2 Delete as applicable. Each Assignee is required to confirm to Agent within which of these categories it falls for United Kingdom withholding tax purposes in relation to U.K. Facility Obligations.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                          , 20

(“Assignor”)

By:
Name:
Title:

(“Assignee”)

By:
Name:
Title:

Acknowledged and agreed, as of the date set forth above:

,
as Borrower Agent[3]

By:

Name:
Title:

BANK OF AMERICA, N.A., as Agent

By:

Name:
Title:

3 No signature required if Assignee is a Lender, a U.S. based Affiliate of a Lender, if such Person is to hold U.S. Facility Obligations, an Approved Fund, if such Person is to hold Canadian Facility Obligations, a Canadian Qualified Lender and an Affiliate of a U.S. Lender, or if such Person is to hold U.K. Facility Obligations, at all times, other than during any Event of Default, a U.K. Qualified lender and an Affiliate of a U.S. Lender, or if any Event of Default exists.

EXHIBIT D

to

Third Amended and Restated

Loan and Security Agreement

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Loan and Security Agreement dated as of November 20, 2017, (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined), by and among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”), OGIO INTERNATIONAL, INC., a Utah corporation (“Ogio”), TRAVIS MATHEW RETAIL, LLC, a California limited liability company (“Travis Mathew Retail”), TRAVISMATHEW, LLC, a California limited liability company (“travisMathew”, and together with Parent, Callaway Sales, Callaway Operations, Ogio and Travis Mathew Retail collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower”), CALLAWAY GOLF EUROPE LTD. (“UK Borrower” and together with the U.S. Borrowers and the Canadian Borrower, collectively, “Borrowers”), the other Obligors party thereto from time to time, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Agent”).

The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the                              of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.        Attached hereto as Schedule 1 are the year-end financial statements required by Section 10.1.1(a) of the Loan Agreement for the Fiscal Year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.        Attached hereto as Schedule 1 are the interim management financial statements required by Section 10.1.1(b) of the Loan Agreement for the fiscal quarter of Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements]

1.        Attached hereto as Schedule 1 are the interim management financial statements required by Section 10.1.1(c) of the Loan Agreement for the fiscal month of Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with historical practices as of such date for such period.

2.        The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3.        There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Loan Agreement, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers or the other applicable Obligors have taken or propose to take with respect thereto.

4.        The representations and warranties of the Parent and its Subsidiaries contained in Section 9 of the Loan Agreement, and/or any representations and warranties of the Borrowers or any other Obligor that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5.        The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________.

CALLAWAY GOLF COMPANY, as Parent

By:
Name:
Title:

1 To be provided whether or not a Covenant Trigger Period is in effect.

For the Quarter/Month/Year ended _________ (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

1.        Section 10.3 – Financial Covenants

A.	EBITDA

	1.	net income:	$

	2.	plus interest expense:	$

	3.	plus non-cash stock compensation expense:	$

	4.	plus provision for income taxes:	$

	5.	plus depreciation and amortization:	$

	6.	plus other non-cash expenses (except to the extent representing a reserve or accrual for cash expenses in another period):	$

	7.	minus gains or plus losses arising from the sale of capital assets:	$

	8.	minus gains arising from the write-up of assets:	$

	9.	minus extraordinary gains:	$

	10.	minus any gains on account of a transaction which results in Parent receiving Top Golf Proceeds:	$

	11.	plus the transaction expenses incurred during the 2017 Fiscal Year in an aggregate amount not to exceed $4,000,000:	$

	12.	plus one-time transaction expenses incurred with respect to any Debt incurrence permitted by Section 10.2.3:	$

	13.	Total EBITDA:	$

B.    Fixed Charges

	1.	Cash interest expense:	$

	2.	plus principal payments on Borrowed Money:	$

	3.	plus Distributions:	$

	4.	Total Fixed Charges:	$

C.	Fixed Charge Coverage Ratio

	1.	EBITDA:	$

	2.	minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans or Term Loans):	$

	3.	minus cash taxes paid:	$

divided by

	4.	Fixed Charges:	$

	5.	minus any Excluded Stock Repurchases:	$

	6.	Fixed Charge Coverage Ratio:		_______ to 1.0

D.	Leverage Ratio

	1.	Funded Debt:	$

divided by

	2.	EBITDA:	$

	3.	Leverage Ratio:		_______ to 1.0

E.	Minimum Required:

	1.	If there are any Term Loans or Term Loan Commitment outstanding as of the last day of any Fiscal Quarter:

	Fixed Charge Coverage Ratio:	1.25 to 1.0

	Leverage Ratio of no greater than	4.0 to 1.0

	In compliance?	Yes____ No____

2.	If there are no Term Loans or Term Loan Commitment outstanding:

	Fixed Charge Coverage Ratio:	1.0 to 1.0

	In compliance?[2]	Yes____ No____

2 Only required if Covenant Trigger Period is in effect.

EXHIBIT E

to

Third Amended and Restated

Loan and Security Agreement

FORM OF MORTGAGE

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Morgan, Lewis & Bockius LLP 300 S. Grand Avenue, 22nd Floor Los Angeles, California 90071 Attn: Christopher Exberger, Esq.

SPACE ABOVE LINE RESERVED FOR OFFICIAL RECORDER’S USE

DEED OF TRUST, ASSIGNMENT OF LEASES,

SECURITY AGREEMENT AND FIXTURE FILING

by

CALLAWAY GOLF COMPANY

as Grantor

to

FIRST AMERICAN TITLE INSURANCE COMPANY

as Trustee

for the benefit of

BANK OF AMERICA, N.A., Administrative Agent

as Beneficiary

Dated as of [____________, 2017]

Property located at:

2180 RUTHERFORD ROAD

CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA

THIS SECURITY INSTRUMENT IS ALSO A FIXTURE FILING UNDER SECTION

9502 OF THE CALIFORNIA UNIFORM COMMERCIAL CODE

DEED OF TRUST, ASSIGNMENT OF LEASES,

SECURITY AGREEMENT AND FIXTURE FILING

THIS DEED OF TRUST, ASSIGNMENT OF LEASES, SECURITY AGREEMENT AND FIXTURE FILING (as the same may be amended, modified, renewed, restated, extended, substituted and replaced from time to time, this “Deed of Trust”) is made as of [                    , 2017], by CALLAWAY GOLF COMPANY, a Delaware corporation (“Grantor”), having an office at 2180 Rutherford Road, Carlsbad, California 92008, to FIRST AMERICAN TITLE INSURANCE COMPANY (“Trustee”), having a business address for notice at 1737 North First Street, Suite 500, San Jose, California 95112, for the benefit of BANK OF AMERICA, N.A., a national association (“Beneficiary”), as administrative agent for the Lenders (as defined in the Loan Agreement (as hereinafter defined)), having an office at 333 South Hope Street, Suite 1300, Los Angeles, California 90071.

WITNESSETH:

WHEREAS, Grantor, together with Callaway Golf Sales Company, a California corporation (“Callaway Sales”), Callaway Golf Ball Operations, Inc., a Delaware corporation (“Callaway Operations”), Ogio International Inc., a Utah corporation (“Ogio”), Travis Mathew Retail, LLC, a California limited liability company (“Travis Mathew Retail”), travisMathew, LLC, a California limited liability company (“travisMathew” and together with Travis Mathew Retail, Grantor, Callaway Sales, Callaway Operations, and Ogio, collectively, “U.S. Borrowers”), Callaway Golf Canada LTD., a Canada corporation (“Canadian Borrower”), Callaway Golf Europe LTD., a company organized under the laws of England (registered number 02756321) (“U.K. Borrower” and together U.S. Borrowers and Canadian Borrower, collectively, “Borrowers”), Lenders and Beneficiary, as Administrative Agent, have entered into that certain Third Amended And Restated Loan And Security Agreement dated as of the date hereof (as the same may be amended, modified, renewed, restated, extended, substituted and replaced from time to time, the “Loan Agreement”), pursuant to which Lenders, subject to the terms and conditions contained therein, are to make certain loans to Borrowers in the aggregate principal amount of up to Three Hundred Sixty Million and 00/100 Dollars ($360,000,000.00) (collectively, the “Loan”); and

WHEREAS, Grantor is the owner of fee simple title to that certain tract of land located in the City of Carlsbad, County of San Diego, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof, together with all buildings, structures and other improvements now or hereafter located thereon or constituting a part thereof (collectively, the “Property”); and

WHEREAS, to induce Lenders to make the Loan to Borrowers and to Borrowers’ payment of the Loan and the other obligations described below, Grantor has agreed to execute and deliver this Deed of Trust.

GRANTING CLAUSES

NOW, THEREFORE, to secure to Beneficiary and Lenders (i) the repayment of all sums due under this Deed of Trust, the Loan Agreement, the other Loan Documents (for all purposes herein, the “Loan Documents” shall be defined as such term is defined in the Loan Agreement); (ii) the performance of all terms, conditions and covenants set forth in the Loan Documents; and (iii) all other obligations or indebtedness of Grantor to Beneficiary of whatever kind or character and whenever borrowed or incurred arising in connection with the Loan or under any agreement signed by Grantor that states it is secured by this Deed of Trust, including without limitation, principal, interest, fees, late charges and expenses, including reasonable attorneys’ fees (subsections (i), (ii) and (iii) collectively, the “Obligations”), Grantor has granted and conveyed and by these presents DOES HEREBY GRANT, CONVEY AND ASSIGN TO TRUSTEE, ITS SUCCESSORS AND ASSIGNS, IN TRUST FOR THE BENEFIT OF BENEFICIARY, WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION pursuant to the terms hereof all of Grantor’s right, title and interest now owned or hereafter acquired in and to each of the following (collectively, the “Collateral”):

(a)        the Property;

(b)        all easements, rights of way, licenses, privileges, hereditaments, permits and appurtenances hereafter belonging to or inuring to the benefit of the Property and all right, title and interest of Grantor in and to the land lying within any street or roadway adjoining any of the Property and all right, title and interest of Grantor in and to any vacated or hereafter vacated streets or roads adjoining any of the Property and any and all reversionary or remainder rights;

(c)        all real estate fixtures or items that by agreement of the parties may be deemed to be such fixtures, now or hereafter owned by Grantor, or in which Grantor has or hereafter obtains an interest, and now or hereafter located in or upon the Property, or now or hereafter attached to, installed in, or used in connection with any of the Property, including, but not limited to, any and all portable or sectional buildings, bathroom, plumbing, heating, lighting, refrigerating, ventilating and air-conditioning apparatus and equipment, garbage incinerators and receptacles, elevators and elevator machinery, boilers, furnaces, stoves, tanks, motors, sprinkler and fire detection and extinguishing systems, doorbell and alarm systems, window shades, screens, awnings, screen doors, storm and other detachable windows and doors, mantels, partitions, built-in cases, counters and other fixtures whether or not included in the foregoing enumeration (collectively, “Fixtures”), but excluding racking, machinery, equipment, and other property that is readily removable and is not primarily used in the operation of the Property;

(d)        all of the right, title and interest of Grantor in and to any award or awards made by any municipal, county, state or federal authorities to the owners of any of the Property, or the Fixtures, or the appurtenances relating to the Property, or the Leases (as defined below) or the Personal Property (as defined below), including, without limitation, any award or awards, or settlements or payments, or other compensation hereafter made resulting from (x) condemnation proceedings or the taking of the Property, or the Fixtures, or such appurtenances, or the Leases or the Personal Property, or any part thereof, under the power of eminent domain, (y) the alteration of grade or the location or discontinuance of any street adjoining the Property or any portion thereof, or (z) any other injury to or decrease in value of the Property (collectively, “Awards”);

(e)        all leases now or hereafter entered into with respect to the Property, or any portion thereof, and all rents, issues,3 profits, revenues, earnings and royalties therefrom, and all right, title and interest of Grantor thereunder, including, without limitation, cash, letters of credit, or securities deposited thereunder to secure performance by the tenants or occupants of their obligations thereunder, whether such cash, letters of credit, or securities are to be held until the expiration of the terms of such leases or occupancy agreements or applied to one or more of the installments of rent coming due prior to the expiration of such terms, including, without limitation, the right to receive and collect the rents thereunder (collectively, “Leases”);

(f)        all purchase and sale agreements now or hereafter entered into with respect to the Property, or any portion thereof, including, without limitation, cash, letters of credit or securities deposited thereunder to secure performance by the purchasers of their obligations thereunder (collectively, “Purchase and Sale Agreements”); and

(g)        all the following personal property now owned or at any time hereafter acquired by Grantor used in connection with the Property: the security deposits; utility deposits; any insurance or tax reserves deposited with Beneficiary or any Lender; claims to rebates, refunds or abatements of real estate taxes or any other taxes; contract rights; plans and specifications; licenses, permits, approvals and other rights; the rights of Grantor under contracts with respect to the Property or any portion of the personal property related thereto; signs, brochures, advertising, the name by which the Property is known and any variation of the words thereof; all proceeds paid for any damage or loss to all or any portion of the Property, the Fixtures, the appurtenances related to the Property, or any other portion of the Property or personal property related thereto; all Awards; all Leases; all Purchase and Sale Agreements; all books and records; and all proceeds, products, additions, accessions, substitutions and replacements to any one or more of the foregoing.

TO HAVE AND TO HOLD the above granted and conveyed Collateral unto and to the proper use and benefit of Trustee, its successors and assigns, in fee simple, forever.

IN TRUST, HOWEVER, upon the express condition, that if all the Obligations are paid in full, or Grantor otherwise effectuates a release of this Deed of Trust pursuant to the Loan Agreement, then Beneficiary (and/or Trustee, upon request by Beneficiary) will provide a release of the Collateral from the lien of this Deed of Trust and termination statements for filed financing statements, if any, to Grantor. Upon the recording of such release and the filing of such termination statements, this Deed of Trust shall automatically terminate and become null and void.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement and the other Loan Documents. If any such term is defined in more than one Loan Document, the meaning of such term herein shall be the cumulative and collective meaning of such term as set forth in all Loan Documents.

AND Grantor covenants and agrees with and represents to Beneficiary as follows:

2. REPRESENTATIONS AND WARRANTIES.

Grantor hereby represents, covenants and warrants to Beneficiary as follows.

2.1.        Title to Collateral.  Grantor warrants its title to the Property, subject only to Permitted Liens (as defined in the Loan Agreement)

2.2.        Permitted Liens.  The grant of the Collateral made pursuant to this Deed of Trust shall be with general warranty, subject to the Permitted Liens.

2.3.        Authority; No Encumbrances.  The Collateral is now free and clear of all encumbrances whatsoever except Permitted Liens, and Grantor has good right and lawful authority to mortgage and convey the same in the manner and form hereby mortgaged and conveyed.

2.4.        Governmental Filings.  Other than the recording of this Deed of Trust and the filing of financing statements with the appropriate recording and filing offices in the state where the Collateral is located, no approval, authorization or other action by, or filing with, any federal, state, or local commission, board or agency, by Grantor is required under existing law in connection with the execution and delivery by Grantor of this Deed of Trust.

2.5.        No Leases.  Except as otherwise disclosed in writing to Beneficiary, there are presently in effect no leases of the Collateral or any part thereof.

2.6.        Absence of Litigation.  Except as otherwise disclosed in writing to Beneficiary, there are no proceedings or investigations pending or, to Grantor’s knowledge, threatened against the Collateral, Grantor, or any of its businesses, operations, or condition (financial or otherwise), that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to be determined adversely to Grantor, and if so determined, to have a Material Adverse Effect. Grantor is not in default with respect to any order, writ, injunction, decree or demand of any court or any administrative agency or governmental authority affecting the Collateral or the use thereof except as otherwise disclosed in the Loan Agreement.

2.7.        Compliance with Law.  Grantor has duly complied, and the Collateral and its business operations are in compliance, in all material respects, with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance issued to Grantor under any Applicable Law, except where such noncompliance has been cured or could not reasonably be expected to have a Material Adverse Effect.

3. CERTAIN COVENANTS AND CONDITIONS.

Grantor covenants and agrees as follows.

3.1.        Payment and Performance.  Grantor shall pay and perform the Obligations in full when they are required to be performed. Subject to the Loan Agreement, Grantor hereby irrevocably authorizes Beneficiary to apply any and all amounts received by Beneficiary in repayment of amounts due under the Loan Documents first to amounts that are not guaranteed pursuant to the terms of any guaranty and then to amounts that are guaranteed pursuant to the terms of any guaranty. Grantor hereby waives any and all rights it has or may have under Section 2822 of the California Civil Code which provides that if a guarantor is “liable upon only a portion of an obligation and the principal provides partial satisfaction of the obligation, the principal may designate the portion of the obligation that is to be satisfied.”

3.2.        Governmental Charges.  Without limiting the generality of Section 10.1.4 of the Loan Agreement, Grantor shall pay before the same become delinquent all taxes, charges, sewer use fees, water rates and assessments of every name and nature, if applicable or related to the Collateral or any larger tax parcel of which the Collateral is a part, or any interest therein, or applicable or related to any of the Obligations, that, if unpaid, might by law become a lien or charge upon all or any part of the Collateral unless the same are being Properly Contested.

3.3.        Provision for Payment of Governmental Charges and Other Obligations.  To assure the payment of all taxes, charges, sewer use fees, water rates, ground rents and assessments of every name and nature properly due and oweable, or any other obligations that may have or acquire priority over this Deed of Trust, and that are assessed or payable with reference to the Collateral, upon the occurrence and during the continuance of an Event of Default, Grantor, if so requested by Beneficiary, shall deposit with Beneficiary, on the first day of each month, a sum reasonably determined by Beneficiary to be sufficient to provide, in the aggregate, a fund adequate to pay any such amounts at least thirty (30) days before the same become delinquent; and whenever Beneficiary reasonably determines sums accumulated under the provisions of this Section 3.3 to be insufficient to meet the obligation for which such deposits were made, Grantor shall pay, within ten (10) business days after demand of Beneficiary, any amount required to cover the deficiency therein. Beneficiary shall apply every such deposit directly against the obligation with reference to which it was made (provided that if any unapplied deposits exist following any sale on foreclosure, such unapplied deposits may be applied to any unpaid Obligations owing to Beneficiary) at least thirty (30) days before the same become delinquent . Such deposits may, to the fullest extent permitted by law, be commingled with other assets of Beneficiary and, in the discretion of Beneficiary, invested by Beneficiary for its own account, without any obligation to pay income from such investment, or interest on such deposits, to Grantor, or to account to Grantor for such income in any manner.

3.4.        Maintenance of Collateral; Alterations; Inspections.  Grantor shall keep and maintain the Collateral in as good repair and condition as the same now is or may hereafter be put (ordinary wear and tear and damage by casualty or condemnation excepted; damage from casualty is not excepted if any proceeds of corresponding insurance claims are made available for repair, restoration or replacement of the damaged property), shall make all such needful and proper repairs, replacements, additions and improvements thereto as shall be reasonably necessary in Grantor’s business judgment for the proper conduct of its business thereon, and shall not permit or commit waste on the Collateral. Grantor shall not permit removal of anything that constitutes a part of the Collateral without the consent of Beneficiary except (i) as permitted by the Loan Agreement and (ii) that Grantor may remove personal property or fixtures that have become obsolete, provided that Grantor shall substitute personal property or fixtures of reasonably equal utility and reasonably equal or greater value for the items so removed. Grantor shall have the right at all times to make or permit such alterations, improvements or new construction, structural or otherwise, (herein sometimes called collectively “alterations”), of or on the Collateral to be made in all cases subject to the following conditions:

(a)        all work done in connection with any alterations shall be done with reasonable promptness and in a reasonable and workmanlike manner;

(b)        the cost of all alterations shall be paid when due so as to keep the Collateral free of all liens except inchoate liens and liens that are being Properly Contested;

(c)        no alterations of any kind shall be made to the Collateral that shall reduce the value of the Collateral in any material respect; and

(d)        no alteration involving an estimated cost of materials and construction labor as reasonably estimated by Beneficiary in excess of $5,000,000 shall be undertaken without the prior written consent of Beneficiary, which shall not be unreasonably withheld or delayed.

All construction on the Property shall comply with, and each and every part of the Collateral shall be maintained and used in accordance with, all applicable federal, state and local laws and governmental regulations, and any lawful private restrictions or other requirements or provisions, relating to the maintenance or use thereof. Grantor shall allow Beneficiary and its authorized representatives, or agents, including third-party property appraisers, environmental engineers, architects, engineers, inspectors, and Beneficiary’s employees, to enter upon the Collateral upon reasonable prior notice and during normal business hours and to inspect the Property, or any part thereof, and shall assist Beneficiary and such representatives or agents in effectuating said entries and inspections. Grantor shall at all times have the right to have a representative present during any such inspections by Beneficiary and its authorized representatives, or agents.

3.5.      Condemnation Awards and Insurance Proceeds.

(a)        The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Grantor to Beneficiary and, at the request of Beneficiary, shall be paid directly to Beneficiary: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Property or Collateral; (iii) all proceeds of any insurance policies (whether or not expressly required by Beneficiary to be maintained by Grantor, including earthquake insurance and terrorism insurance, if any) payable by reason of loss sustained to all or any part of the Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and the provisions of clause (b) below, and without regard to any requirement contained in this Deed of Trust, Beneficiary may at its discretion apply all or any of the proceeds it receives to its reasonable and customary expenses in settling, prosecuting or defending any claim and may apply the balance to the Obligations in such order and amounts as Beneficiary in its sole discretion may choose, and/or Beneficiary may release all or any part of the proceeds to Grantor upon any conditions Beneficiary may impose. Beneficiary may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Beneficiary; provided, however that in no event shall Beneficiary be responsible for any failure to collect any claim or award, except to the extent that the cause of such failure was the bad faith or willful misconduct of Beneficiary or its employees or agents.

(b)        Notwithstanding the provisions of clause (a) above, provided that no Event of Default exists, Beneficiary shall permit insurance or condemnation proceeds held by Beneficiary to be used for repair or restoration. However, if such proceeds exceed One Million Dollars ($1,000,000) then Beneficiary may condition such application upon reasonable conditions, including: (i) the deposit with Beneficiary of such additional funds which Beneficiary reasonably determines are needed to pay all costs of the repair or restoration (including taxes, financing charges, insurance and rent during the repair period to the extent of any shortfall in income from the Property during such repair or restoration, including from rental or business interruption insurance proceeds); (ii) the establishment of an arrangement for lien releases and disbursement of funds reasonably acceptable to Beneficiary; (iii) the delivery to Beneficiary of plans and specifications for the work, a contract for the work signed by a contractor reasonably acceptable to Beneficiary, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be reasonably acceptable to Beneficiary; and (iv) the delivery to Beneficiary of evidence reasonably acceptable to Beneficiary (aa) that after completion of the work the income from the Property will be sufficient to pay all expenses for the Property (including from rental or business interruption insurance proceeds); (bb) that upon completion of the work, the size, capacity and total value of the Property will be at least as great as it was before the damage or condemnation occurred; (cc) that there has been no material adverse change in the financial condition or credit of Grantor since the date of this Deed of Trust (except resulting from such casualty or condemnation); and (dd) of the satisfaction of any additional conditions that Beneficiary may reasonably establish to protect its security. Grantor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within one hundred twenty (120) days of receipt by Beneficiary of such insurance or condemnation proceeds, then Beneficiary may apply such insurance or condemnation proceeds to pay the Obligations.

3.6.      Assignment of Leases and Rents; Leasing Matters.  Grantor hereby absolutely and irrevocably assigns to Beneficiary all of its right, title and interest in and to all rents, issues, profits, royalties, income and other proceeds and similar benefits derived from the Collateral (collectively, the “Rents”) and hereby irrevocably appoints Beneficiary its true and lawful attorney-in-fact, at Beneficiary’s option at any time after the occurrence and during the continuance of an Event of Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, either in Grantor’s name, Beneficiary’s name or in any Lender’s name for all Rents.

(a)        License to Collect. Notwithstanding the foregoing assignment of the Rents, so long as no Event of Default has occurred and is continuing, Grantor shall have a license to collect all Rents (but no more than one month in advance), to demand, receive and enforce payment, to give receipts, releases and satisfactions, to sue to collect same, and to retain and enjoy the same.

(b)        Collection and Application of Rents by Beneficiary. While any Event of Default exists, (i) Grantor’s license to collect the Rents shall automatically terminate, without notice, (ii) Beneficiary may at any time, without notice, in person, by agent or by court-

appointed receiver, and without regard to the adequacy of any security for the Obligations, enter upon any portion of the Collateral and/or, with or without taking possession thereof, in its own name sue for or otherwise collect the Rents (including past due amounts), and (iii) promptly following demand by Beneficiary therefor, Grantor shall deliver to Beneficiary all prepaid Rents, deposits relating to Rents, and all other Rents then held by or thereafter collected by Grantor. All Rents collected by or delivered to Beneficiary may only be applied by Beneficiary against the Obligations, in accordance with the Loan Agreement. No application of Rents against any Obligations or other action taken by Beneficiary under this Section 3.6 shall be deemed to cure or waive any Event of Default, or to invalidate any other action taken in response to such Event of Default, or to make Beneficiary a mortgagee-in-possession of the Collateral.

(c)    Further Assignments. Upon Beneficiary’s reasonable request from time to time, and consistent with the terms of this Section 3.6, Grantor shall promptly execute and deliver to Beneficiary, in form and substance reasonably satisfactory to Beneficiary, recordable assignments of Grantor’s interest in any leases, subleases, contracts, licenses, permits and other documents and agreements to which Rents relate; provided however, that no such assignment shall be construed to impose upon Beneficiary or any Lender any obligation with respect thereto.

(d)    Leases; Assignments; Subordination. Grantor shall not lease the Collateral or any part thereof without the prior written consent of Beneficiary (not to be unreasonably withheld or delayed so long as no Event of Default exists), except for leases permitted pursuant to Section 10.2.5 of the Loan Agreement. If Grantor shall enter into a lease, Grantor shall faithfully keep, observe and satisfy all the obligations on the part of the lessor to be kept, performed and satisfied under every lease from time to time in force with reference to the Collateral, and shall not alter or terminate any such lease, or any guarantee of such lease, except in the ordinary course of business, or accept any rentals for more than one month in advance. At any time on notice from Beneficiary, Grantor shall submit to Beneficiary for examination all such leases.

3.7.    Encumbrances. Grantor shall not create or permit to be created or permit to exist any encumbrance on the Collateral (other than any lien for property taxes not yet due and payable, the Permitted Liens and as otherwise permitted under the Loan Agreement) even if such encumbrance is inferior to this Deed of Trust, without the prior express written consent of Beneficiary.

3.8.    Transfers of Ownership. Grantor shall not sell or permit any transfer of any interest in the Collateral, or any part thereof, without the prior express written consent of Beneficiary except as expressly permitted by the Loan Agreement.

3.9.    Priority of Lien; After-Acquired Collateral. This Deed of Trust is and will be maintained as a valid lien on the Collateral subject only to the Permitted Liens. All property of every kind acquired by Grantor and located on the Collateral or for use with the Collateral after the date hereof that, by the terms hereof, is required or intended to be subjected to the lien of this Deed of Trust shall, immediately upon the acquisition thereof by Grantor, and without any further mortgage, conveyance, assignment or transfer, become subject to the lien of this Deed of

Trust. Grantor will do, execute, acknowledge and deliver all and every such further conveyances, mortgages, and assurances as Beneficiary shall reasonably require for accomplishing the purposes of this Deed of Trust. If any action or proceeding shall be instituted to recover possession of the Collateral or for the foreclosure of any other mortgage or for any other purpose affecting the Collateral or this Deed of Trust, Grantor will immediately, upon service thereof on or by Grantor, deliver to Beneficiary a true copy of each precept, petition, summons, complaint, notice of motion, order to show cause, and all other process, pleadings and papers, however designated, served in any such action or proceeding.

3.10.    Security Agreement. This Deed of Trust shall constitute a security agreement and fixture filing under Article 9 of the California Uniform Commercial Code (the “UCC”) in each applicable jurisdiction with respect to Collateral now owned or hereafter acquired by Grantor that constitutes personal property subject to Article 9 of the UCC (collectively, the “Personal Property”). Grantor has granted and does hereby grant Beneficiary a security interest in the Personal Property and in all additions and accessions thereto, renewals and replacements thereof and all substitutions therefor and proceeds thereof for the purpose of securing all Obligations now or hereafter secured by this Deed of Trust. The following provisions relate to such security interest:

(1)    Grantor hereby irrevocably authorizes Beneficiary at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that contain any information required by Article 9 of the UCC or any such filing office for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether Grantor is an organization, the type of organization and any organizational identification number issued to Grantor. Grantor agrees to provide any such information to Beneficiary promptly upon request. Grantor also ratifies its authorization for Beneficiary to have filed in any filing office in any UCC jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Grantor shall pay to Beneficiary, from time to time, upon demand, any and all costs and expenses incurred by Beneficiary in connection with the filing of any such initial financing statements and amendments, including reasonable attorneys’ fees and all disbursements. Such costs and expenses shall bear interest at the annual interest rate applicable to overdue payments under the Loan Agreement from the date paid by Beneficiary until the date repaid by Grantor, and such costs and expenses, together with such interest, shall be part of the Obligations and shall be secured by this Deed of Trust.

(2)    Upon the occurrence and during the continuance of an Event of Default, Beneficiary shall have the rights and remedies of a secured party under the UCC as well as all other rights and remedies available at law or in equity or under this Deed of Trust.

(3)    This Deed of Trust shall also constitute a “fixture filing” under Article 9 of the UCC against all of the Collateral constituting goods that are or that are to become fixtures. Grantor is the record owner of the real estate described on Exhibit A hereto. The collateral is described herein, some of which is or may become fixtures on the real estate described on Exhibit A hereto. The names and mailing addresses of the debtor (“Grantor” herein) and secured party (“Beneficiary” herein) are set forth on the first page of this Deed of Trust. Grantor is a corporation organized under the laws of the State of Delaware and its organizational number is [3040253].

(4)    Terms defined in the UCC and not otherwise defined in this Deed of Trust shall have the same meanings in this Paragraph as are set forth in the UCC. In the event that a term is used in Article 9 of the UCC and also in another Article, the term used in this Paragraph is that used in Article 9.

4. DEFAULT AND REMEDIES.

4.1.    Default; Exercise of Remedies. If an Event of Default shall have occurred and be continuing then Beneficiary may exercise the remedies provided under this Deed of Trust, under the Loan Agreement, under any and all other instruments and documents providing security for the Obligations, or under the laws of the state where the Collateral is situated, or any one or more of such remedies.

4.2.    Remedies Cumulative. No remedy herein conferred on Beneficiary is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing.

4.3.    Right of Beneficiary to Cure an Event of Default. If an Event of Default with respect to Grantor’s obligations hereunder regarding the Property shall have occurred and be continuing, Beneficiary shall have the right, but without any obligation so to do, to cure such default for the account of Grantor and to make any payment or take any action necessary to effectuate such cure. If Beneficiary shall make any payment or take action in accordance with this Section 4.3, Beneficiary will give to Grantor written notice of the making of any such payment or the taking of any such action. In any such event, Beneficiary and any person designated by Beneficiary shall have, and is hereby granted, the right to enter upon the Property at reasonable times from time to time for the purpose of taking any such action, and all monies expended by Beneficiary in connection therewith (including, but not limited to, reasonable legal expenses and disbursements), together with interest thereon at the annual interest rate applicable to overdue payments under the Loan Agreement, from the date of each such expenditure, shall be paid by Grantor to Beneficiary forthwith upon demand by Beneficiary, and shall be secured by this Deed of Trust.

4.4.    Foreclosure and Sale.

(a)    If an Event of Default shall have occurred and be continuing, Beneficiary may direct Trustee to exercise all of the powers, and Trustee shall have all of the rights, set forth in the California Civil Code, except that to the extent permitted by law any advertisement required in connection with the sale of the Collateral may be made either (i) once a week for two successive weeks, or (ii) once a day for three consecutive days, in a weekly or daily newspaper, as the case may be, that is published in, or has a general circulation in, the county or city wherein the Collateral is situated, at the discretion of Trustee. Upon completion of any sale, Trustee shall execute and deliver to the purchaser a good and sufficient deed of conveyance, or assignment and transfer, lawfully conveying, assigning and transferring the property sold. Beneficiary may bid and become the purchaser at any sale under this Deed of Trust.

(b)    Upon foreclosure, Trustee shall be entitled to retain as compensation a commission in a reasonable amount to be agreed upon by the holder of the Obligations and Trustee, but not exceeding the amount permitted by law.

(c)    Any real property or any interest or estate therein sold pursuant to this Deed of Trust, pursuant to any writ of execution issued on a judgment obtained by virtue of this Deed of Trust or the other Loan Documents, or pursuant to any other judicial proceedings under this Deed of Trust or other Loan Documents, may be sold in one parcel, as an entirety, or in such parcels and in such manner or order as Beneficiary, in its sole discretion, may elect.

(d)    Any proceeds of any such sale or disposition shall not cure any Event of Default or reinstate any Obligation for purposes of 2924c of the California Civil Code.

4.5.    Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary may petition a court of competent jurisdiction to appoint a receiver of the Collateral. To the extent permitted by applicable law, such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of Grantor at the time of application for such receiver, without regard to the then value of the Collateral or whether the Collateral shall be then occupied as a homestead or not, and without regard to whether Grantor has committed waste or allowed deterioration of the Collateral. Such receiver shall have the power to perform all of the acts permitted Beneficiary pursuant to Section 3.6 above and such other powers that may be necessary or customary in such cases for the protection, possession, control, management and operation of the Collateral during such period.

4.6.    Possession. During the continuance of an Event of Default, Beneficiary may enter upon and take possession of the Collateral, with or without legal action, lease the Collateral, collect therefrom all rentals and, after deducting all costs of collection and administration expense, apply the net rentals to any one or more of the following items in such manner and in such order of priority as Beneficiary, in Beneficiary’s sole discretion, may elect: the payment of any sums due under any prior lien, taxes, water and sewer rents, charges and claims, insurance premiums and all other carrying charges, to the maintenance, repair or restoration of the Collateral, or on account of the Obligations. During the continuance of an Event of Default, Beneficiary is given full authority to do any act that Grantor could do in connection with the management and operation of the Collateral. This covenant is effective either with or without any action brought to foreclose this Deed of Trust and without applying for a receiver of such rents. Upon Beneficiary’s demand after the occurrence and during the continuance of an Event of Default, Grantor shall vacate and surrender possession of the Collateral to Beneficiary or to such receiver, and if Grantor does not vacate and surrender possession of the Collateral then Grantor may be evicted by summary proceedings.

4.7.    Operation of Mortgaged Collateral. During the continuance of an Event of Default, Beneficiary may hold, lease, manage, operate or otherwise use or permit the use of the Collateral, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as Beneficiary may deem to be prudent and reasonable under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Beneficiary shall deem reasonably necessary or desirable), and apply all rents, profits and other amounts collected in connection therewith in accordance with the other provisions of this Deed of Trust.

4.8.    Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute or judicial decision exempting the Collateral from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of Beneficiary’s or, as applicable, Trustee’s election to exercise or its actual exercise of any right, remedy or recourse provided for under the Loan Documents or at law or in equity, and (c) any right to a marshalling of assets (including any rights provided by California Civil Code Sections 2899 and 3433) or a sale in inverse order of alienation.

4.9.    Rights as a Secured Party. Beneficiary shall have, in addition to other rights and remedies available at law or in equity, the rights and remedies of a secured party under the UCC. Beneficiary may elect to foreclose upon such of the Collateral as then comprise fixtures pursuant either to the law applicable to foreclosure of an interest in real estate or to that applicable to personal property under the UCC. To the extent permitted by law, Grantor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

4.10.    Excess Monies. During the continuance of an Event of Default, Beneficiary may apply on account of the Obligations any unexpended monies still retained by Beneficiary that were paid by Grantor to Beneficiary: (a) for the payment of, or as security for the payment of taxes, assessments or other governmental charges, insurance premiums, or any other charges; or (b) to secure the performance of some act by Grantor.

4.11.    Uniform Commercial Code. If the provisions of the UCC are applicable to any property or security given to secure the Obligations that is sold in combination with or as a part of the Collateral, or any part thereof, at one or more foreclosure sales, any notice required under such provisions shall, to the extent permitted by applicable law, be fully satisfied by the notice given in execution of the power of sale or other provision in accordance with which the sale of real property pursuant to such foreclosure is held with respect to the Collateral or any part thereof.

4.12.    Rights Cumulative. Each right, power and remedy conferred upon Beneficiary by this Deed of Trust, the Loan Agreement and by all other documents evidencing or securing the Obligations and conferred by law or in equity is cumulative and in addition to every other right, power and remedy herein or therein set forth or otherwise so existing, may be exercised from time to time, as often, and in such order, as may be deemed expedient by Beneficiary, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy, and no delay or omission of, or discontinuance by, Beneficiary in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any default or acquiescence therein. To constitute a waiver, there must be a writing signed by an officer of Beneficiary and directed to Grantor, specifying the waiver.

5. MISCELLANEOUS.

5.1.    Notices. All notices, requests and other communications hereunder shall be made in writing and shall be given in the manner set forth in the Loan Agreement.

5.2.    Substitute Trustee. Beneficiary may, at any time and from time to time, without notice, at Beneficiary’s discretion, remove Trustee and appoint a substitute trustee (the “Substitute Trustee”) by filing in the records where this Deed of Trust is recorded an instrument affecting such removal and appointment. A Substitute Trustee shall be vested with title to the Collateral and with all rights, powers, and duties of the original Trustee herein and all provisions hereof pertaining to Trustee shall similarly affect any Substitute Trustee. The necessity of Trustee, or any Substitute Trustee, making oath or giving bond is expressly waived.

5.3.    Successors and Assigns; Joint and Several Liability; Partial Invalidity. All the covenants and agreements of Grantor herein contained shall be binding upon Grantor and the successors and assigns of Grantor. In case any one or more of the provisions of this Deed of Trust may be found to be invalid, or unenforceable for any reason or in any respect, such invalidity or unenforceability shall not limit or impair enforcement of any other provision thereof.

5.4.    Modification. No change, amendment, modification, cancellation or discharge of this Deed of Trust, or any part hereof, shall be valid unless in writing and signed by the parties hereto or their respective successors and assigns.

5.5.    Captions. Section headings are inserted for convenience of reference only, do not form part of this Deed of Trust and shall be disregarded for purposes of the interpretation of the terms of this Deed of Trust.

5.6.    Governing Law. This Deed of Trust and the perfection and enforcement of the lien and security interest hereunder (and any financing statement filed in connection herewith) shall be governed by and construed and enforced in accordance with the laws of the State of California.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Grantor has executed under seal this Deed of Trust as of the day and year first set forth above.

CALLAWAY GOLF COMPANY,
a Delaware corporation

By:
Name:
Title:

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
)
COUNTY OF	)

On ____________________, before me, _________________________, Notary Public, personally appeared _________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(seal)

[Signature and Acknowledgment Page to Deed of Trust (San Diego County, CA)]

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Carlsbad, County of San Diego, State of California, described as follows:

PARCEL “B” AND PARCEL “C” OF ADJ 303, CE 403 PER CERTIFICATE OF COMPLIANCE DOCUMENT NO. 85-415646, RECORDED NOVEMBER 5, 1985, IN THE CITY OF CARLSBAD, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWEST CORNER OF SAID PARCEL “B”; THENCE ALONG THE NORTHERLY LINE OF SAID PARCEL “B”, SOUTH 70°11'22" EAST 323.05 FEET; THENCE SOUTH 87°05'09" EAST 332.80 FEET TO THE NORTHWEST CORNER OF SAID PARCEL “C”; THENCE CONTINUING SOUTH 87°05'09" WEST 126.31 FEET; THENCE NORTH 08°43'38" EAST 15.64 FEET TO A POINT IN THE NORTH LINE OF LOT 9 OF CARLSBAD TRACT NO. 81-10, UNIT 2, ACCORDING TO MAP NO. 10330 AS FILED IN THE COUNTY RECORDER OF SAN DIEGO COUNTY, FEBRUARY 18, 1982 AND AS ESTABLISHED PER CERTIFICATE OF COMPLIANCE RECORDED NOVEMBER 14, 1984 AS DOCUMENT NO. 84-429574 OF OFFICIAL RECORDS AND RECORD OF SURVEY MAP NO. 10028; THENCE ALONG SAID NORTH LINE OF LOT 9, NORTH 82°20'30" EAST 70.59 FEET; THENCE LEAVING SAID NORTH LINE, ALONG THE EAST LINE OF SAID PARCEL “C” SOUTH 14°58'58" EAST 405.32 FEET TO A POINT IN THE SOUTH LINE OF SAID PARCEL “C” ALSO BEING THE NORTHERLY LINE OF RUTHERFORD ROAD (72.00 FEET WIDE); THENCE SOUTHWESTERLY ALONG SAID NORTHERLY LINE OF RUTHERFORD ROAD, SOUTH 75°01'02" WEST 323.04 FEET TO THE BEGINNING OF CURVE, CONCAVE NORTHERLY, HAVING A RADIUS OF 864.00 FEET; THENCE WESTERLY ALONG SAID CURVE 516.49 FEET THROUGH A CENTRAL ANGLE OF 34°15'01"; THENCE NORTH 70°43'57" WEST 328.47 FEET TO THE BEGINNING OF A CURVE, CONCAVE NORTHEASTERLY HAVING A RADIUS OF 564.00 FEET; THENCE NORTHWESTERLY ALONG SAID CURVE 6.22 FEET THROUGH A CENTRAL ANGLE OF 00°37'56"; THENCE LEAVING SAID NORTHERLY LINE OF RUTHERFORD ROAD, NORTH 23°28'08" EAST 494.42 FEET TO THE POINT OF BEGINNING.

SAID PROPERTY BEING DESCRIBED IN A CERTIFICATE OF COMPLIANCE RECORDED MAY 12, 1998 AS INSTRUMENT NO. 1998-0276731 OF OFFICIAL RECORDS.

APN: 212-070-25-00

Exhibit A-1